UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
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KLA Corporation

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Keep Looking Ahead

2025 Proxy Statement

Annual Meeting
Wednesday, November 5, 2025 12:00 PM P.S.T.

KLA

Cautionary Statement Regarding Forward-Looking Statements

This proxy statement contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact may be forward-looking statements. You can identify these and other forward-looking statements by the use of words such as “may,” “will,” “could,” “would,” “should,” “expects,” “plans,” “anticipates,” “relies,” “believes,” “estimates,” “predicts,” “intends,” “potential,” “continues,” “thinks,” “seeks,” “commits,” “targets,” or the negative of such terms, or other comparable terminology. Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements. Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties that may cause actual results to differ materially from the forward-looking statements, including unexpected delays, difficulties, and expenses in executing against our environmental, climate or other Environmental, Social, and Governance (ESG) targets, goals and commitments outlined in this document, including, but not limited to, our efforts to reduce our greenhouse gas emissions, as well as changes in laws or regulations affecting us, such as changes in cybersecurity, data privacy, environmental, safety and health laws, and other risks as disclosed in our most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission (the “SEC”). You are cautioned not to place undue reliance on these forward-looking statements, and we expressly assume no obligation and do not intend to update the forward-looking statements in this report after the date hereof. In addition, some of the statements contained in this proxy statement may rely on third-party information and projections that management believes to be reputable; however, we do not independently verify or audit this information, and any inaccuracies or deviations in such information and projections may materially impact our ability to execute on our strategy, achieve our goals, or otherwise adversely impact our business.

This proxy statement contains ESG-related statements based on hypothetical scenarios and assumptions as well as estimates that are subject to a high level of uncertainty, and these statements should not necessarily be viewed as being representative of current or actual risk or performance, or forecasts of expected risk or performance. In addition, historical, current, and forward-looking environmental and social-related statements may be based on standards for measuring progress that are still developing, and internal controls and processes that continue to evolve. Forward-looking and other statements in this report, including regarding our corporate responsibility and sustainability progress, plans, and goals, are in some instances informed by various stakeholder expectations, including certain third-party standards and frameworks; as such, the inclusion of such statements is not an indication that these matters are necessarily material for the purposes of complying with or reporting pursuant to the U.S. federal securities laws and regulations, even if we use the word “material” or “materiality” in this report or elsewhere. We cannot guarantee strict adherence to framework recommendations or that our approach will strictly align with the preferences of any particular stakeholder. Our disclosures may change due to revisions in framework requirements, availability of information, changes in our business or applicable governmental policy, or other factors, some of which may be beyond our control. In addition, non-financial information, such as that included in parts of this proxy statement, is subject to greater potential limitations than financial information, given the methods used for calculating or estimating such information. Historical, current, and forward-looking environmental and social-related statements are also based on standards and metrics, as well as standards for the preparation of any underlying data for those metrics, that are still developing and internal controls and processes that continue to evolve. For example, we note that standards and expectations regarding greenhouse gas (GHG) accounting and the processes for measuring and counting GHG emissions and GHG emission reductions are evolving, and it is possible that our approaches both to measuring our emissions and to reducing emissions and measuring those reductions may be, either currently by some stakeholders or at some point in the future, considered inconsistent with common or best practices with respect to measuring and accounting for such matters, and reducing overall emissions. While these are based on expectations and assumptions believed to be reasonable at the time of preparation, they should not be considered guarantees. If our approaches to such matters are perceived to fall out of step with common or best practice, we may be subject to additional scrutiny, criticism, regulatory and investor engagement or litigation, any of which may adversely impact our business, financial condition, or results of operations. Separately, the standards and performance metrics used, and the expectations and assumptions they are based on, have not, unless otherwise expressly specified, been verified by us or any third party.

Website references throughout this document are provided for convenience only, and the content on the referenced websites is not incorporated by reference into this document.

 | 2025 Proxy Statement

i

Notice of Annual Meeting of

 Stockholders

September 23, 2025

To our stockholders:

YOUR VOTE IS IMPORTANT

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of KLA Corporation (“KLA,” “we,” “us,” “our” or the “Company”), a Delaware corporation, will be held on Wednesday, November 5, 2025, at 12:00 p.m. PST, in the Plus Building of our Milpitas headquarters, located at One Technology Drive, Milpitas, California 95035, for the following purposes:

1.	To elect the ten candidates nominated by our Board of Directors (the “Board”) to serve as directors for one-year terms, each until his or her successor is duly elected and qualified.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2026.

3.	To approve on a non-binding, advisory basis our named executive officer compensation.

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on September 10, 2025, are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. A complete list of such stockholders will be open to the examination of any stockholder for a period of ten days prior to the Annual Meeting for a purpose germane to the Annual Meeting at the Company’s offices at One Technology Drive, Milpitas, California 95035.

For admission to the Annual Meeting, stockholders should come to the stockholder check-in table. Those who hold shares of our common stock in their own names should provide identification and have their ownership verified against the list of registered stockholders as of the close of business on the record date, September 10, 2025. Those who have beneficial ownership of stock through a broker, bank or other nominee must bring account statements or letters from the broker, bank or other nominee indicating that they owned our common stock as of the close of business on the record date, September 10, 2025. To vote at the meeting, those who have beneficial ownership of stock through a broker, bank or other nominee must bring a legal proxy, which can be obtained only from the broker, bank or other nominee.

Sincerely,
Richard P. Wallace President and Chief Executive Officer Milpitas, California

This Notice of Annual Meeting of Stockholders, Proxy Statement and form of proxy are being made available electronically and mailed on or about September 23, 2025.

All stockholders are cordially invited to attend the Annual Meeting in person; however, regardless of whether you expect to attend the Annual Meeting in person, we encourage you to vote as soon as possible. You may vote by proxy over the Internet or by telephone, or, if you received paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on the proxy card or voting instruction card. Voting over the Internet, by telephone or by written proxy or voting instruction card will ensure your representation at the Annual Meeting regardless of whether you attend in person.

 | 2025 Proxy Statement

ii | Table of Contents

1	Proxy Summary

3	Fiscal Year 2025 Performance Highlights

4	Proposal One: Election of Directors

5	Information About the Board of Directors and its Committees

5	Board Leadership Structure

5	The Board’s Role in Oversight of Risk

7	Audit Committee

7	Compensation and Talent Committee

7	Risk Considerations in Our Compensation Programs

8	Nominating and Governance Committee

8	Evaluation of Director Candidates

8	Majority Vote Policy

9	Director Qualifications

10	Director Nominee Skills Matrix

11	Nominees for Election at the 2025 Annual Meeting

17	Director Compensation

20	Our Corporate Governance Practices

20	Adopting and Maintaining Governance Standards

20	Monitoring Board Effectiveness

20	Policy on Director Time Commitments

20	Conducting Formal Independent Director Sessions

20	Hiring Outside Advisors

20	Avoiding Conflicts of Interest

21	Communications with the Board

21	Standards of Business Conduct; Whistleblower Hotline and Website

21	Ensuring Auditor Independence

21	Compensation and Talent Committee Interlocks and Insider Participation

21	Stockholder Nominations to the Board

21	Majority Vote Policy

21	Stockholder Outreach

22	Insider Trading Policy

22	Environmental, Social and Governance (ESG)

29	Proposal Two: Ratification of Appointment of PricewaterhouseCoopers LLP as Our Independent Registered Public Accounting Firm for the Fiscal Year Ending June 30, 2026

29	Audit Committee Recommendation

29	Attendance at the Annual Meeting

30	Fees

30	Pre-Approval Policies and Procedures

30	Independence Assessment by Audit Committee

31	Proposal Three: Approval of Our Named Executive Officer Compensation

32	Information About Executive Officers

35	Security Ownership of Certain Beneficial Owners and Management

35	Principal Stockholders

36	Directors and Management

 | 2025 Proxy Statement

iii

37	Executive Compensation and Other Matters

37	Compensation Discussion and Analysis

37	Executive Summary

37	Fiscal Year 2025 Highlights

38	Multi-Year Growth

40	KLA’s Executive Compensation Program at a Glance

40	Compensation and Talent Committee Decision Making – Approval Procedures Overview and Market Data

43	Key Pay Practices in Our Executive Compensation Program and Last Year’s “Say on Pay” Vote

44	Elements of Compensation

45	CEO Compensation at a Glance

45	Base Salary

45	Short-Term Executive Incentive Bonus Plan

49	Long-Term Incentives

53	Employee Benefits and Perquisites

55	Compensation and Talent Committee Report

56	Executive Compensation Tables

56	Summary Compensation Table

58	Grants of Plan-Based Awards

60	Outstanding Equity Awards at Fiscal Year End

62	Option Exercises and Stock Vested

62	Nonqualified Deferred Compensation

65	Potential Payments Upon Termination or Change in Control

70	Pay Ratio Disclosure

73	Certain Relationships and Related Transactions

74	Equity Compensation Plan Information

75	Report of the Audit Committee

76	Questions and Answers

82	Information for KLA Annual Meeting of Stockholders on November 5, 2025, 12:00 p.m. PST

Helpful Resources

Annual Meeting

Proxy Statement & Annual Report

Board of Directors

Investor Relations

Environmental Social Governance (ESG)

Governance Documents

Corporate governance documents and policies, including:

    Corporate Governance Standards

    Committee Charters

    Standards of Business Conduct

 | 2025 Proxy Statement

Proxy Summary

This summary does not contain all of the information you should consider when casting your vote. You should read the complete Proxy Statement before voting.

ANNUAL MEETING OF STOCKHOLDERS

Time and Date 12:00 p.m. PST November 5, 2025	Place One Technology Drive, Milpitas, California 95035	Record Date Close of business on September 10, 2025

STOCKHOLDER VOTING MATTERS

Proposal	Board’s Voting Recommendation	Page Reference

Election of 10 Directors Named in this Proxy Statement	FOR Each Nominee	4

Ratification of Appointment of our Independent Registered Public Accounting Firm	FOR	29

Advisory Vote to Approve Named Executive Officer Compensation	FOR	31

 | 2025 Proxy Statement

2  | Proxy Summary

DIRECTORS WHO SERVED ON THE BOARD DURING FISCAL YEAR 2025

Current Directors and Principal Occupation			Director Since	Current Other Public Company Boards	Committees*
	Independent	Age			AC	CTC	NGC

Robert Calderoni Former Chairman and Interim President and Chief Executive Officer of Citrix Systems, Inc.	Yes	65	2007	Hewlett Packard Enterprise Company	🌑		Chair

Jeneanne Hanley Former Senior Vice President and President of E-Systems Division of Lear Corporation	Yes	52	2019	QuantumScape Corporation		🌑

Emiko Higashi** Founder of Tohmon Capital Partners, LLC	Yes	66	2010	Takeda Pharmaceutical Company Rambus, Inc.	🌑

Kevin Kennedy Former Chairman of Quanergy Systems, Inc.	Yes	69	2007	Digital Realty Trust, Inc. UL Solutions Inc.	Chair		🌑

Michael McMullen Former Senior Advisor of Agilent Technologies, Inc.	Yes	64	2023	Bristol-Myers Squibb Company		🌑

Gary Moore** Former Executive Chairman and Chief Executive Officer of ServiceSource International, Inc.	Yes	76	2014	None		Chair	🌑

Victor Peng Former President, Adaptive, Embedded, and AI Group of Advanced Micro Devices, Inc.	Yes	65	2019	Microchip Technology, Inc.		🌑

Jamie Samath Executive Vice President, Chief Financial Officer and Enterprise Technology Leader of Intuitive Surgical, Inc.	Yes	55	2025	None	🌑

Susan Taylor Former Chief Accounting Officer of Meta Platforms, Inc.	Yes	56	2025	Pure Storage, Inc.	🌑

Richard Wallace President and Chief Executive Officer of KLA Corporation	No	65	2006	Marvell Technology, Inc.

Former Directors

Marie Myers*** Executive Vice President and Chief Financial Officer of Hewlett Packard Enterprise Company

Robert Rango**** Former President and Chief Executive Officer of Enevate Corporation

* As of September 10, 2025

** Ms. Higashi and Mr. Moore are not standing for reelection to the Board at the Annual Meeting.

*** Ms. Marie Myers, who retired at the 2024 annual meeting of stockholders, was independent during her term of service on our Board in fiscal year 2025.

**** Mr. Robert Rango, who retired on May 8, 2025, was independent during his term of service on our Board in fiscal year 2025.

AC = Audit Committee     CTC = Compensation and Talent Committee     NGC = Nominating and Governance Committee

 | 2025 Proxy Statement

GOVERNANCE HIGHLIGHTS

Board and Governance Information*

Size of the Board	10	Independent Chair	Yes

Number of Independent Directors	9	Proxy Access	Yes

Average Age of Directors	59.3	Stockholder Action by Written Consent	No

Average Tenure of Directors	6.9 years	Stockholder Ability to Call Special Meeting	No

Annual Election of Directors	Yes	Poison Pill	No

Women/Men	30% / 70%	Stock Ownership Guidelines for Directors and Executive Officers	Yes

Ethnic/Racial Diversity	20%	Anti-Hedging and Pledging Policies	Yes

Majority Voting in Director Elections	Yes	Clawback Policy	Yes

* The information in this table reflects only the directors nominated. The demographic information is based on voluntary self-identification by each nominee.

Fiscal Year 2025

 Performance Highlights

(Dollars in thousands)

Total revenues $12,156,162 23.9% from FY24	Net income attributable to KLA $4,061,643 47.1% from FY24	Dividends and stock repurchases $3,054,540 21.8% from FY24

 | 2025 Proxy Statement

4  | Proposal One: Election of Directors

Proposal One: Election of

 Directors

NOMINEES

Eight incumbent directors and two candidates for director are nominated for election at the Annual Meeting. We would like to thank Emiko Higashi and Gary Moore, who are retiring at the end of their current term, for their service on the Board. The Nominating and Governance Committee, consisting solely of independent directors as determined under the rules of the NASDAQ Stock Market, recommended the nominees listed in this Proposal One. Based on that recommendation, the members of the Board resolved to nominate such individuals for election.

Information regarding the business experience, qualifications, attributes and skills of each nominee is provided below under the section entitled “Nominees for Election at the 2025 Annual Meeting.”

There are no family relationships among our executive officers and directors or nominees for director.

The ten candidates nominated by the Board for election as directors by the stockholders are:

Robert Calderoni;	Michael McMullen;

Jason Conley;	Victor Peng;

Tracy Embree;	Jamie Samath;

Jeneanne Hanley;	Susan Taylor; and

Kevin Kennedy;	Richard Wallace.

If elected, each nominee will serve as a director for a one-year term expiring at our 2026 annual meeting of stockholders. Each director will hold office until his or her successor is duly elected and qualified, or until his or her death, resignation or removal. If any nominee declines to serve or becomes unavailable for any reason, or a vacancy occurs before the election, the proxies may be voted for such substitute nominees as the Board may designate. As of the date of this Proxy Statement, the Board is not aware of any nominee who is unable or who will decline to serve as a director.

VOTE REQUIRED AND RECOMMENDATION

Under our bylaws, in any uncontested election of directors (an election in which the number of nominees does not exceed the number of directors to be elected), any nominee who receives a greater number of votes cast “FOR” his or her election than votes cast “AGAINST” his or her election will be elected. In accordance with our bylaws, the Nominating and Governance Committee has established procedures under which any director who is not elected shall offer to tender his or her resignation to the Board following certification of the stockholder vote. The Nominating and Governance Committee, composed entirely of independent directors, will consider the offer of resignation and recommend to the Board the action to be taken. The Board will take action on the recommendation, and we will publicly disclose the Board’s decision and the rationale behind it, within 90 days following certification of the stockholder vote. In making their respective decisions, the Nominating and Governance Committee and Board will take into consideration all factors they deem relevant. The director who tenders his or her resignation will not participate in the decisions of the Nominating and Governance Committee or the Board regarding his or her resignation.

The Board unanimously recommends a vote “FOR” each of the director nominees.

 | 2025 Proxy Statement

Information About the

 Board of Directors and its

 Committees

THE BOARD OF DIRECTORS

Our Board held a total of four meetings during the fiscal year ended June 30, 2025. All directors other than Mr. Wallace are independent within the meaning of the NASDAQ Stock Market director independence standards.

The Board has three standing committees: the Audit Committee, the Compensation and Talent Committee, and the Nominating and Governance Committee. Each committee is comprised entirely of independent directors, meets regularly and has a written charter approved by the Board, all of which are available on our website at http://ir.KLA.com, along with our Standards of Business Conduct, Corporate Governance Standards and other governance-related information. The Board and each committee periodically review the committee charters. In addition, at each quarterly Board meeting, a member of each committee reports on any significant matters addressed by the committee.

During the fiscal year ended June 30, 2025, each of the incumbent directors attended at least 75% of the aggregate of the total number of meetings (a) of the Board held during the period for which such person served as a director and (b) held by all Board committees on which such director served (during the periods that such director served).

Although we do not have a formal policy mandating attendance by members of the Board at our annual meetings of stockholders, we do have a formal policy encouraging their attendance at such meetings. All of the directors serving on our Board at the time attended last year’s annual meeting of stockholders.

Board Leadership Structure

KLA currently separates the positions of Chief Executive Officer and Chairman of the Board. Since November 2022, Robert Calderoni, one of our independent Directors, has served as our Chairman of the Board. The responsibilities of the Chairman of the Board include: setting the agenda for each Board meeting, in consultation with the Chief Executive Officer; chairing the meetings of the Board; presiding at executive sessions; facilitating and conducting, with the Nominating and Governance Committee, the annual self-assessments by the Board and each standing committee of the Board, and periodic individual director assessments; and conducting, with the Compensation and Talent Committee, a formal evaluation of the Chief Executive Officer in the context of compensation reviews.

Separating the positions of Chief Executive Officer and Chairman of the Board allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management. The Board believes that having an independent director serve as Chairman of the Board is the appropriate leadership structure for KLA at this time.

However, our Corporate Governance Standards permit the roles of the Chairman of the Board and the Chief Executive Officer to be filled by the same or different individuals. This provides the Board with flexibility to determine whether the two roles should be combined in the future based on our needs and the Board’s assessment of our leadership from time to time. Our Corporate Governance Standards provide that, in the event the Chairman of the Board is not an independent Director, the independent members of the Board will designate a “lead independent director.”

The Board’s Role in Oversight of Risk

Our Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its oversight role, our Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. The involvement of the Board in working with management to establish our business strategy at least annually is a key part of its oversight of risk management, its assessment of

 | 2025 Proxy Statement

6  | Information about the Board of Directors and its Committees management’s appetite for risk and its determination of what constitutes an appropriate level of risk for KLA. In addition, the Board periodically reviews our overall risk environment and risk management efforts. The Board and its committees also regularly receive updates from management (including representatives of our legal and internal audit teams) regarding certain risks that we face, including industry, business, macroeconomic, litigation, cybersecurity and other operating risks.

While our Board is ultimately responsible for risk oversight, our Board has delegated to the Audit Committee the primary responsibility for the active oversight of our enterprise risk management activities. As set forth in our Audit Committee charter, our Audit Committee is not only responsible for overseeing, among other matters, risk management of financial matters, the adequacy of our risk-related internal controls, financial reporting, compliance with our Standards of Business Conduct, and internal investigations, and cybersecurity. The Audit Committee also discusses at least annually KLA’s risk assessment, risk mitigation framework and major financial risk exposures, as well as the steps our management has taken to monitor and control those exposures. Our Audit Committee reports its findings and activities to the Board at each quarterly Board meeting.

In addition, our other Board committees each oversee certain aspects of risk management. Our Compensation and Talent Committee oversees risks related to our compensation and human capital policies and practices, and our Nominating and Governance Committee oversees governance-related risks, such as Board independence, environmental, social and governance (“ESG”) matters, conflicts of interest and management and director succession planning. The committees report their findings and activities to the Board.

While the Board is responsible for risk oversight, management is responsible for risk management. KLA maintains an effective internal controls environment and has processes to identify and manage risk, including an executive risk committee comprised of representatives from our legal, human resources, finance, global operations, internal audit, procurement, and risk and compliance teams. This committee reports to our Chief Executive Officer and has oversight of the various risk assessment, monitoring and controls processes across the Company.

The current composition of the committees of the Board is as follows:

Director	Audit	Compensation and Talent	Nominating and Governance

Robert Calderoni	✓		Chair

Jeneanne Hanley		✓

Emiko Higashi	✓

Kevin Kennedy	Chair		✓

Michael McMullen		✓

Gary Moore		Chair	✓

Victor Peng		✓

Jamie Samath	✓

Susan Taylor	✓

Richard Wallace

We expect the committee composition to be as follows immediately following the Annual Meeting:

Director	Audit	Compensation and Talent	Nominating and Governance

Robert Calderoni		✓	Chair

Jason Conley	✓

Tracy Embree		✓

Jeneanne Hanley		✓

Kevin Kennedy	Chair		✓

Michael McMullen		Chair	✓

Victor Peng		✓

Jamie Samath	✓

Susan Taylor	✓

Richard Wallace

 | 2025 Proxy Statement

AUDIT COMMITTEE

Current Members: Robert Calderoni, Emiko Higashi, Kevin Kennedy (Chair), Jamie Samath and Susan Taylor.

Meetings Held During Fiscal Year 2025: 8

Primary Responsibilities: The Audit Committee is responsible for appointing and overseeing the work of our independent registered public accounting firm, reviewing cybersecurity initiatives, approving the services performed by our independent registered public accounting firm, and reviewing and evaluating our accounting principles and system of internal accounting controls. In addition, the head of our Internal Audit function, who is supervised by our Chief Financial Officer, formally reports to the Audit Committee and provides updates at each quarterly meeting.

Independence: The Board has determined that each of the members of the Audit Committee meets the independence requirements (including the heightened requirements for Audit Committee members) of NASDAQ and under the rules and regulations of the SEC, and has no material relationship with KLA (including any relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment as a director) outside of their service on the Board and its committees.

The Board has determined that each of Messrs. Calderoni, Kennedy and Samath and Ms. Taylor is an “audit committee financial expert” within the meaning of the rules and regulations promulgated by the SEC.

Following the Annual Meeting, Mr. Kennedy will remain the Audit Committee Chair and we expect that Mr. Conley will join the Audit Committee. We expect that Mr. Calderoni will transition from the Audit Committee to the Compensation and Talent Committee on October 1, 2025.

COMPENSATION AND TALENT COMMITTEE

Current Members: Jeneanne Hanley, Michael McMullen, Gary Moore (Chair) and Victor Peng.

Meetings Held During Fiscal Year 2025: 6

Primary Responsibilities: The Compensation and Talent Committee reviews and either approves or recommends to the Board (depending upon the compensation plan and the executive involved) our executive compensation policies and programs and administers our employee equity award plans. The Compensation and Talent Committee also reviews and, except with respect to our Chief Executive Officer and Chairman of the Board, has the authority to approve the cash and equity compensation for our executive officers and for members of the Board. The Compensation and Talent Committee also reviews our human capital initiatives and administers our compensation recovery policy. See “Compensation Discussion and Analysis—Compensation and Talent Committee Decision Making-Approval Procedures Overview and Market Data” for more information concerning the procedures and processes the Compensation and Talent Committee follows in setting such compensation and implementing the various cash and equity compensation programs in effect for such individuals, including the retention of an independent compensation consultant to provide relevant market data and advice.

Independence: The Board has determined that each of the members of the Compensation and Talent Committee meets the independence requirements (including the heightened requirements for Compensation and Talent Committee members) of NASDAQ and under the rules and regulations of the SEC, and has no material relationship with KLA (including any relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment as a director) outside of their service on the Board and its committees.

Following the Annual Meeting, Mr. McMullen will be the Compensation and Talent Committee Chair and we expect that Ms. Embree will join the Compensation and Talent Committee.

Risk Considerations in Our Compensation Programs

Our management conducted an extensive review and analysis of the design and operation of KLA’s compensation practices, policies and programs for all employees, including our NEOs (as that term is defined elsewhere in this Proxy Statement), to assess the risks associated with those practices, policies and programs. Our Compensation and Talent Committee has reviewed the results of that analysis, including the underlying plan data and a risk assessment of significant elements of our compensation program. Based on this review and assessment, we and our Compensation and Talent Committee do not believe our compensation program encourages excessive or inappropriate risk-taking for the following reasons:

Our use of different types of compensation provides a balance of short-term and long-term incentives with fixed and variable components;

 | 2025 Proxy Statement

8  | Information about the Board of Directors and its Committees

Our equity awards (including awards of performance-based restricted stock units (“PRSUs”), to the extent earned) typically vest over a three- or four-year period, encouraging participants to look to long-term appreciation in equity values;

The metrics used to determine the amount of a participant’s bonus under our incentive bonus plans and the number of shares earnable under our annual PRSUs focus on Company-wide measures such as Operating Margin Dollars and relative free cash flow margin, metrics that the Compensation and Talent Committee believes encourage the generation of profitable revenue and drive long-term stockholder value;

Our bonus plans impose caps on bonus awards to limit windfalls;

Our system of internal control over financial reporting, Standards of Business Conduct and whistleblower processes, among other things, are intended to reduce the likelihood of manipulation of our financial performance to enhance payments under our performance-based compensation plans; and

Our insider trading policy provides that our employees may not enter into hedging transactions involving our common stock (“Common Stock”), in an effort to prevent employees who receive equity awards from insulating themselves from the effects of changes in our stock price.

NOMINATING AND GOVERNANCE COMMITTEE

Current Members: Robert Calderoni (Chair), Kevin Kennedy and Gary Moore.

Meetings Held During Fiscal Year 2025: 4

Primary Responsibilities: The Nominating and Governance Committee is primarily responsible for identifying and evaluating the qualifications of all candidates for election to the Board, as well as reviewing corporate governance policies and procedures and assessing stockholder proposals related to governance matters. The Nominating and Governance Committee assesses the appropriate size and composition of the Board, the effectiveness of its leadership structure, and whether any vacancies on the Board are expected, and monitors our ESG initiatives.

Independence: The Board has determined that each of the members of the Nominating and Governance Committee meets the independence requirements of NASDAQ, and has no material relationship with KLA (including any relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment as a director) outside of their service on the Board and its committees.

Following the Annual Meeting, Mr. Calderoni will remain the Nominating and Governance Committee Chair and we expect Mr. McMullen will join the Nominating and Governance Committee.

Evaluation of Director Candidates

In the event that vacancies are anticipated, or otherwise arise, the Nominating and Governance Committee considers potential candidates that may come to its attention through current members of the Board, professional search firms, management, stockholders or other persons. In evaluating properly submitted stockholder recommendations, the Nominating and Governance Committee uses the evaluation standards discussed in further detail below and seeks to achieve a balance of knowledge, background, experience and capability on the Board.

It is the Nominating and Governance Committee’s policy to consider candidates for the Board recommended by, among other persons, stockholders who have owned at least one percent of our outstanding shares for at least one year and who state that they have an intent to continue as a substantial stockholder for the long term. Stockholders wishing to nominate candidates for the Board must notify our Corporate Secretary in writing of their intent to do so and provide us with certain information set forth in Article II, Section Eleven of our bylaws and all other information regarding nominees that is required to be provided pursuant to Regulation 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), or as otherwise requested by the Nominating and Governance Committee.

Majority Vote Policy

We maintain a governance policy applicable to uncontested director elections (elections in which the number of nominees does not exceed the number of directors to be elected) requiring that directors receive majority support in such elections. Under our bylaws, in any uncontested director election, any nominee who receives a greater number of votes cast “FOR” his or her election than votes cast “AGAINST” his or her election will be elected. In accordance with our bylaws, the Nominating and Governance Committee has established procedures under which any director who is not elected shall offer to tender his or

 | 2025 Proxy Statement

her resignation to the Board following certification of the stockholder vote. The Nominating and Governance Committee, composed entirely of independent directors, will consider the offer of resignation and recommend to the Board the action to be taken. The Board will take action on the recommendation, and we will publicly disclose the Board’s decision and the rationale behind it, within 90 days following certification of the stockholder vote. In making their respective decisions, the Nominating and Governance Committee and Board will take into consideration all factors they deem relevant. The director who tenders his or her resignation will not participate in the decisions of the Nominating and Governance Committee or the Board regarding his or her resignation.

Director Qualifications

The Board believes that the skill set, backgrounds and qualifications of our directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. In addition, the Board believes that there are certain attributes that every director should possess, such as demonstrated business or academic achievements, the highest ethical standards and a strong sense of professionalism. Accordingly, the Board and the Nominating and Governance Committee consider the qualifications of directors and director candidates individually and in the broader context of the Board’s overall composition and KLA’s current and future needs.

In considering candidates for director nomination, including evaluating any recommendations from stockholders as set forth above, the Nominating and Governance Committee considers candidates who have demonstrated executive experience or significant high-level experience in accounting, finance or a technical field or industry applicable to KLA. As set forth in our Corporate Governance Standards, the Nominating and Governance Committee takes into account all factors it considers appropriate when evaluating director candidates, which include strength of character, mature judgment, career specialization and the extent to which the candidate would fill a present need on the Board. In addition, with every candidate search, the Board considers the value of a broad range of experiences, areas of expertise and unique perspectives. With respect to new Board members, it is the standard practice of the Nominating and Governance Committee to engage a third-party recruiting firm to identify a slate of individuals for consideration as Board candidates based on the above-mentioned criteria. In nominating Messrs. Samath and Conley and Mses. Taylor and Embree to the Board, the Nominating and Governance Committee had the assistance of an executive search firm which provided a list of potential candidates having the skill set, background and qualifications for directors sought by the Board.

In addition, the Nominating and Governance Committee annually reviews with the Board the appropriate skills and characteristics required of directors in the context of the current composition of the Board. In seeking a broad mix of backgrounds, the Nominating and Governance Committee seeks a variety of occupational and personal backgrounds on the Board in order to obtain a range of viewpoints and perspectives. This annual assessment enables the Board to update the skills and experience it seeks in the Board as a whole, and in individual directors, as KLA’s needs evolve and change over time.

In evaluating director candidates, including incumbent directors for re-nomination to the Board, the Nominating and Governance Committee has considered all of the criteria described above. When assessing an incumbent director, the Nominating and Governance Committee also considers the director’s past performance on and contributions to the Board. Among other things, the Nominating and Governance Committee has determined that it is important to have individuals with the following skills and experiences on the Board:

Current or former executives who demonstrate strong leadership qualities and possess significant operating experience that together enable them to contribute practical business advice to the Board and management, strategies regarding change and risk management, and valuable insight into developing, implementing and assessing our operating plan and business strategy;

A deep understanding of the key issues relevant to technology companies, including specific knowledge regarding the semiconductor industry, which is vital in understanding and reviewing our business goals and challenges, as well as our product development and acquisition strategies;

Substantial international experience, which is particularly important given our global presence and the international nature of our customer base;

An understanding of finance and related reporting processes. In the case of members of our Audit Committee, we seek individuals with demonstrated financial expertise with which to evaluate our financial statements and capital structure;

Corporate governance experience obtained from service as Board members and/or executives for other publicly traded companies, which we believe results in a greater sense of accountability for management and the Board and enhanced protection of stockholder interests; and

Contribution to the Board’s overall mix of background and viewpoint.

 | 2025 Proxy Statement

10  | Information about the Board of Directors and its Committees

Director Nominee Skills Matrix

Director Nominee Skills Matrix

Public Company. Experience with reporting obligations, investor interaction, corporate securities rules, and public company governance.	●	●	●	●	●	●	●	●	●	●

Global Business. Broad exposure to companies or organizations having a significant global presence, including developing and managing business in markets around the world, communicating in different cultures, and understanding different geopolitical situations.

	●	¡	●	●	●	●	●	●	●	●

Corporate Governance. Adhering to bylaws and charters; experience in setting and adhering to corporate governance agenda for a board of directors; knowledge and understanding of governance planning, implementation and review processes; experience in encouraging management accountability and protecting stockholder interests.

	●	●	●	●	●	●	¡	●	●	●

Corporate Financing/Capital Allocation. Experience in making capital allocation decisions; experience in financing or capital markets transactions.	●	●	¡	●	●	●	●	●	●	●

Financial Expertise/Literacy. Experience in accounting or financial reporting, including understanding of internal controls; experience in overseeing such reporting and controls.	●	●	¡	●	●	●	¡	●	●	●

Information Services and Technology. Experience, knowledge and understanding of information services industry; significant experience with technology, science and innovation; basic knowledge of various IT solutions, experience in overseeing the implementation of such solutions and using such solutions to improve business performance; particular experience with social media and developing online platforms.

	●	●	¡	¡	●	●	●	●	●	●

Legal/Public/Regulatory. Expertise in compliance with applicable governmental regulations; experience in legal and regulatory matters, and corporate compliance and ethics policies; experience in managing the effects of government policies and regulations.

	●	¡	●	¡	●	●	¡	●	●	●

Risk Management. Experience in the management of critical business and/or legal risk; understanding of risk management functions, including risk profiles and appetite statements, scenario planning, crisis management, risk identification/classification and similar functions; history of leadership roles in risk management across a number of organizations; ability to think strategically about risk across several organizations; ability to provide oversight and advice relating to risk.

	●	●	●	●	●	●	●	●	●	●

Business Operations. Experience managing supply chain risk and functionality; operating within and through economic cycles; ramping up and ramping down significant employee base; appropriate staffing decisions across numerous functions and operational channels.

	●	¡	●	●	●	●	●	●	●	●

Business Development and Strategic Planning. Superior knowledge and understanding of business development, strategic planning, implementation, and review processes; experience in leading strategy discussion at the board level; experience in strategy development with more than one organization; strategic agenda-setting experience; experience with developing and implementing strategies for growth and/or downsizing, including mergers and acquisitions, joint ventures, and divestitures.

	●	●	●	●	●	●	●	●		●

Human Resource, Executive Compensation and Talent Management. Broad experience in executive development, performance, and compensation; experience with HR processes and strategies and efforts to attract, motivate, and retain candidates for key positions; experience in talent development.

	●	●	●	●	●	●	●	●	●	●

Cybersecurity/Data Privacy. Experience in overseeing and managing cybersecurity and data privacy risks; history of leadership roles in cybersecurity risk management; degrees, certifications, or other background in cybersecurity.

	¡	●			●	¡	¡	¡	¡	●

Industry. Experience in the semiconductor industry; perspective and knowledge of semiconductor-related information, including insight into the industry’s challenges and opportunities.	●			¡	●	●	●	●	¡	●

●	Denotes extensive experience, knowledge, and/or expertise and indicates a primary qualification supporting the Director’s nomination.	¡	Denotes an area in which the director has demonstrated proficiency and indicates an ancillary qualification supporting the Director’s nomination.

 | 2025 Proxy Statement

NOMINEES FOR ELECTION AT THE 2025 ANNUAL MEETING

Robert Calderoni

Director Since: 2007 Age: 65 Board Committees: Audit Nominating and Governance (Chair)

Background

Mr. Calderoni has more than 30 years of executive experience in the technology industry. He is the former Chairman and Interim President and Chief Executive Officer of Citrix Systems, Inc., retiring in December 2022. Mr. Calderoni was appointed Interim President and CEO at Citrix in October 2021. Mr. Calderoni was the Executive Chairman at Citrix from July 2015 to December 2018. From October 2015 to January 2016, Mr. Calderoni served as the interim Chief Executive Officer and President of Citrix. Prior to that, he was President of SAP AG’s cloud business following SAP’s October 2012 acquisition of Ariba, Inc., a leading provider of cloud software solutions where he served as Chairman and Chief Executive Officer. Prior to the acquisition, Mr. Calderoni served as Chief Executive Officer and a member of the Board of Directors of Ariba from October 2001 until the company was acquired, and he also served as Ariba’s Chairman of the Board of Directors from July 2003 until the acquisition date. Before becoming Chief Executive Officer of Ariba, Mr. Calderoni served as Ariba’s Chief Financial Officer from January 2001 to October 2001. Prior to joining Ariba, Mr. Calderoni was Chief Financial Officer at Avery Dennison Corporation, a global manufacturing company. He also held numerous senior financial executive positions at major technology companies, including Senior Vice President Finance at Apple Inc., and Vice President Finance at IBM.

As a former senior executive officer of Citrix, SAP and Ariba, Mr. Calderoni provides our Board with extensive and relevant leadership and international operations experience in the technology industry. In addition, Mr. Calderoni is well-qualified to serve as Chairman of the Board as a result of his over 20 years of experience as a finance executive, including his past service as the Chief Financial Officer of two publicly traded technology companies. As a current Board member of one other public company, Mr. Calderoni also has familiarity with a range of corporate governance issues.

Other U.S. Public Company Boards:

	Hewlett Packard Enterprise Company (since 2025) Ansys, Inc. (2020 to 2025) Citrix Systems, Inc. (2014 to 2022)	Logmein, Inc. (2017 to 2020)

Jason Conley

Director Nominee Age: 50

Background

Mr. Conley has served as Executive Vice President and Chief Financial Officer of Roper Technologies, Inc. (“Roper”), a company that operates market leading businesses that design and develop vertical software and technology enabled products for a variety of defensible niche markets, since February 2023. Mr. Conley joined Roper in 2006 and served as the company’s Chief Accounting officer along with leadership roles in financial planning and analysis, investor relations, and CFO for a Roper operating company. Mr. Conley has been instrumental in transforming Roper from a diversified industrial to a leading vertical software and technology enterprise. Mr. Conley earlier served in roles of increasing responsibility at Honeywell International and Deloitte. Mr. Conley received a BA from the University of Washington and an MBA from the Kellogg School of Management.

Mr. Conley’s extensive experience as a finance executive and experience managing the internal audit and financial operations functions brings an important and valuable perspective to our Board.

Other U.S. Public Company Boards:

None

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12  | Information about the Board of Directors and its Committees

Tracy Embree

Director Nominee Age: 52

Background

Ms. Embree is the former President of Otis Americas, a division of Otis Worldwide Corporation (“Otis”), the world’s leading elevator and escalator manufacturing, installation and service company, having served in that role from October 2023 to April 2025. Prior to joining Otis, Ms. Embree spent 23 years with Cummins Inc. in various global leadership roles, including President of the Distribution Business. Ms. Embree has served on the Board of Directors for Lennox International Inc. since June 2025 and previously served on the Board for Louisiana-Pacific Corporation from February 2016 to May 2025. Ms. Embree holds a bachelor’s degree in chemical engineering from Massachusetts Institute of Technology and an MBA from Harvard Business School.

Ms. Embree’s qualifications for Board service include her extensive experience in industrial strategy, emerging technologies, sustainable solutions and operational expertise.

Other U.S. Public Company Boards:

Lennox International, Inc. (since 2025) Louisiana-Pacific Corporation (2016 to 2025)

Jeneanne Hanley

Director Since: 2019 Age: 52 Board Committees: Compensation and Talent

Background

Ms. Hanley held various positions at Lear Corporation, a designer and manufacturer of automotive seating systems and electrical distribution systems and related components, from 1994 until January 2019, most recently serving as Senior Vice President and President of the E-Systems Division. Other positions at Lear Corporation she held included Corporate Vice President, Global Surface Materials, Corporate Vice President, Americas Seating Business Unit and Vice President, Global Strategy and Business Development. Ms. Hanley earned her bachelor’s degree in mechanical engineering in 1994 and her master’s degree in business administration in 2000 from the University of Michigan.

Ms. Hanley possesses significant operating and leadership skills, including extensive experience in electrical distribution systems and electronic modules used in the automotive industry. She offers significant experience pairing business strategy with organizational strategy in a complex global industry.

Other U.S. Public Company Boards:

QuantumScape Corporation (since 2021)

 | 2025 Proxy Statement

Kevin Kennedy

Director Since: 2007 Age: 69 Board Committees: Audit (Chair) Nominating and Governance

Background

Mr. Kennedy most recently served as Chairman of the Board of Directors of Quanergy Systems, Inc., a leading provider of LiDAR sensors, from March 2020 to December 2023. He previously served as the Chief Executive Officer of Quanergy from January 2020 to December 2022. In December 2022 Quanergy filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware. From July 2018 through March 2020, Mr. Kennedy was a senior managing director at Blue Ridge Partners, a consulting firm that advises companies on accelerating profitable revenue growth. Prior to that, Mr. Kennedy previously served as President, Chief Executive Officer and member of the Board of Directors of Avaya Inc., a leading global provider of business communications applications, systems and services, positions he held from January 2009 to October 2017. In January 2017, Avaya Inc. filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code with the U.S. Bankruptcy Court for the Southern District of New York. Prior to joining Avaya, Mr. Kennedy was Chief Executive Officer of JDS Uniphase Corporation, a provider of optical products and test and measurement solutions for the communications industry, from September 2003 to December 2008, also serving as JDS Uniphase’s President from March 2004 to December 2008. From 2001 to 2003, he served as Chief Operating Officer of Openwave Systems, Inc., a provider of software solutions for the communication and media industries. Previously, Mr. Kennedy spent nearly eight years at Cisco Systems, Inc. and 17 years at Bell Laboratories. In 1987, Mr. Kennedy was a Congressional Fellow to the U.S. House of Representatives on Science, Space and Technology. In January 2012, Mr. Kennedy was appointed to the President’s National Security Telecommunications Advisory Committee by former President Barack Obama. Mr. Kennedy holds a Carnegie Mellon University Software Engineering Institute CERT Certificate for Cybersecurity Oversight.

As a member of the Boards of Directors of Digital Realty Trust, Inc. and UL Solutions Inc., and a former senior executive at Avaya, JDS Uniphase, Quanergy and Openwave, Mr. Kennedy possesses a vast amount of leadership and operational experience with companies in high technology industries. Also, as the holder of a Ph.D. degree in engineering from Rutgers University, a member of President Obama’s National Security Telecommunications Advisory Committee, a former Congressional Fellow to the U.S. House of Representatives Committee on Science, Space and Technology, and the author of more than 30 papers on computational methods, data networking and technology management, Mr. Kennedy offers relevant expertise in a broad range of technology matters. Specifically, Mr. Kennedy has been associated with over 150 M&A transactions as part of building large and growing organizations. In addition, as a result of his experience on the Boards of Directors of several public companies, Mr. Kennedy offers our Board a deep understanding of corporate governance matters.

Other U.S. Public Company Boards:

	Digital Realty Trust, Inc. (since 2013) UL Solutions Inc. (since 2020)	Maxeon Solar Technologies, Ltd. (2020 to 2022) Quanergy Systems, Inc. (2020 to 2023)

 | 2025 Proxy Statement

14  | Information about the Board of Directors and its Committees

Michael McMullen

Director Since: 2023 Age: 64 Board Committees: Compensation and Talent

Background

Mr. McMullen is the former Chief Executive Officer and President of Agilent Technologies (“Agilent”), a global leader in life sciences, diagnostics and applied chemical markets, providing application focused solutions that include instruments, software, services and consumables for the entire laboratory workflow, roles he held since 2015 and 2014, respectively, until his retirement in May 2024. Mr. McMullen then served as a senior advisor to Agilent from May 2024 to October 2024. In his over forty-year career at Agilent and its predecessor, Hewlett-Packard Company, Mr. McMullen held numerous leadership positions, including Chief Operating Officer from 2014 to 2015, and Senior Vice President, Agilent and President, Chemical Analysis Group from 2009 to 2014. Prior to that, he served in various capacities for Agilent, including Vice President and General Manager of the Chemical Analysis Solutions Unit of the Life Sciences and Chemical Analysis Group and Country Manager for Agilent’s China, Japan and Korea Life Sciences and Chemical Analysis Group. Prior to that, Mr. McMullen served as Controller for the Hewlett-Packard Company and Yokogawa Electric Joint Venture from 1996 to 1999. Mr. McMullen has served as a member of the Board of Directors of Bristol-Myers Squibb Company since 2024.

As the former President and Chief Executive Officer of Agilent, Mr. McMullen brings to the Board extensive leadership experience, driving growth at a global scale in complex multinational equipment businesses. His experiences will provide valuable insight into challenges faced by a technology company with an international presence.

Other U.S. Public Company Boards:

Bristol-Myers Squibb Company (since 2024) Agilent Technologies, Inc. (2015 to 2024) Coherent, Inc. (2018 to 2022)

Victor Peng

Director Since: 2019 Age: 65 Board Committees: Compensation and Talent

Background

Mr. Peng retired in August 2024 from his position as President, Adaptive, Embedded, and AI Group, of Advanced Micro Devices, Inc. (“AMD”), a developer of leadership high-performance and adaptive processor technologies, combining CPUs, GPUs, FPGAs, Adaptive SoCs and deep software expertise to enable leadership computing platforms for cloud, edge and end devices, a position he held since February 2022 when AMD acquired Xilinx, Inc. From January 2018 to February 2022, Mr. Peng served as President and Chief Executive Officer of Xilinx. He served on the Xilinx Board of Directors from October 2017 to February 2022. From April 2017 to January 2018, Mr. Peng served as Xilinx’s Chief Operating Officer. From July 2014 to April 2017, he served as Executive Vice President and General Manager of Products. Prior to joining Xilinx, Mr. Peng served as Corporate Vice President, Graphics Products Group at AMD from November 2005 to April 2008. Prior to joining AMD, Mr. Peng served in a variety of executive engineering positions at companies in the semiconductor and processor industries.

As the former President, Adaptive, Embedded, and AI Group, of AMD, the former Chief Executive Officer, a current member of the Board of Directors of Microchip Technology, Inc., and with his over 30 years of experience in the semiconductor industry, Mr. Peng provides our Board with extensive and relevant leadership and international operations experience.

Other U.S. Public Company Boards:

Microchip Technology, Inc. (since 2025)

Xilinx, Inc. (2017 to 2022)

 | 2025 Proxy Statement

Jamie Samath

Director Since: 2025 Age: 55 Board Committees: Audit

Background

Mr. Samath is Executive Vice President, Chief Financial Officer and Enterprise Technology Leader at Intuitive Surgical, Inc., a global technology leader in minimally invasive care and the pioneer of robotic-assisted surgery. At Intuitive, Mr. Samath leads a multi-faceted organization where he oversees information technology, real estate and workplace services, purchasing, and finance. In his 13 years with Intuitive, Mr. Samath has held various roles, including Senior Vice President of Finance, Corporate Controller and Principal Accounting Officer. Prior to joining Intuitive, Mr. Samath was Vice President Finance, Corporate Controller and Principal Financial Officer at Atmel Corporation, and served in various finance roles at National Semiconductor Corporation. Mr. Samath earned his bachelor’s degree in Business Studies from London Metropolitan University and was certified as a Certified Public Accountant (inactive).

Mr. Samath’s extensive experience as a finance executive for a leading technology company and experience managing the internal audit and financial operations functions brings an important and valuable perspective to our Board and Audit Committee. His experiences also provide valuable insight into challenges faced by technology companies.

Other U.S. Public Company Boards:

None

Susan Taylor

Director Since: 2025 Age: 56 Board Committees: Audit

Background

Ms. Taylor served as Chief Accounting Officer of Meta Platforms, Inc., a social media and technology company, from April 2017 until June 2023. From 2012 to 2017, Ms. Taylor served as Vice President, Controller, and Chief Accounting Officer of LinkedIn Corporation, a professional social networking company. From 2009 to 2012, Ms. Taylor served as the Vice President, Controller, and Chief Accounting Officer of Silver Spring Networks, Inc., a provider of networking solutions. From 2008 to 2009, Ms. Taylor served as the Senior Director, Accounting Policy of Yahoo! Inc. Prior to Yahoo!, Ms. Taylor spent over thirteen years at PricewaterhouseCoopers, a global professional services accounting firm, in various roles within the firm’s assurance practice. Ms. Taylor has served on the Board of Directors of Pure Storage, Inc. since 2018. Ms. Taylor received a Bachelor of Commerce degree from the University of Toronto and is a Certified Public Accountant (inactive) in California.

Ms. Taylor’s extensive leadership and financial experience at major social media networks, cloud, data and software companies, as well as her knowledge of accounting, internal controls and financial reporting and experience in scaling operations in support of global businesses brings an important and valuable perspective to our Board and Audit Committee. Her experiences also provide valuable insight into challenges faced by technology companies.

Other U.S. Public Company Boards:

Pure Storage, Inc. (since 2018)

 | 2025 Proxy Statement

16  | Information about the Board of Directors and its Committees

Richard Wallace

Director Since: 2006 Age: 65 Board Committees: None

Background

Mr. Wallace currently serves as our President and Chief Executive Officer. He has been our Chief Executive Officer since January 2006 and has also served as our President since November 2008. He began at KLA Instruments in 1988 as an applications engineer and has held various general management positions throughout his 37 years with us, including positions as President and Chief Operating Officer from July 2005 to December 2005, Executive Vice President of the Customer Group from May 2004 to July 2005, and Executive Vice President of the Wafer Inspection Group from July 2000 to May 2004. Earlier in his career, he held positions with Ultratech Stepper and Cypress Semiconductor. Mr. Wallace previously served as a member of the Board of Directors of SEMI (Semiconductor Equipment and Materials International), a prominent industry association, including as SEMI’s Chairman of the Board. He earned his bachelor’s degree in electrical engineering from the University of Michigan and his master’s degree in engineering management from Santa Clara University, where he also taught strategic marketing and global competitiveness courses after his graduation.

As our President and Chief Executive Officer and a KLA employee for 37 years, Mr. Wallace brings to the Board extensive leadership and semiconductor industry experience, including a deep knowledge and understanding of our business, operations and employees, the opportunities and risks faced by KLA, and management’s strategy and plans for accomplishing our goals. In addition, Mr. Wallace’s current service as a member of the Boards of Directors of KLA and Marvell Technology, Inc., and his prior service as a member of the Boards of Directors of Splunk, NetApp and Proofpoint give him a strong understanding of his role as a Director and a broad perspective on key industry issues and corporate governance matters.

Other U.S. Public Company Boards:

Marvell Technology, Inc. (since 2024)

Splunk, Inc. (2022 to 2024)

Proofpoint, Inc. (2017 to 2021)

 | 2025 Proxy Statement

DIRECTOR COMPENSATION

Our Fiscal Year 2025 Director Compensation Program

Non-employee members of the Board (“Outside Directors”) receive a combination of equity and cash compensation as approved by the Compensation and Talent Committee (or, in the case of the compensation of the Chairman of the Board, as recommended by the Compensation and Talent Committee and approved by the Board). Equity compensation to Outside Directors is provided under our 2023 Incentive Award Plan (“2023 Plan”), which has been approved by our stockholders. Retainers and committee fees are paid in quarterly cash installments (unless the applicable director elects to defer such cash payments, as described below). The following table presents the key features of our fiscal year 2025 Outside Director compensation program:

COMPENSATION ELEMENT	FISCAL YEAR 2025 PROGRAM

Cash Compensation
Standard annual cash retainer	$100,000

Committee member additional annual cash retainers (including Committee Chair)	$15,000 for Audit Committee $12,500 for Compensation and Talent Committee $7,500 for Nominating and Governance Committee

Committee Chair additional annual cash retainers	$30,000 for Audit Committee $20,000 for Compensation and Talent Committee $10,000 for Nominating and Governance Committee

Annual cash retainer for non-executive Chairman (in lieu of standard retainer)	$155,000

Reimbursement for reasonable meeting attendance expenses	Included

Equity Compensation

Market value of standard restricted stock unit (“RSU”) award granted at annual meeting	$235,000 (to be granted at the Annual Meeting); dividend equivalents payable upon vesting

Market value of non-executive Chairman RSU award granted at annual meeting in lieu of standard RSU award	$290,000 (to be granted at the Annual Meeting); dividend equivalents payable upon vesting

Vesting period of Outside Director RSUs	Awards vest in full annually; shares immediately issued upon vesting

Other than as described above, members of the Board do not receive any additional compensation for their services as directors. The Board will separately determine the compensation payable to Outside Directors for service on special purpose committees of the Board, if such committees are created.

If a new Outside Director joins the Board after the date of an annual meeting of stockholders, his or her first RSU award will be granted at the time or promptly after he or she joins the Board and will be prorated to take into account the period of time from the last annual meeting of stockholders to the date the new Outside Director joined the Board.

Under the Outside Director compensation program, the RSU awards granted to our Outside Directors are issued with “dividend equivalent” rights pursuant to our 2023 Plan. Dividend equivalent rights entitle the recipient to receive credits, payable in cash, equal to the cash dividends that would have been received on the shares of our Common Stock had the shares subject to the RSUs been issued and outstanding on the dividend record date. The dividend equivalents are only payable to the recipient upon vesting and settlement of the underlying award.

We have had in effect since 2008 a policy of providing prorated vesting acceleration of RSUs held by Outside Directors who are in good standing, whose service on the Board terminates before their RSUs are vested and who, at the time of termination, have served on the Board for six years. Under this policy, Mr. Rango received prorated vesting of his RSUs granted in November 2024 upon his retirement in May 2025.

 | 2025 Proxy Statement

18  | Information about the Board of Directors and its Committees

Deferred Compensation

Each Outside Director is entitled to defer all or a portion of his or her cash retainer pursuant to our Executive Deferred Savings Plan (“EDSP”), a nonqualified deferred compensation plan. Amounts credited to the EDSP may be allocated by the participant among a variety of investment funds. For further information regarding our EDSP, including the list of investment funds available under the EDSP during fiscal year 2025, please refer to the section of this Proxy Statement entitled “Compensation Discussion and Analysis - Nonqualified Deferred Compensation.” Of the Outside Directors who served in fiscal year 2025, only Marie Myers participated in the EDSP.

Matching Program

Since August 2014, Outside Directors have been able to participate in a gift matching program, under which the KLA Foundation will generally match, dollar-for-dollar, gifts by Outside Directors to qualifying tax-exempt institutions up to $10,000 per calendar year.

Stock Ownership Guidelines

We have adopted a policy, pursuant to which each Outside Director is expected to own a specified minimum number of shares of our Common Stock. Under our current policy, each Outside Director, once he or she has served as an Outside Director for at least four years, is expected to own shares of our Common Stock with a market value of at least five times the standard annual cash retainer paid to the Outside Directors. Shares of Common Stock underlying outstanding RSUs held by the directors count toward this ownership requirement.

The table below sets forth as of September 10, 2025, the compliance with our stock ownership guidelines by the six Outside Directors who have served for at least four years. Value is based on the closing price of our Common Stock on June 30, 2025. Ratio is equal to value divided by annual cash retainer.

Name	Total Shares (#)(1)	Value ($)	Ratio

Robert Calderoni	14,962.527	13,402,534	86.5

Jeneanne Hanley	3,897.000	3,490,699	34.9

Emiko Higashi	14,766.000	13,226,497	132.3

Kevin Kennedy	7,832.000	7,015,436	70.2

Gary Moore	15,028.000	13,461,181	134.6

Victor Peng	5,612.000	5,026,893	50.3

(1) Consists of: (i) shares owned, including shares indirectly owned by the Outside Directors through living trusts, and (ii) RSUs.

 | 2025 Proxy Statement

Director Compensation Table

The following table sets forth certain information regarding the compensation earned by or awarded to each Outside Director during fiscal year 2025:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)

Robert Calderoni	187,500	289,963	-	3,526	480,989

Jeneanne Hanley	112,500	234,381	-	2,859	349,740

Emiko Higashi	115,000	234,381	-	2,859	352,240

Kevin Kennedy	152,500	234,381	-	2,859	389,740

Michael McMullen	112,500	234,381	-	2,859	349,740

Gary Moore	140,000	234,381	-	2,859	377,240

Marie Myers(5)	76,250	-	-	2,859	79,109

Victor Peng	112,500	234,381	-	2,859	349,740

Robert Rango(6)	115,000	234,381	-	3,456	352,837

Jamie Samath(7)	28,750	122,268	-	-	151,018

Susan Taylor(8)	28,750	116,753	-	-	145,503

(1) The amounts set forth in this column represent cash fees earned by each Outside Director during fiscal year 2025, regardless of whether the fees were actually paid during the fiscal year.

(2) The amounts shown represent the aggregate grant date fair value of RSUs awarded to each Outside Director during fiscal year 2025, computed in accordance with the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718, referred to in this Proxy Statement as ASC 718 (except that the fair values set forth above have not been reduced by the Company’s estimated forfeiture rate). The ASC 718 grant date fair value of each RSU award was calculated based on the fair market value of our Common Stock on the award date. For further discussion regarding the assumptions used in calculating the grant date fair value for RSUs, please refer to Note 1 to the Company’s consolidated financial statements in Item 8 of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2025, filed with the SEC on August 8, 2025.

On November 6, 2024, each Outside Director then in office was granted an award of RSUs covering 350 shares of our Common Stock (other than 1) Mr. Calderoni who, as Chairman of the Board, received an award of RSUs covering 433 shares, as described above under the heading “Our Fiscal Year 2025 Director Compensation Program”, 2) Mr. Samath who was appointed to the Board on April 30, 2025, and received a pro-rated award of RSUs covering 174 shares, and 3) Ms. Taylor who was appointed to the Board on May 8, 2025, and received a pro-rated award of RSUs covering 166 shares)). Because Ms. Myers’ service on the Board ended on November 6, 2024, she did not receive an RSU award in fiscal year 2025. The following table shows, for each Outside Director, the aggregate number of unvested shares of our Common Stock underlying all outstanding RSUs held by that Outside Director then in office as of June 30, 2025:

Name	Aggregate Number of Unvested Shares of Common Stock Underlying Director RSU Awards as of June 30, 2025

Robert Calderoni	433

Jeneanne Hanley	350

Emiko Higashi	350

Kevin Kennedy	350

Michael McMullen	350

Gary Moore	350

Victor Peng	350

Jamie Samath	174

Susan Taylor	166

(3) As noted above, of the Outside Directors serving during fiscal year 2025, only Ms. Myers participated in our EDSP during fiscal year 2025. We have concluded that, because the EDSP earnings correspond to the actual market earnings on a select group of investment funds available under the EDSP, no portion of our Outside Directors’ earnings under the EDSP is “above market” or “preferential.” Accordingly, we do not report any portion of our Outside Directors’ earnings under the EDSP in the Director Compensation Table. Ms. Myers’ investment earnings (loss) under the EDSP during fiscal year 2025 was $87,468.

(4) Represents dividend equivalents paid upon the vesting of RSUs during fiscal year 2025.

(5) Ms. Myers’ service as an Outside Director and member of the Board ended on November 6, 2024.

(6) Mr. Rango’s service as an Outside Director and member of the Board ended on May 8, 2025.

(7) Mr. Samath was appointed to the Board on April 30, 2025.

(8) Ms. Taylor was appointed to the Board on May 8, 2025.

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20  | Our Corporate Governance Practices

Our Corporate Governance

 Practices

At KLA, we believe that strong and effective corporate governance procedures and practices are an extremely important part of our corporate culture. In that spirit, we have summarized several of our corporate governance practices below.

ADOPTING AND MAINTAINING GOVERNANCE STANDARDS

The Board has adopted, and periodically reviews and updates as necessary, a set of Corporate Governance Standards to establish a framework within which it will conduct its business and to guide management in its running of the Company. The governance standards, portions of which are summarized below, can be found on our website at http://ir.KLA.com. We have posted information regarding our corporate governance procedures to help ensure the transparency of our practices.

MONITORING BOARD EFFECTIVENESS

It is important that our Board and its committees are performing effectively and in the best interests of KLA and our stockholders. The Board is responsible for annually assessing its effectiveness and the effectiveness of each of its committees in fulfilling their respective obligations, and each Committee is responsible for reviewing the Board’s assessment of that Committee’s effectiveness. In addition, our Nominating and Governance Committee is charged with overseeing an annual review of the Board and its membership, including periodic individual director assessments. The standard practice of the Board is that Outside Directors will not stand for re-election after reaching the age of 75. However, upon the recommendation of the Nominating and Governance Committee, the Board may nominate director candidates who have reached the age of 75, if it determines that doing so is in the best interest of the Company. Board members are elected for one-year terms, and there is currently no limitation on the number of terms a director may serve.

POLICY ON DIRECTOR TIME COMMITMENTS

Our Corporate Governance Standards provide that our Board members will serve on the boards of other public and private companies and not-for-profit entities only to the extent that such services do not detract from the director’s ability to devote the necessary time and attention to the Company. Board members who are an executive officer of a public company or an equivalent position shall not serve as a member of the board of directors of more than two other public companies (other than their own company). No member of the Board shall be a member of the board of directors of more than four other public companies. In connection with its annual nomination process, the Nominating and Governance Committee reviews each director’s time commitments in light of these guidelines. Directors should consult with the Chairman of the Board, Chief Executive Officer and Chief Legal Officer in advance of accepting an invitation to serve on another public company board or other significant outside commitments. Service on other boards and/or committees should be consistent with the Company’s conflict of interest policies.

CONDUCTING FORMAL INDEPENDENT DIRECTOR SESSIONS

At the conclusion of each regularly scheduled Board meeting, the independent directors meet in an executive session without KLA management or any non-independent directors.

HIRING OUTSIDE ADVISORS

The Board and each of its committees may retain outside advisors and consultants of their choosing at our expense, without management’s consent.

AVOIDING CONFLICTS OF INTEREST

We expect our directors, executive officers and employees to conduct themselves with the highest degree of integrity, ethics and honesty. Our credibility and reputation depend upon the good judgment, ethical standards and personal integrity of

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each director, executive officer and employee. In order to provide assurances internally and to our stockholders, we have implemented Standards of Business Conduct that provide clear conflict of interest guidelines to our employees, as well as an explanation of reporting and investigatory procedures.

COMMUNICATIONS WITH THE BOARD

Stockholders may communicate with the Board by writing to us at KLA Corporation, Attention: Investor Relations, One Technology Drive, Milpitas, California 95035. All communications will be received, processed, and then directed to the appropriate member(s) of our Board, other than, at the Board’s request, certain items unrelated to the Board’s duties, such as spam, junk mail, solicitations, employment inquiries, and similar items.

Stockholders who would like their submission directed to a member of the Board may so specify, and the communication will be forwarded, as appropriate.

STANDARDS OF BUSINESS CONDUCT; WHISTLEBLOWER HOTLINE AND WEBSITE

The Board has adopted Standards of Business Conduct for all of our employees and directors, including our principal executive and senior financial officers, and we have prepared and made available versions of our Standards of Business Conduct translated into Chinese (Simplified and Traditional), Dutch, French, German, Hebrew, Italian, Japanese and Korean in an effort to maximize the accessibility and understandability of these important guidelines to our employees. You can obtain a copy of our Standards of Business Conduct via our website at http://ir.KLA.com, or by making a written request to us at KLA Corporation, Attention: Investor Relations, One Technology Drive, Milpitas, California 95035. We will make any required disclosures regarding amendments to, or waivers from, the Standards of Business Conduct on our website at the same address.

In addition, we have established a hotline and website for use by employees, as well as third parties such as vendors and customers, to report actual or suspected wrongdoing and to answer questions about business conduct. The hotline and website are both operated by an independent third party, which provides tools to enable individuals to submit reports in a number of different languages and, where permitted by law, on an anonymous basis.

ENSURING AUDITOR INDEPENDENCE

We have taken a number of steps to ensure the continued independence of our outside auditors. Our independent registered public accounting firm reports directly to the Audit Committee, which also has the ability to pre-approve or reject any non-audit services proposed to be conducted by the firm.

COMPENSATION AND TALENT COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During all or a portion of fiscal year 2025, Messrs. Calderoni, McMullen, Moore and Peng and Ms. Hanley served on the Compensation and Talent Committee. None of these individuals was an officer or employee of KLA at any time during fiscal year 2025 or at any other time. During fiscal year 2025, there was no instance in which an executive officer of KLA served as a member of the board of directors or compensation committee of any entity and an executive officer of that same entity served on our Board or Compensation and Talent Committee.

STOCKHOLDER NOMINATIONS TO THE BOARD

Please see “INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES—Nominating and Governance Committee.”

MAJORITY VOTE POLICY

Please see “INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES—Nominating and Governance Committee—Majority Vote Policy.”

STOCKHOLDER OUTREACH

During the year, we engage with our stockholders to better understand their views on matters they consider important, which varies by stockholder, but usually includes topics such as: agenda items for the annual meeting of stockholders; Board composition; business performance and strategy; corporate governance; and environmental, social and human capital management. We typically commence our outreach activities following the filing of our proxy statement. Stockholder outreach is led by our investor relations team, but often includes members of management, our legal and compliance team and occasionally

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|

Our Corporate Governance Practices

one or more members of our Board. Stockholder concerns expressed in this outreach are summarized and communicated to the Board or one of its committees. Similar to previous years, during outreach sessions, certain stockholders generally expressed a desire to see more disclosure on our website regarding ESG matters. In 2025, we published our fifth global impact report covering our ESG strategy and the foundation of that strategy.
In addition and to address stockholders’ input regarding Board refreshment, we appointed two highly qualified new directors to our Board in 2025. Jamie Samath, Executive Vice President, Chief Financial Officer and Enterprise Technology Leader of Intuitive Surgical, Inc., and Susan Taylor, former Chief Accounting Officer of Meta Platforms, Inc., bring to our Board extensive leadership and finance experience and expertise. Both Mr. Samath and Ms. Taylor are “audit committee financial experts” under SEC rules. We have also nominated as candidates for director for election at the 2025 Annual Meeting two additional highly qualified nominees. Jason Conley, Executive Vice President and Chief Financial Officer of Roper Technologies, Inc., and Tracy Embree, former President of Otis Americas, a division of Otis Worldwide Corporation, would bring additional extensive leadership and financial and engineering expertise to our Board. Mr. Conley is an “audit committee financial expert” under SEC rules. With the appointment of Mr. Samath and Ms. Taylor, and the election of Mr. Conley and Ms. Embree at the Annual Meeting, our Board expects to refresh the composition of its committees, with several committee membership rotations and assignments that are detailed in “INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES—The Board’s Role in Oversight of Risks” in this Proxy Statement, including appointing Mr. McMullen as the Chair of the Compensation and Talent Committee.
INSIDER TRADING POLICY
We have adopted a Policy on Insider Trading and Unauthorized Disclosures that govern the purchase, sale, and other dispositions of our securities by our directors, officers, employees and consultants that are reasonably designed to promote compliance with insider trading laws, rules, and regulations, and the listing standards of the NASDAQ Stock Market. Our Policy on Insider Trading and Unauthorized Disclosures is included as Exhibit 19.1 to our Annual Report on Form 10-K for the fiscal year ended June 30, 2025.
Environmental, Social and Governance (ESG)
At KLA, we believe innovation and impact go hand in hand. Sustainability is embedded in everything we do. For 49 years, we have helped customers increase yield and reduce waste through advanced process control in semiconductor manufacturing. Today, we continue to partner with them to design and deliver solutions that can help them reduce emissions and improve efficiency. We approach our customers’ challenges like they are our own, supporting them on their respective journeys to make better products a better way. We are excited to announce that KLA received validation from the Science Based Target initiative (SBTi) for our near-term targets covering Scope 1, 2 and 3 emissions.
Our ESG activities are led by an enterprise-wide ESG Steering Committee. This committee comprises leaders from across the business who create and drive strategies, cross-functional programs, and initiatives to achieve our ESG goals. To promote dialogue between management and the Board for engagement and prioritization of ESG issues, the ESG Steering Committee receives oversight from the Nominating and Governance Committee. The Nominating and Governance Committee is responsible for monitoring KLA’s policies, programs and results related to environmental stewardship, corporate citizenship, human rights, and other social and public matters of significance to KLA and regularly receives updates from and engages with management. ESG oversight was added to the Nominating and Governance Committee’s charter in 2021, in response to input from our stakeholders.
KLA’s ESG strategy is built around four strategic pillars: opportunity, innovation, environmental stewardship and leadership. Within these pillars, specific focus areas and objectives help us prioritize ESG investments and drive progress across our value chain, from our people and operations to our products, services and partnerships.
STEWARDSHIP
KLA is focused on advancing operational and product efficiency to shape a more sustainable future. We are working to make the microprocessor manufacturing process more efficient (and thus sustainable) through our core business, creating new products and services that can help companies reduce waste, conserve natural resources and reduce their environmental footprint.
We have made important strides in updating and improving our greenhouse gas (GHG) inventory baseline and achieving limited third-party verification across Scopes 1, 2 and 3 of our inventory, including renewable energy use.

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Climate and energy:
We are taking action through our near-term science-based targets—KLA is committed to reducing absolute Scope 1 and 2 GHG emissions by 50% by 2030 from a 2021 base year and to reducing our Scope 3 GHG emissions from the use of sold products by 52% per billion transistors inspected, measured, or processed by 2030 from our 2021 baseline. As reported in our 2024 Global Impact Report, we are on track toward achieving these goals.
Highlights:

Since 2018, we have continued to increase our procurement of electricity from carbon-free sources across our global operations year-over-year. In 2024, 68% of our electricity was sourced from renewable energy sources. We are on track toward our goal of using 100% renewable electricity across our global operations by 2030. In early 2024, we signed a power purchase agreement to address our U.S. electricity load and enable 128,000 megawatt hours of new solar power annually at a solar project in Texas.

On an annual basis since 2021, KLA has conducted in-depth climate risk and opportunity assessments following the recommendations of the Task Force on Climate-Related Financial Disclosures (TCFD). In 2023, we completed and disclosed the results of a climate scenario analysis for the first time, assessing physical climate risks. While the results did not identify any risks that would be material for the purposes of our U.S. securities reporting, we continue to assess the results to help guide our climate-related efforts. In 2024, KLA conducted a carbon cost of emissions scenario analysis to evaluate the potential impact from climate-related policy risk under three scenarios from the International Energy Agency (IEA) World Energy Outlook.

In 2022, we completed our first limited third-party verification of GHG inventory that extended across Scopes 1, 2 and 3, including the use of sold products.

To address emissions in our supply chain, we work with suppliers representing the highest-impact emissions to set their own climate goals.

We were named as one of America’s Greenest Companies in 2024.
Materials and waste:
KLA works to reduce waste generation across our sites and support our customers’ efforts around responsible materials management. The KLA Water & Waste Policy details our corporate intentions and the Company’s expectations of employees, contractors and others working on behalf of KLA. Within our ISO-certified systems, we commit to strategies that reduce the creation of waste materials, and we pursue beneficial reuse or recycling strategies for unavoidable waste materials. As an example of these efforts, our U.S. and Singapore locations have implemented a reusable crate program that reduces the volume of raw materials used in crate manufacturing while also saving costs.
Highlights:

In 2024, nonhazardous waste increased 10% over 2023; however, on a normalized per-headcount basis, total nonhazardous waste per person decreased from 319.5 kgs in 2023 to 318.7 kgs in 2024. Our Newport facility maintained zero waste to landfill, and in Singapore our landfill diversion rate increased 5% year over year, from 63% in 2023 to 68% in 2024. Country operations and individual sites across our global footprint worked throughout the year to implement waste-reduction and beneficial disposal strategies. Our operations in Taiwan and Weilburg, Germany, implemented new programs to improve the separation of waste by type. In the U.S., waste assessments were conducted by a third-party at six facilities to identify reduction opportunities.

Disposed hazardous waste totaled 127.4 metric tons across KLA super sites in 2024, representing 4.0% of our total waste and a 0.5% increase from 2023. Hazardous waste is stored, managed, treated and disposed according to local laws and regulations. Wherever feasible, we seek opportunities to reduce hazardous waste. Employees involved in the handling and/or management of hazardous materials and waste are required to undergo training that accords with regulatory requirements in their facility’s country and regional location. Most of our hazardous waste is diverted to off-site recycling facilities that use treatment methods such a fuel blending, neutralization and separation. KLA maintains a program for specialized waste handling for batteries and other universal waste, and disposal of e-waste at our larger facilities is managed by third-party contractors. In Taiwan and Israel, we developed new employee trainings for disposing of hazardous waste.

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24  | Our Corporate Governance Practices

Water management:

As a company committed to boosting operational sustainability, KLA is aware of our water-use impacts, committed to improving water stewardship across our global business and diligent in promoting water efficiency among supply chain partners. With a water footprint comprising both manufacturing processes and general building services (such as sanitation, landscaping and utilities), we continue to look for opportunities to reduce our impacts, especially in water-stressed regions.

Highlights:

In 2023, we completed a water risk assessment for our Super Sites using the Aqueduct Water Risk Atlas and WWF Water Risk Filter. We performed this analysis to determine which of our water-intensive sites may be exposed to near-term and long-term water-related risks. Our water risk assessment identified three KLA Super Sites at risk for water stress: our headquarters in Milpitas, California, and sites as Yavne and Migdal Ha’emek, Israel. To promote water efficiency, in 2024 a continuous monitoring system was installed at the Migdal Ha’emek site. The facility also utilizes leak detection sensors, flow sensors and other water-reduction mechanisms to decrease water consumption.

We continue to look for opportunities to reduce our impacts on municipal water sources and use recycled water when possible. At our Singapore site, 78% of total water usage is domestic wastewater (NEWater) cleaned through microfiltration, reverse osmosis and ultraviolet disinfection that can be used for industrial purposes such as cooling towers. In 2024, across all Super Sites, 29% of total water withdrawals are from recycled water.

In 2024, our facility in Newport, Wales, installed air-cooled chillers to replace process water cooling chillers. The new chillers reduce water consumption as well as Legionella risk and the associated use of chemicals required to treat Legionella. In addition, software control was installed on seven deposition process modules at the facility, enabling thermal conditioning units to be run on demand and reducing the use of water, natural gas, electricity, oxygen and sodium hydroxide. The combined impact of these projects is estimated to reduce the facility’s average daily water use by more than 30%. Our Migdal Ha’emek site in Israel installed a system to separate oil and water from compressors to prevent oil from entering the sewage system.

OPPORTUNITY

We work toward creating a world where everyone can reach their full potential.

To make products that push boundaries, we must first push our own, learning from and building on each other’s wisdom and experiences. Our intellectual expertise and unique perspectives are the raw materials of this process. Whether advancing the frontiers of technology or supporting our communities through partnerships, volunteering and STEM education, all 15,000 of us across 18 regions bring something essential to KLA: ourselves.

Talent:

Our business is measured in nanometers, but our innovations help power the modern economy. Working at such extraordinary scale requires people whose talent for physics, engineering, data science and other leading-edge disciplines is matched only by the inspiration, passion and curiosity they bring to their work. Our talent development programs focus on developing the unique attributes of our employees through comprehensive training offerings, employee engagement programs, and health and wellness activities.

Highlights

Our 10-month “Managing the KLA Operating System” training accelerates managers’ growth and effectiveness through sessions that include management fundamentals, advanced skills and various focus topics. For 2024, we made this training available to a broader cohort, graduating over 50 managers - nearly four times as many in 2023.

We support continued learning through tuition reimbursement. Through our partnerships with Stanford University and the University of Michigan, employees can pursue advanced degrees in engineering that are customized for KLA and the skills/competencies required to support our customers.

Our Corporate Learning Center (“CLC”) offers extensive training programs that are among the best in the technology industry.

In 2024, we achieved a 79% internal rate of promotion at the VP level, which is a testament to our efforts in promoting internal mobility.

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Across our global operations, our full-time-equivalent employees completed an average of 39.9 hours of training in 2024, including approximately 400 unique CLC learning courses.

Inclusion for All:

Inclusion is foundational to KLA both as a business enabler and as an expression of our core values. When a workplace culture is inclusive, the trust and collaboration that results leads to better ideas, greater innovation and improved business outcomes.

KLA considers inclusion as an opportunity to be realized not just through policies, but through a thousand conscious, considerate, individual actions, multiplied daily across the organization. Through our ongoing Inclusion for All initiative, we aim to create a sense of belonging that weaves throughout KLA, knitting all backgrounds, experiences and perspectives into cohesive teams that drive corporate and personal success.

Within KLA, Employee Resource Groups (ERGs) that are run by volunteers and open to all employees help advance collaboration, idea-sharing and awareness-raising of important business-related issues.

Health and safety:

Our employees are the lifeblood of our business. That is why their health and safety are a continual priority.

Highlights:

In fiscal year 2025, we completed the expansion of our ISO 14001 and ISO 45001 programs across our main production and R&D facilities. Our site in Wales was covered by both standards in 2021, but today it has been joined by six other sites worldwide, including two each in the U.S. and Israel and one each in Germany and Singapore.

KLA conducts comprehensive training to promote a consistent approach to employee health and safety across our global locations. In 2024, our CLC library of on-demand, web-based trainings expanded to more than 60 courses, which are assigned to employees based on their specific job classifications. As a sign of the support this training program receives from leadership, several of its courses are narrated by members of KLA’s executive team.

In 2024, our U.S. Total Recordable Incident Rate was 0.44, which is below our industry average of 0.80, based on 2023 injury and illness rates published by the U.S. Department of Labor’s Bureau of Labor Statistics.

Community engagement:

A global business like ours is also a local business, embedded in towns and cities around the world where our 15,000 employees live, work and raise their families. We are committed to all the communities where KLA has a presence, and give back through financial support, partnerships and employee volunteering. We believe making an impact requires listening, ongoing collaboration, patience and a holistic understanding of human needs. The KLA Foundation (the “Foundation”) works to expand educational opportunities, improve health and enhance community resources for those who need it most. The Foundation invests strategically in community initiatives and organizations that advance opportunities to access quality education and health-and-wellness programs, and that enrich the communities where KLA operates. The Foundation also empowers employees to get involved in causes close to their hearts and increase their impact on our communities.

Highlights:

In 2024, the KLA Foundation made $4.7 million in direct grants and $2.1 million in employee match funding grants for a total of $6.8 million in community giving.

In 2024, the Foundation was the inaugural funder of a new program created by RAFT (Resource Area for Teaching), a San Francisco Bay Area nonprofit that serves students regionally and nationwide. Through a KLA Foundation grant, RAFT’s Teacher District Support program provided a year of membership and a $50 gift certificate to every K-8 teacher in the Milpitas and Santa Clara Unified School Districts, channeling STEAM resources directly to 14,280 students. RAFT will use the grant to train all new district teachers in using hands-on learning with STEAM subjects, and support school visits by the RAFT Maker Mobile, a mobile makerspace. RAFT named the KLA Foundation its 2024 Partner of the Year for our commitment to STEM education supports for students and teachers near our Milpitas headquarters.

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26  | Our Corporate Governance Practices

In Detroit, the KLA Foundation provided multi-year funding to strengthen and expand a STEAM Lab program at the Downtown Boxing Gym, which since 2007 has been strengthening students’ foundational tech skills, inspiring new passion and developing awareness of STEM career opportunities. With Foundation funding, Downtown Boxing Gym will increase its staff in year one, followed by expanded STEAM program development in year two and full program capacity by year three, providing 500 students in and around Detroit with daily, year-round enrichment programming. For the Foundation’s contributions to fostering collaboration and achieving shared goals within the community, Downtown Boxing Gym awarded us its 2024 Collective Impact award.

In Chennai, India, the KLA Foundation supported the Agastya International Foundation’s Mobile Science Lab (MSL) initiative, which brings hands-on science education, state-of-the-art scientific models, lab supplies and STEM lessons to rural schools in India, where their efforts are often supported by KLA volunteers. Since its 1999 founding, Agastya has reached over 25 million children, helping empower a new generation of thinkers, creators and innovators. We also began a three-year commitment to the Women’s Education and Economic Development Society to support middle school students via academic support, wellness coaching, teacher trainings and mental health awareness campaigns.

In calendar year 2024, KLA employees donated $2.1 million in matching gifts and logged around 19,100 volunteer hours. This included KLA Foundation’s second annual Global Volunteer Week, in which nearly 1,150 KLA employees volunteered for 45 organized events with local nonprofits at 20 KLA sites in Asia, Europe and North America, logging a total of 2,300 volunteer hours.

Supply Chain Stewardship:

KLA aims to secure reliable, efficient access to the goods and services we need to develop our products. We evaluate our suppliers and require compliance with our Standards of Business Conduct for Suppliers, Human Rights Standards, and the Terms and Conditions in our contracts that directly support responsible sourcing. Through ongoing engagement, innovation and supply chain optimization, we work to build stronger relationships with our suppliers and strengthen KLA’s competitive advantage. We also strive to build a more inclusive supply chain, recognizing that partnering with a broad range of suppliers is fundamental to the company’s continued success.

Highlights:

In calendar year 2024, KLA established and presented our first Excellence in Sustainability Award, recognizing suppliers that contribute to a more sustainable and resilient supply chain by effectively managing and reporting their environmental, social and economic impacts.

Suppliers are required to adhere to KLA’s Standards of Business Conduct, as well as our Global Human Rights Standard, which is aligned with the Responsible Business Alliance (RBA) Code of Conduct.

We continued to achieve our goal to get 85% of our targeted suppliers to participate in the annual RBA Facility Supplier Assessment Questionnaire (SAQ), which assesses the supplier’s compliance to the RBA Code of Conduct. Additionally, we encourage our key suppliers to disclose their emissions metrics to the Carbon Disclosure Project (“CDP”) and work toward establishing reduction goals. In 2024, we received disclosure responses from 72% of suppliers contacted, outperforming the average CDP response rate for North America supply chain members. See the Reducing Supply Chain Carbon Impacts section of KLA’s 2024 Global Impact Report for more details on this initiative.

Our 2024 efforts to encourage suppliers to report their climate data to CDP resulted in a 12% year-over-year increase in response rate, outpacing the CDP’s average response rate for North America supply chain members. Our SBTi efforts also gained traction, with the percentage of targeted suppliers that have set science-based targets rising from 15% in 2023 to 22% in 2024.

INNOVATION

Virtually all the key technologies that have shaped our current age have relied on KLA innovations to reach the market. Today, we are harnessing that same innovative spirit to enable breakthroughs that will help decouple industrial growth from emissions and deliver a more sustainable future for all.

Product innovation and sustainability:

Our technologies enable critical capabilities for the semiconductor industry and virtually every technology that flows from it—from computers and smartphones to artificial intelligence (AI), cloud systems, and electric vehicles (EVs), robotics and space systems. Through our process control and process-enabling solutions, we give our customers eyes and ears into

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critical aspects of chip and electronic component fabrication, helping them meet exacting standards, intercept defects early in the production cycle and enable corrective actions. The result? Higher yield, lower waste, and improved performance and efficiency in the technologies those chips drive.

KLA’s focus on sustainability is a natural extension of this role, harnessing our innovation focus to meaningfully influence our world. By offering next-era solutions that drive greater day-to-day efficiencies and help manufacturers overcome the hurdles of fabricating with more power-efficient materials such as silicon carbide (SiC) and gallium nitride (GaN), we are supporting the development of a low-carbon economy and satisfying broad, rising demand from our customers, investors and other stakeholders.

Highlights:

In fiscal year 2025, our R&D spending was 11% of total revenue.

We have developed a comprehensive product energy efficiency strategy that tracks and quantifies innovative energy efficiency solutions to inform the product development process. Improving the energy efficiency of our products reduces the lifetime cost of ownership for our customers as well as their Scope 1 and 2 GHG emissions. To improve our products across their long lifespan and protect our customers’ investments, we develop and offer upgrades that improve energy efficiency.

Our commitment to these efforts is demonstrated through our near-term, science-based target to reduce Scope 3 GHG emissions from the use of sold products by 52% per billion transistors inspected, measured or processed by 2030, from a 2021 baseline. This science-based target was approved by the Science Based Targets initiative (SBTi) in 2024.

Protecting intellectual property:

At KLA, we have been a part of the most significant technological breakthroughs in our industry. Protecting the intellectual assets that we create and manage every day enables the innovations that advance humanity tomorrow.

Highlights:

We aim to ensure that the technologies we use to secure our digital environment are operational and running more than 99% of the time in any calendar month.

We have developed need-to-know and data classification systems to help employees recognize and protect intellectual property. The need-to-know campaign aims to get employees to think more about how and with whom they share information, while the data classification system is a visual way to identify and protect information.

Protecting against cybersecurity threats:

Around the globe, businesses are under constant threat from financially motivated cybercriminals and foreign governments seeking advantage through information theft. In the face of ongoing geopolitical tensions and U.S. regulations around semiconductor-related technology exports, risks involving malicious threat actors are heightened for both the industry and its supply chain. To mitigate these threats, our cybersecurity team evaluates the architecture of our network, maintains a security-first mindset and focuses on scalability to support the future needs of the business.

Highlights:

Our KLA Security Operations Center monitors our digital environment 24/7 to help protect our data.

We have introduced key technologies that give us more visibility holistically across our environment—significantly reducing the time needed to detect and contain incidents.

We have a culture of open reporting. We want people to feel like they can come to us, ask questions and report concerns.

LEADERSHIP

Good governance is the way we demonstrate responsibility to every one of our business’s stakeholders—from our employees and investors to our customers, partners and communities. Through our corporate governance strategy, policies and practices, KLA aims to protect those stakeholders’ interests, promote ethical business practices and compliance with evolving regulations, and sustain strong foundations for future growth and the achievement of our ESG goals.

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28  | Our Corporate Governance Practices

Business ethics and compliance:

Informed by our values, KLA’s ethics and compliance program is foundational to the company’s reputation as a fair and reliable business partner. To meet evolving regulatory and business requirements, we are committed to continually reassessing and maturing our ethics and compliance program’s effectiveness.

Highlights:

KLA’s Chief Compliance Officer updates the Board’s Audit Committee and the CEO’s staff on a quarterly basis on current and emerging issues.

KLA’s ethics and compliance culture encourages employees to behave in a way that aligns with our values. Each year, we conduct training and other campaigns to raise awareness and mitigate risks associated with ethics and compliance topics such as anti-bribery and corruption, intellectual property (IP) and trade secrets, trade compliance, cybersecurity/privacy and antitrust. New hires receive bespoke training on our Standards of Business Conduct in each region, and are asked to acknowledge that they have read, understood and will act in compliance with the Standards, including their references to our anti-bribery and corruption policies. All employees are required to renew their Standards of Business Conduct training annually and re-acknowledge their understanding and compliance. We also monitor employee compliance with KLA policies through our Annual Compliance Disclosure process, which asks approximately 20% of our employees to certify compliance with specific aspects of our Standards of Business Conduct and disclose any instances of noncompliance. To mitigate linguistic barriers for employees based in non-English speaking locations, key trainings, policies and procedures are translated into eight other languages.

KLA maintains a robust anti-bribery and corruption program that spans our global operations and is evaluated and updated regularly. Our anti-bribery and corruption policies are published in English on KLA’s public website and in multiple other languages on internal platforms.

KLA’s whistleblower and investigation program is a critical complement to our compliance monitoring efforts. Employees, suppliers, customers and the public can use our Compliance Hotline, EthicsPoint, to report potential issues anonymously and confidentially. The Ethics and Legal Compliance team reviews reports, conducts investigations, and maintains confidentiality. Reporters can track the status of their report and offer additional information. After the investigation, findings are reviewed, actions are taken and relevant parties are informed. Employees can also report issues to Legal, HR or their supervisor.

Corporate governance:

Governance and Ethics at KLA is more than policymaking or having the right systems in place to establish the rights of our people and the responsibilities of our leadership. We view Governance and Ethics as an opportunity to continuously embrace our core values, build trust and live up to our stakeholders’ expectations.

Highlights:

ESG oversight was added to the Nominating and Governance Committee’s charter in 2021.

KLA’s Global Resilience Program, developed with the Global Operations (GOPS), Global Workplace Services (GWS) and EHS teams, protects employee well-being and supports operational continuity during disruptions. The program includes five key tracks: Emergency Response, Crisis Management, Business Continuity, Disaster Recovery and Cyber Incident Response. Each track helps the company prepare for, respond to and recover from adverse events.

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Proposal Two: Ratification of

 Appointment of

 PricewaterhouseCoopers

 LLP as Our Independent

 Registered Public

 Accounting Firm for the

 Fiscal Year Ending June 30,

 2026

AUDIT COMMITTEE RECOMMENDATION

The Audit Committee has the sole authority to retain or dismiss our independent auditors. The Audit Committee has appointed PricewaterhouseCoopers LLP, an independent registered public accounting firm, to audit our consolidated financial statements for our fiscal year ending June 30, 2026. Before making its determination, the Audit Committee carefully considered that firm’s qualifications as independent auditors.

The Board, following the Audit Committee’s determination, unanimously recommends that the stockholders vote for ratification of such appointment.

Although ratification by stockholders is not required by law, the Board has determined that it is desirable to request approval of this appointment by the stockholders. If the stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee may reconsider such appointment.

ATTENDANCE AT THE ANNUAL MEETING

A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

 | 2025 Proxy Statement

30  | Proposal Two: Ratification of Appointment of PricewaterhouseCoopers LLP as Our Independent Registered Public Accounting

   Firm for the Fiscal Year Ending June 30, 2026

FEES

The aggregate fees billed by PricewaterhouseCoopers LLP, KLA’s independent registered public accounting firm, in fiscal years 2025 and 2024 were as follows:

Services Rendered/Fees (in millions)	2025 ($)	2024 ($)

Audit Fees(1)	6.1	5.9

Tax Fees(2)	1.0	0.7

All Other Fees(3)	0.0	0.0

(1) Represents professional services rendered for the audits of annual financial statements set forth in our Annual Reports on Form 10-K for fiscal years 2025 and 2024, the review of quarterly financial statements included in our Quarterly Reports on Form 10-Q filed during fiscal years 2025 and 2024 and services related to statutory and regulatory filings or engagements.

(2) Represents tax services for U.S. and foreign tax compliance, planning and consulting.

(3) We incurred an insignificant amount of fees for licenses for accounting research software in fiscal years 2025 and 2024, and an insignificant amount of fees for employee benefit plan audits in fiscal year 2024.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee pre-approves all audit and audit-related services to be performed by PricewaterhouseCoopers LLP. The Audit Committee has adopted a policy regarding non-audit services provided by PricewaterhouseCoopers LLP. First, the policy ensures the independence of our auditors by expressly naming all services that the auditors may not perform and reinforcing the principle of independence regardless of the type of service. Second, certain non-audit services, such as tax-related services and acquisition advisory services, are permitted but limited in proportion to the audit fees paid. Third, the Audit Committee pre-approves non-audit services not specifically permitted under this policy (or subsequently ratifies such services in circumstances where ratification is necessary and permissible), and the Audit Committee reviews the annual plan and any subsequent engagements. All non-audit fees were approved by the Audit Committee pursuant to its pre-approval policies and procedures.

INDEPENDENCE ASSESSMENT BY AUDIT COMMITTEE

Our Audit Committee considered and determined that the provision of the services provided by PricewaterhouseCoopers LLP as set forth herein is compatible with maintaining PricewaterhouseCoopers LLP’s independence and approved all audit and non-audit related fees and services.

VOTE REQUIRED AND RECOMMENDATION

If a quorum is present, the affirmative vote of the majority of votes cast is needed to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, to audit our consolidated financial statements for our fiscal year ending June 30, 2026.

The Board unanimously recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2026.

 | 2025 Proxy Statement

Proposal Three: Approval of

 Our Named Executive

 Officer Compensation

BACKGROUND

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables KLA’s stockholders to vote to approve, on a non-binding advisory basis, the compensation of our NEOs as disclosed in the “Compensation Discussion and Analysis” section, the Summary Compensation Table and the other related tables and disclosures in this Proxy Statement (the “Say on Pay Vote”). This vote is required pursuant to Section 14A of the Exchange Act.

As described in greater detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our NEOs with the interests of our stockholders by focusing on a philosophy of “pay-for-performance.” Our compensation programs are designed to support our business goals and to promote both short-term and long-term financial and strategic achievement.

We urge stockholders to read the “Compensation Discussion and Analysis” section of this Proxy Statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, and the Summary Compensation Table and other related compensation tables and disclosures in this Proxy Statement, which provide detailed information on the compensation of our NEOs. The Compensation and Talent Committee and the Board believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals, and that the compensation of our NEOs as reported in this Proxy Statement has supported and contributed to our recent and long-term success.

NEXT SAY ON PAY VOTE

At our annual meeting held in 2023, our stockholders recommended, on an advisory basis, that the Say on Pay Vote occur every year. In light of the foregoing recommendation, the Board has determined to hold a Say on Pay Vote every year. Accordingly, our next Say on Pay Vote (following this year’s Say on Pay proposal) is expected to occur at our annual meeting in 2026.

NATURE OF VOTE; RECOMMENDATION

This vote is advisory and therefore not binding on KLA, our Board or the Compensation and Talent Committee. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our NEOs, as described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC.

Accordingly, we ask our stockholders to approve the following resolution at the Annual Meeting:

“RESOLVED, that KLA Corporation’s stockholders approve, on an advisory basis, the compensation of the NEOs, as disclosed pursuant to Item 402 of Regulation S-K in the Company’s Proxy Statement for the 2025 annual meeting of stockholders, pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures.”

While this advisory vote on executive compensation is non-binding, the Board and the Compensation and Talent Committee value the opinion of KLA’s stockholders and will carefully assess the voting results and consider the impact of such voting results on our compensation policies and decisions, as described in greater detail in the “Compensation Discussion and Analysis” section of this Proxy Statement.

VOTE REQUIRED

If a quorum is present, the affirmative vote of the majority of votes cast is required for advisory approval of this proposal.

The Board unanimously recommends a vote “FOR” the approval of the compensation of our NEOs, as disclosed in this Proxy Statement.

 | 2025 Proxy Statement

32  | Information About Executive Officers

Information About Executive

 Officers

Set forth below are the names, ages and positions of the executive officers of KLA as of the Record Date.

Name	Position	Age

Richard Wallace	President and Chief Executive Officer	65

Please see “INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES—Nominees for Election at the 2025 Annual Meeting” for information about Mr. Wallace.

Name	Position	Age

Bren Higgins	Executive Vice President and Chief Financial Officer	55

Bren Higgins has served as KLA’s Executive Vice President and Chief Financial Officer since August 2013. In this role, Mr. Higgins oversees and manages the Company’s finance operations and control processes, global manufacturing operations and investor relations functions. Prior to his promotion to Chief Financial Officer, Mr. Higgins oversaw the Company’s treasury and investor relations functions and supported its business development efforts in his role as Vice President of Corporate Finance from January 2012 to August 2013, and as Senior Director of Corporate Finance from August 2011 to January 2012. Before that, he served as the Company’s Senior Director of Financial Planning and Analysis from August 2008 to August 2011. Mr. Higgins has also held various financial and investor relations positions since he began his tenure at the Company in 1999, including multiple product division controller assignments and serving as Group Controller of the Company’s Wafer Inspection Group from 2006 to 2008. Mr. Higgins received his bachelor’s degree from the University of California at Santa Barbara and his master’s degree in business administration with a concentration in finance from the University of California at Davis.

 | 2025 Proxy Statement

Name	Position	Age

Ahmad Khan	President, Semiconductor Products and Customers	51

Ahmad Khan has served as KLA’s President, Semiconductor Products and Customers since July 2024. He previously served as the President, Semiconductor Process Control from August 2019 to July 2024, where he was responsible for overseeing and managing our Semiconductor Process Control segment, and he was Executive Vice President, Global Products Group from December 2016 to August 2019, where he was responsible for the Company’s wafer inspection and patterning divisions. From August 2015 to December 2016, he served as Executive Vice President, Patterning Division. In this role, he was responsible for the development and execution of technology roadmaps and customer collaboration strategies for all of KLA’s patterning products. Mr. Khan joined KLA’s Films & Surface Technology Division in 2003 as Senior Director of Business Development, and he has since held numerous strategic management positions throughout his tenure with the Company. In 2007, Mr. Khan served as Vice President and General Manager of KLA’s Optical Films Metrology Division. From 2008 to his current position, his executive management responsibilities expanded to include the Resistivity, Optical CD, Implant, Thermawave, Overlay and SensArray Divisions, all ultimately comprising KLA’s Metrology Division. Prior to joining KLA, Mr. Khan spent nine years at Applied Materials, holding various product engineering, support, operations and senior management positions. Mr. Khan earned his bachelor’s degree in electronics engineering technology from DeVry University.

Name	Position	Age

Mary Beth Wilkinson	Executive Vice President, Chief Legal Officer and Corporate Secretary	53

Mary Beth Wilkinson has served as the Company’s Executive Vice President, Chief Legal Officer and Corporate Secretary since September 2020. In addition to advising on all legal, compliance, and corporate governance matters, Ms. Wilkinson oversees cybersecurity for the Company. Ms. Wilkinson has almost three decades of legal experience including extensive executive and operating experience in industrials and manufacturing. She also holds a Carnegie Mellon University Software Engineering Institute CERT Certificate for Cybersecurity Oversight. Before joining KLA, she served as senior vice president, general counsel and corporate secretary of O-I Glass, Inc. and as a partner at Hogan Lovells, an international law firm. Ms. Wilkinson earned her bachelor’s degree summa cum laude from Saint Mary’s College, Notre Dame, Indiana, with a double major in economics and English writing. She holds a Juris Doctor degree from Northwestern University Pritzker School of Law, is a member of the Bar in two states, and graduated from Stanford University’s Executive Program.

 | 2025 Proxy Statement

34  | Information About Executive Officers

Name	Position	Age

Brian Lorig	Executive Vice President, KLA Global Services	51

Brian Lorig serves as Executive Vice President of the KLA Global Services organization. KLA Services enables customers to maintain high availability and performance of their KLA tools and maximize the long-term value of their systems. Mr. Lorig joined the company in 1998 and has held a number of leadership positions in Manufacturing Operations and Service, including Vice President of U.S. Manufacturing and Operations Group, and Vice President of Global Support and Services Field Operations. Mr. Lorig earned his bachelor of science in supply chain management from Arizona State University and his MBA from Santa Clara University.

Name	Position	Age

Virendra Kirloskar	Senior Vice President and Chief Accounting Officer	61

Virendra Kirloskar has served as the Company’s Senior Vice President and Chief Accounting Officer since March 2008. Mr. Kirloskar rejoined the Company as Vice President and Corporate Controller in May 2003 and served in that role until March 2008, other than the period from August 2006 to August 2007, during which time he held management responsibilities within KLA India. Prior to that, from June 2002 to April 2003, Mr. Kirloskar served as Corporate Controller of Atmel Corporation, a designer and manufacturer of semiconductor integrated circuits. Mr. Kirloskar also held various finance positions within KLA from 1993 to 1999. Mr. Kirloskar received his bachelor’s degree in commerce from the University of Pune, India and his master’s degree in business administration from the University of Massachusetts Amherst.

 | 2025 Proxy Statement

Security Ownership of

 Certain Beneficial Owners

 and Management

PRINCIPAL STOCKHOLDERS

As of September 10, 2025, based solely on our review of filings made with the SEC, we are aware of the following entities being beneficial owners of more than 5% of our Common Stock:

Name and Address	Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned(1)

The Vanguard Group, Inc.(2) 100 Vanguard Boulevard Malvern, PA 19355	13,499,554	10.3%

BlackRock, Inc.(3) 50 Hudson Yards New York, NY 10001	11,584,889	8.8%

(1) Based on 131,684,530 outstanding shares of our Common Stock as of September 10, 2025.

(2) All information regarding The Vanguard Group (“Vanguard”) is based solely on information disclosed in Form 13F-HR filed by Vanguard with the SEC on August 11, 2025. According to the Form 13F-HR filing, of the 13,499,554 shares of our Common Stock reported as beneficially owned by Vanguard as of June 30, 2025, Vanguard had shared voting power with respect to 163,410 shares, had sole dispositive power with respect to 13,058,487 shares, and had shared dispositive power with respect to 441,067 shares.

(3) All information regarding BlackRock, Inc. (“BlackRock”) is based solely on information disclosed in Form 13F-HR filed by BlackRock with the SEC on August 12, 2025. According to the Form 13F-HR filing, of the 11,584,889 shares of our Common Stock reported as beneficially owned by BlackRock as of June 30, 2025, BlackRock had sole voting power with respect to 10,511,524 shares and had sole dispositive power with respect to all 11,584,889 shares.

 | 2025 Proxy Statement

36  | Security Ownership of Certain Beneficial Owners and Management

DIRECTORS AND MANAGEMENT

The following table sets forth the beneficial ownership of our Common Stock as of September 10, 2025, by all current directors, each of the NEOs set forth in the Summary Compensation Table, and all current directors and executive officers as a group. Unless otherwise indicated, the address of each person is c/o KLA Corporation, One Technology Drive, Milpitas, California 95035. Unless otherwise indicated, shares that, as of September 10, 2025, have not yet been issued under outstanding RSUs due to applicable performance or service-vesting requirements that have not yet been satisfied are not included in the table below:

Name	Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned(1)

Richard Wallace	34,502.841	*

Robert Calderoni(2)	14,962.527	*

Jeneanne Hanley(3)	3,897.000	*

Emiko Higashi(3)	14,766.000	*

Kevin Kennedy(4)	7,832.000	*

Michael McMullen(3)	975.000	*

Gary Moore(3)	15,028.000	*

Victor Peng(5)	5,612.000	*

Jamie Samath(6)	174.000	*

Susan Taylor(7)	166.000	*

Oreste Donzella	7,579.829	*

Bren Higgins	12,989.933	*

Ahmad Khan	1,091.285	*

Brian Lorig	576.102	*

Mary Beth Wilkinson	6.934	*

All current directors and executive officers as a group (16 persons)(8)	120,462.304	*

* Less than 1%.

(1) Based on 131,684,530 outstanding shares of our Common Stock as of September 10, 2025. In addition, shares of our Common Stock subject to RSUs that will vest and become deliverable within 60 days after September 10, 2025, are deemed to be outstanding for the purpose of computing the percentage ownership of the applicable person or entity in this table, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or entity.

(2) Includes (a) 433 shares subject to RSUs that will vest and become deliverable within 60 days after September 10, 2025, and (b) 11,529.527 outstanding shares of our Common Stock that are held by The 2019 Calderoni Family Trust.

(3) Includes 350 shares subject to RSUs that will vest and become deliverable within 60 days after September 10, 2025.

(4) Includes (a) 350 shares subject to RSUs that will vest and become deliverable within 60 days after September 10, 2025, and (b) 4,821 outstanding shares of our Common Stock that are held by the Kennedy Family Trust u/a/d 11/19/98, of which Mr. Kennedy is a trustee and beneficiary.

(5) Includes (a) 350 shares subject to RSUs that will vest and become deliverable within 60 days of September 10, 2025, and (b) 4,065 shares of our Common Stock held by the Peng Family Trust, of which Mr. Peng is a trustee and beneficiary.

(6) Includes 174 shares subject to RSUs that will vest and become deliverable within 60 days of September 10, 2025.

(7) Includes 166 shares subject to RSUs that will vest and become deliverable within 60 days of September 10, 2025.

(8) Includes 2,873 shares subject to RSUs held by Outside Directors that will vest and become deliverable within 60 days after September 10, 2025, together with the other shares set forth in footnotes (2) through (7).

 | 2025 Proxy Statement

Executive Compensation

 and Other Matters

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

This Compensation Discussion and Analysis section discusses the compensation policies and programs for our “Named Executive Officers” as determined under the rules of the SEC, for fiscal year 2025.

The objective of our executive compensation program is to attract, retain and motivate experienced and talented executives who can help KLA to achieve its business objectives and maximize stockholder value. We believe that a significant portion of the compensation paid to our executive officers should be closely aligned with our performance on both a short-term and long-term basis. The components of our NEO compensation program for fiscal year 2025 were substantially similar to fiscal year 2024.

FISCAL YEAR 2025 HIGHLIGHTS

KLA delivered a strong performance in fiscal year 2025, including double-digit growth in most of the financial categories set forth below. Delivering on our commitment to provide healthy capital returns to stockholders, we returned $3.05 billion to our stockholders in fiscal year 2025, including $904.6 million in quarterly dividends and total stock repurchases of $2.15 billion. Below are some of the highlights for fiscal year 2025 and the percentage change from fiscal year 2024 (dollars in thousands, except per share data).

Total revenues $12,156,162 23.9% from FY24	Net income attributable to KLA $4,061,643 47.1% from FY24	Diluted EPS attributable to KLA $30.37 49.8% from FY24

Net cash provided by operating activities $4,081,903 23.4% from FY24	Cash, cash equivalents and marketable securities $4,494,623 0.2% from FY24	Dividends and stock repurchases $3,054,540 21.8% from FY24

Service revenues $2,683,308 15.2% from FY24

 | 2025 Proxy Statement

38  | Executive Compensation and Other Matters

MULTI-YEAR GROWTH

We have experienced tremendous growth over the last five years, with total revenues increasing 75.7% to $12.2 billion in fiscal year 2025 from $6.9 billion in fiscal year 2021 and net income attributable to KLA increasing 95.4% to $4.1 billion in fiscal year 2025 from $2.1 billion in fiscal year 2021, and we intend to continue to deliver profitable growth in the future as we execute against our strategic objectives.

The charts below show total stockholder return (stock price appreciation plus cash dividends per share) to a hypothetical investor who purchased a share of our Common Stock on July 1, 2020 and July 1, 2022 and the associated compound annual growth rate (“CAGR”). As demonstrated by the charts below, our total stockholder return has outpaced the S&P 500 and the Philadelphia Semiconductor Index on both a five- and three-year basis.

Appreciation in Share Price and Cumulative Cash Dividends

Distributed Per Share From July 1, 2020 to June 30, 2025

400%
350%
300%
250%
200%
150%
100%
50%
0%
-50%
375%
36.6%
CAGR
23.0%
CAGR
182%
14.8%
CAGR
99%
1-Jul-20
2-Sep-20
4-Nov-20
8-Jan-21
15-Mar-21
17-May-21
20-Jul-21
21-Sep-21
22-Nov-21
26-Jan-22
30-Mar-22
2-Jun-22
5-Aug-22
7-Oct-22
9-Dec-22
14-Feb-23
19-Apr-23
22-Jun-23
24-Aug-23
26-Oct-23
29-Dec-23
5-Mar-24
7-May-24
11-Jul-24
12-Sep-24
13-Nov-24
21-Jan-25
25-Mar-25
28-May-25
30-Jun-25
KLA CORPORATION
Philadelphia Semiconductor Index
S&P 500

 | 2025 Proxy Statement

Appreciation in Share Price and Cumulative Cash Dividends

Distributed Per Share From July 1, 2022 to June 30, 2025

The charts to the right show our annual revenue and diluted net income per share growth over the five-year period ended June 30, 2025.

Total Revenues

15.1% CAGR

(Chart shows $ in Millions)

$6,919
$9,212
$10,496
$9,812
$12,156
FY-21
FY-22
FY-23
FY-24
FY-25

Diluted Net Income Per Share Attributable to KLA

22.8% CAGR

(Chart shows $/Share)

$13.37
$21.92
$24.15
$20.28
$30.37
FY-21
FY-22
FY-23
FY-24
FY-25

 | 2025 Proxy Statement

40  | Executive Compensation and Other Matters

KLA’S EXECUTIVE COMPENSATION PROGRAM AT A GLANCE

Introduction

This “Compensation Discussion and Analysis” section describes KLA’s fiscal year 2025 executive compensation program, including the decisions made by the Board and its Compensation and Talent Committee during the year, the processes and tools that they used to reach those decisions, and a discussion of the compensation earned by KLA’s “Named Executive Officers” as presented in the section entitled “Executive Compensation Tables” below.

Named Executive Officers

Our “Named Executive Officers” (or “NEOs”) and their positions for fiscal year 2025 were:

Richard Wallace	President and Chief Executive Officer

Bren Higgins	Executive Vice President and Chief Financial Officer

Ahmad Khan	President, Semiconductor Products and Customers

Oreste Donzella	Former Executive Vice President and Chief Strategy Officer*

Brian Lorig	Executive Vice President, KLA Global Services

Mary Beth Wilkinson	Executive Vice President, Chief Legal Officer and Corporate Secretary

* Effective as of April 14, 2025, Mr. Donzella transitioned to the role of part-time senior advisor to KLA.

COMPENSATION PHILOSOPHY AND DESIGN PRINCIPLES
Executive compensation should be designed to:
Attract, retain and reward executives who contribute to our overall success by offering compensation packages that are competitive with those offered by other employers with which we compete for talent.

Achieve a balance and alignment between
(i) performance-based compensation that rewards
corporate and individual achievement and
stockholder value creation, and (ii) compensation
that supports our long-term retention efforts.

This philosophy is reflected in the following design principles:

In addition to a competitive base
salary, a substantial portion of the
executives’ potential cash
compensation is tied to a short-term
incentive bonus plan that rewards
corporate and individual achievement
of challenging performance goals.

The program also provides two types of long-term
compensation: (i) performance-based restricted
stock unit awards covering shares of our Common
Stock (“PRSUs”), which provide additional
compensation as a reward for achievement of
corporate performance goals and which, if earned,
include service-vesting requirements, and (ii) service-
based restricted stock unit awards covering shares
of our Common Stock (“RSUs”) with vesting
conditioned only upon continued service.

Compensation and Talent Committee Decision Making – Approval Procedures Overview and Market Data

The Compensation and Talent Committee takes a broad-based approach in evaluating and making decisions with respect to executive compensation. The charter of the Compensation and Talent Committee gives the Compensation and Talent Committee full authority to determine the compensation of our executive officers (including our NEOs), other than the Chief Executive Officer, for whom the Compensation and Talent Committee makes recommendations to the Outside Directors for approval.

 | 2025 Proxy Statement

Advisor to the Compensation and Talent Committee

The Compensation and Talent Committee retains Semler Brossy Consulting Group, LLC (“Semler Brossy”), an independent compensation consultant, to provide the Compensation and Talent Committee with independent, objective analysis and advice on executive officer and director compensation matters. Semler Brossy reports directly to the Chair of the Compensation and Talent Committee and, aside from its support of the Compensation and Talent Committee, performed no other work for the Company during fiscal year 2025.

Semler Brossy generally attends all meetings of the Compensation and Talent Committee in which evaluations of the effectiveness of overall executive compensation programs are conducted or in which compensation for executive officers is analyzed or approved. During fiscal year 2025, Semler Brossy’s duties included providing the Compensation and Talent Committee with relevant market and industry data and analysis, as well as preparing and reviewing materials for the Compensation and Talent Committee’s meetings. In fulfilling these duties, Semler Brossy met, as needed and at the direction of the Compensation and Talent Committee, with our Chief Executive Officer, Chief Human Resources Officer and other executive officers and members of our Human Resources department.

The Compensation and Talent Committee, in conducting its annual assessment in fiscal year 2025, determined that Semler Brossy was independent and did not have any conflicts of interest.

Approval Procedures

During multiple meetings (both with and without management present) and with the assistance of Semler Brossy, the Compensation and Talent Committee engaged in extensive deliberation in developing the fiscal year 2025 executive compensation program, seeking to establish compensation packages and target performance levels aimed at rewarding strong future financial performance and our long-term success. The Compensation and Talent Committee’s deliberations for all executive officers looked at a broad range of market data (described below), individual performance reviews and total compensation reports for each officer, the historically cyclical nature of our business, internally appropriate levels and targets relative to the officer’s role, and initial package recommendations from management informed by market data provided by Semler Brossy. With regard to our 2024 Executive Incentive Plan (“2024 Bonus Plan”) and the fiscal year 2025 PRSUs granted to our NEOs, the proposed financial metrics and payout percentage recommendations were developed by management and approved by the Compensation and Talent Committee, with review and guidance from Semler Brossy.

With respect to the compensation of our Chief Executive Officer (Mr. Wallace), the Compensation and Talent Committee considered recommendations prepared by Semler Brossy. Following extensive deliberation, the Compensation and Talent Committee recommended Mr. Wallace’s proposed fiscal year 2025 target compensation opportunities and RSU and PRSU grants for approval by the Outside Directors. The Outside Directors then discussed and, in August 2024, approved Mr. Wallace’s fiscal year 2025 target compensation opportunities and PRSU and RSU grants as recommended. Mr. Wallace was not present and did not participate in the discussions regarding his own compensation.

For the other NEOs, the Compensation and Talent Committee, after considering the performance reviews and recommendations of Mr. Wallace, as well as extensive comparative compensation data provided by Semler Brossy, approved the fiscal year 2025 target compensation opportunities and PRSU and RSU grants for the other NEOs in August 2024.

In each case, when establishing each element of compensation and the overall target compensation opportunities for the NEOs, the Compensation and Talent Committee and the Outside Directors exercised their judgment based upon the data provided, and no specific formula was applied to determine the weight of each data point.

Market Data

Our ability to continue to attract and retain outstanding contributors, including our core executive team, is essential to our continuing success. Therefore, the Compensation and Talent Committee reviews several different data sources (including Radford survey data for our industry peer group, as well as the broader technology market) to assess whether we are offering compensation opportunities that are competitive with those offered by other employers seeking to attract the same talented individuals.

The industry peer group is comprised of U.S. publicly traded companies primarily in the semiconductor and semiconductor equipment industries that had at least 0.33x the Company’s trailing four-quarter revenues and at least 0.2x the Company’s 200-day average market capitalization value. Additionally, the peer group is reviewed to remove companies that we feel are too large to provide meaningful comparison.

 | 2025 Proxy Statement

42  | Executive Compensation and Other Matters

Below is the list of industry peer group companies used in developing our fiscal year 2025 program:

Advanced Micro Devices, Inc.	GLOBALFOUNDRIES Inc.	Micron Technology, Inc.	Skyworks Solutions, Inc.

Analog Devices, Inc.	Keysight Technologies, Inc.	MKS Inc.	Teradyne, Inc.

Applied Materials, Inc.	Lam Research Corporation	NVIDIA Corporation	Texas Instruments Incorporated

Broadcom, Inc.	Marvell Technology Inc.	ON Semiconductor Corp.

Corning Incorporated	Microchip Technology, Inc.	Qorvo, Inc.

The Compensation and Talent Committee, in consultation with Semler Brossy, periodically reviews and, as appropriate, may approve changes to the list. The peer group for 2025 did not change from our fiscal year 2024 peer group.

When assessing our fiscal year 2025 executive compensation program, the Compensation and Talent Committee reviewed information developed by Semler Brossy regarding the compensation levels, programs and practices of our industry peer group to obtain comparative data and identify compensation trends and practices.

Though the Compensation and Talent Committee referred to percentile data in its analysis, as well as allocations between annual and long-term compensation, the Compensation and Talent Committee did not employ specific equations for determining compensation amounts based on such data. Rather, the Compensation and Talent Committee’s emphasis was on establishing compensation packages for the executive officers that would be competitive with those offered by other employers in our industry, appropriately reflect each executive officer’s skill set and experience, drive performance and encourage retention of top performers.

 | 2025 Proxy Statement

KEY PAY PRACTICES IN OUR EXECUTIVE COMPENSATION PROGRAM AND LAST YEAR’S “SAY ON PAY” VOTE

Investor feedback is an important input to us in the design of our executive compensation program. We solicit feedback regarding our executive compensation program from our largest institutional investors at least annually through our investor outreach initiatives. Feedback received from these sessions regarding our executive compensation programs is generally positive. We hold an annual “Say on Pay” advisory vote, with approximately 92.5% of the votes cast at our 2024 Annual Meeting voting “FOR” approval of our NEO compensation, which the Compensation and Talent Committee believes demonstrated strong stockholder support for our executive compensation policies and practices.

We strive to follow good governance practices and align compensation with the stockholder experience. Our executive compensation program is designed to incorporate the following key pay practices and inputs:

What We Do	What We Don’t Do

Pay for performance: We have a pay for performance focus with a majority of our NEOs’ cumulative annual target compensation in the form of performance-based annual cash bonuses and PRSUs, tied to challenging metrics that reflect and are key to the growth and profitability of our business and promote alignment between executive and stockholder economic interests.	No automatic salary increases: We do not guarantee automatic salary increases for our executive officers.

Different metrics in short- and long-term incentive plans: The metrics used for our annual cash bonus program (i.e., Operating Margin Dollar achievement and corporate balanced scorecard assessment) are different from those used for our PRSUs (i.e., Relative Free Cash Flow Margin (as defined below) and non-GAAP EPS (as defined below)).	No hedging and pledging: We prohibit officers, directors and employees from hedging against our stock or pledging our stock.

Long-term incentive alignment: Equity awards typically vest over at least a three-year period. Our annual RSUs vest equally over a four-year period from the grant date. Our annual PRSUs granted prior to fiscal year 2025 vest over a four-year period, with 50% vesting on the later of the third anniversary of the grant date and the date that the performance conditions have been determined to have been satisfied and 50% vesting on the fourth anniversary of the grant date. Our annual PRSUs granted in fiscal year 2025 vest 100% on the later of the third anniversary of the grant date and the date that the performance conditions have been determined to have been satisfied. Our EPS Awards have a custom vesting schedule.	No single-trigger change in control: We only offer “double trigger” change in control benefits.

Stock ownership guidelines: We impose stock ownership guidelines on all executive officers and Outside Directors.	No gross-ups: We do not provide tax gross-up provisions on any change in control, severance or other payments related to executive terminations.

Clawbacks: We maintain an SEC- and NASDAQ-compliant clawback policy for recovery of any erroneously awarded incentive compensation in the event of a financial restatement.	No excessive perquisites: It is our policy to strictly limit the use and value of perquisites.

Compensation consultant: The Compensation and Talent Committee retains and regularly consults with an independent compensation consultant to advise on our executive compensation program and practices.	No dividends prior to vesting: We do not pay dividends on RSUs or PRSUs until the awards vest and then only on the portion that vests.

 | 2025 Proxy Statement

44  | Executive Compensation and Other Matters

Independence: Executive compensation decisions for Mr. Wallace, our CEO, are made by the Outside Directors on our Board, and for all other executive officers by the Compensation and Talent Committee, which is comprised exclusively of Outside Directors.

Compensation Risk Assessment: We conduct a compensation risk assessment annually, which is reviewed annually by the Compensation and Talent Committee.

ELEMENTS OF COMPENSATION

Element	Variability	Objective	How Established	FY25 Terms/Outcomes for NEOs

Base salary (Page 45)	FIXED	Provide a competitive fixed component of compensation that, as part of a total compensation package, enables us to attract and retain top talent.	Reviewed against the executive officer’s skill, experience and responsibilities, and for competitiveness against our compensation peer group.	Three of our six NEOs received a salary increase during fiscal year 2025.

Short-term executive incentive plan (cash bonus) (Pages 45 to 49)	PERFORMANCE - BASED	Offer a variable cash compensation opportunity based upon the level of achievement of challenging corporate goals, with adjustments based on bonus achievement percentage.	Target payouts set by measuring total cash compensation against our compensation peer group. Corporate performance targets based on challenging operational goals.

Balanced scorecard and Operating Margin Dollar (as defined below) achievement versus goal for the 12 months ended December 31, 2024, in addition to individual performance, resulted in a bonus payout in fiscal year 2025 equal to 144% of target for each NEO. Bonus achievement percentage multipliers ranged from 80% to 120% for the NEOs.

PRSUs (Pages 49 to 52)	PERFORMANCE - BASED and value tied to stock price

Align long-term management and stockholder interests and strengthen retention with longer vesting provisions. PRSUs provide compensation and ownership opportunity based upon the level of achievement of challenging corporate goals.

Total target value of annual awards set using market data (reviewed against our compensation peer group for competitiveness) and the executive officer’s responsibilities, contributions and criticality to ongoing success.

Our fiscal year 2025 annual PRSUs are tied to three-year Relative Free Cash Flow Margin (as defined below). Earned PRSUs vest 100% at three years from date of grant, subject to continued service through each vesting date.

RSUs (Page 51)	VALUE TIED TO STOCK PRICE	RSUs promote long-term retention and alignment with stockholder interests.	RSU awards may be granted when necessary to remain competitive with the marketplace.	Fiscal year 2025 RSUs vest 25% per year over four years, subject to continued service through each vesting date.

Other compensation (Pages 53 to 54)	PRIMARILY FIXED	Provide competitive employee benefits. We do not view this as a significant component of our executive compensation program.	Reviewed for competitiveness against our compensation peer group.	No significant changes in fiscal year 2025.

 | 2025 Proxy Statement

CEO COMPENSATION AT A GLANCE

Our CEO’s fiscal year 2025 compensation is consistent with our pay for performance philosophy, with a focus on variable and “at-risk” compensation that is closely aligned with our operational and stock price performance. The chart below highlights that 95% of our CEO’s total compensation for fiscal year 2025 (excluding “all other compensation”) is at risk, with 63% of such compensation tied to the achievement of challenging performance objectives:

FISCAL YEAR 2025 CEO

COMPENSATION ALLOCATION

DESCRIPTION OF INDIVIDUAL ELEMENTS OF COMPENSATION

Base Salary

The Compensation and Talent Committee annually reviews the base salaries of the NEOs as part of its overall compensation review and considers the competitive market analysis of the Company’s industry peer group each year in determining whether to make an adjustment to the base salary for each NEO. We increased the annual base salaries of three of our six NEOs in fiscal year 2025 reflecting competitive market movements, as well as the increasing scale and complexity of executive accountability given our growth. These changes resulted in competitive positioning that is consistent with our pay philosophy. For fiscal year 2025, the Compensation and Talent Committee (or, in the case of Mr. Wallace, the Outside Directors) approved the base salaries set forth in the table below.

Name	Annual Base Salary Rate Approved During Fiscal Year 2025 ($)	% Increase from Fiscal Year 2024 Annual Base Salary Rate

Richard Wallace	1,200,000	6.7%

Bren Higgins	750,000	0.0%

Ahmad Khan	750,000	0.0%

Oreste Donzella*	400,000	-16.7%

Brian Lorig	550,000	10.0%

Mary Beth Wilkinson	560,000	6.7%

* In August 2024, Mr. Donzella’s fiscal year 2025 base salary was reduced from $480,000 to $400,000 in light of a change in his responsibilities. When Mr. Donzella transitioned into a senior advisor role in April 2025, his base salary rate was further reduced to $125,000 per year. The base salary in the table above reflects Mr. Donzella’s base salary rate prior to such reduction.

Short-Term Executive Incentive Bonus Plan

Our annual Executive Incentive Plan (our “Bonus Plan”) is intended to motivate our senior executives, including our NEOs, to achieve short-term corporate objectives by providing a competitive cash bonus, which is earned based upon the achievement of pre-determined Company performance goals, relating to Operating Margin Dollar (as defined below), the Company’s “balanced scorecard” objectives (as described below) and individual performance.

Under our Bonus Plan, which operates on a calendar-year basis consistent with our operating plan, participating executives are eligible to earn up to 200% of the applicable executive’s target bonus opportunity based on the level of attainment of performance goals during the relevant calendar year. During our fiscal year 2025, our NEOs participated in our 2024 Bonus Plan from July 1, 2024 through December 31, 2024, and in our 2025 Bonus Plan from January 1, 2025 through June 30, 2025. The 2025 Bonus Plan is substantially identical to the 2024 Bonus Plan, other than with respect to Operating Margin Dollar target levels of performance and the related payout percentages.

 | 2025 Proxy Statement

46  | Executive Compensation and Other Matters

Plan Design and Performance Metrics

We used Operating Margin Dollar achievement as a key performance metric in our calendar year 2024 Bonus Plan because we believe that it reflects several important competitive and business elements, such as product acceptance, market share and cost discipline, and is therefore a very good barometer of our overall performance. For our calendar year 2024 Bonus Plan, “Operating Margin Dollar” represents our total revenues less total costs of revenues, research and development expenses and selling, general and administrative expenses, other than expenses related to acquisitions, goodwill impairment, severance and merger-related items.

In addition to Operating Margin Dollar achievement, payouts under the 2024 Bonus Plan are also determined in part by a “balanced scorecard” rating awarded by the Compensation and Talent Committee, which is designed to measure our progress based on financial and non-financial metrics related to operational excellence, customer focus, growth and talent management. The use of the balanced scorecard is designed to ensure that the quality of our operating results is high and that those results support the sustainability of our business model. We believe that the balanced scorecard’s use of broad measures of financial and strategic success closely aligns with the interests of our executive officers with those of our stockholders. The balanced scorecard is tracked throughout the year by the Board, and then formally reviewed by the Compensation and Talent Committee and the Board following the conclusion of the applicable calendar year for assessment of the Company’s success in achieving its annual strategic goals.

For calendar year 2024, the corporate goals and objectives were set at levels that the Compensation and Talent Committee believed would be challenging to achieve based on our historical and anticipated performance and the then-prevailing macroeconomic conditions. For 2024, we, together with industry analysts covering the semiconductor and semiconductor capital equipment industries, anticipated WFE to be relatively flat compared to 2023 due to trade restrictions impacting sales in China and the overall macro/geopolitical climate, offset in part by continued investment in artificial intelligence, increased competition in the logic market and government initiatives. While the Operating Margin Dollar and many of the “balanced scorecard” metrics are quantitative in nature, some are qualitative and, therefore, introduce a degree of judgment into the bonus determination process. This structure of using both Operating Margin Dollar achievement and the balanced scorecard is intended to ensure that bonus payouts not only reflect the Company’s achievement of specific levels of Operating Margin Dollars, but also the level of management performance necessary to continue to achieve those results over the long term.

The 2024 Bonus Plan also contains an element of an individual assessment. The Compensation and Talent Committee may increase or decrease each executive officer’s bonus amount (to the extent earned) based on a subjective assessment of the executive’s individual performance by applying a “bonus achievement percentage” multiplier. Bonus achievement percentage multipliers for individual performance can range from 80% to 120%. Following the completion of calendar year 2024, the Compensation and Talent Committee conducted a performance assessment of each executive officer (including each NEO), with input from Mr. Wallace (except with respect to his own performance), and the Outside Directors conducted a similar assessment for Mr. Wallace, in each case based on the executive officer’s leadership skills, experience and performance, including (for the NEOs) how each NEO led his or her organization as demonstrated against the key balanced scorecard objectives and goals for the NEO’s respective organization.

The payout formula under the Bonus Plan was structured as follows:

 | 2025 Proxy Statement

Payout Percentages

Our 2024 Bonus Plan was structured to pay out 100% of each participating executive’s target bonus amount if we successfully achieved our target level of Operating Margin Dollar performance (subject to the applicable executive’s bonus achievement percentage multiplier). Under the 2024 Bonus Plan, we were required to achieve a threshold level of Operating Margin Dollar achievement in order for the Bonus Plan to be funded; to the extent Operating Margin Dollar was achieved below the threshold value, the applicable payout percentage would be equal to 0%. Upon achievement of that threshold level, a participant’s actual bonus amount was then determined based upon a bonus payout grid, with Operating Margin Dollar goals as the variable along one axis and, on the other axis, the “balanced scorecard” rating (which is a score awarded to the Company by the Board based on its assessment of our performance against the “balanced scorecard” metrics), as adjusted by the participant’s bonus achievement percentage multiplier.

The Compensation and Talent Committee sets performance targets for the Bonus Plan in consideration of internal budgets, broader market forecasts, and prior year achievement. The maximum Operating Margin Dollar achievement was set at $5.502 billion for the calendar year ended December 31, 2024, which (if attained) would have been 75% more than the Operating Margin Dollar achievement in 2023.

The 2024 Bonus Plan was structured so that, for each level of Operating Margin Dollar performance, the maximum payout would be reasonable relative to our financial results. The following examples highlight the possible funding levels for our 2024 Bonus Plan at different levels of our performance, before applying individual multipliers.

Level of Operating Margin Dollars	Funding Level Details

Less than $1.179 billion	No payouts would be made under the 2024 Bonus Plan if we achieved Operating Margin Dollars of less than $1.179 billion

$1.179 billion (threshold)	Set at 30% of target Highest bonus funding level equal to 35% of the NEO’s target bonuses, if the Board awarded the Company a balanced scorecard rating of 5 (“exceptional”)

$3.93 billion (target)	Target level of Operating Margin Dollars of $3.93 billion was approximately 13% higher than our Operating Margin Dollar performance for the prior calendar year ($3.488 billion)
Highest bonus funding level equal to 140% of the executive officers’ target bonuses, if the Board awarded the Company a balanced scorecard rating of 5 (“exceptional”)

Target bonus funding level equal to 100% of the executive officers’ target bonuses, if the Board awarded the Company a balanced scorecard rating of 3+ (“primarily meets expectations”)

$5.502 billion (maximum)	Set at 40% higher than target Operating Margin Dollars of $5.502 billion would have surpassed any calendar year in our history
Highest bonus funding level equal to 200% of the executive officers’ target bonuses, if the Board awarded the Company a balanced scorecard rating of 3+ (“primarily meets expectations”)

Minimum bonus funding level equal to 100% of the executive officers’ target bonuses, if the Board awarded the Company a balanced scorecard rating of 1 (“opportunity for improvement”)

 | 2025 Proxy Statement

48  | Executive Compensation and Other Matters

In 2024, the Compensation and Talent Committee assigned weighting to the various elements on the Balance Scorecard ranging from 10% to 40%. The Compensation and Talent Committee and the Board reviewed the following categories to determine the balanced scorecard rating for our 2024 Bonus Plan:

Balanced Scorecard Objectives	Metrics	Weighting	Assessment	Score Given

Financial – Top Line Performance	Revenue	20%	Revenue finished at $10.847 billion, in excess of our internal plan for the calendar year	4

Financial – Product Differentiation	Gross Margin	15%	Gross margin finished at 61.4%, slightly less than our internal plan for the calendar year	3

Financial – Productivity	Operating Margin	15%	Operating margin finished at 40.6%, slightly higher than our internal plan for the calendar year	4

Quality of Result – Market Dynamics Quality of Result – Market Leadership Quality of Result – Program Execution	Share of WFE Process Control Share Key Product Roadmap Milestones	40%

Share of WFE finished above our internal plan for the calendar year

Process control share finished consistent with our internal plan for the calendar year

Program execution remained on track and critical milestones were met for certain projects

				4+

Human Capital – Talent	Turnover, engagement, hiring, inclusion for all	10%	Overall turnover and top talent turnover remained low; employment engagement scores improved; hiring goals were exceeded and average time to hire improved; representation of women increased globally and in technical roles	4+

The Board evaluated the Company’s performance with respect to the objectives described above on a scale of 1 to 5, with:

“1” corresponding to “opportunity for improvement,”

“3” corresponding to “primarily meets expectations,” and

“5” corresponding to “exceptional.”

The Board awarded the Company a balanced scorecard rating of “4+” based on its assessment of our overall performance against our strategic objectives during calendar year 2024. That, combined with Operating Margin Dollar achievement of $4.404 billion in calendar year 2024 (approximately 12% above target), resulted in a funding, before applying bonus achievement percentage multipliers, of 144% of target bonuses under the 2024 Bonus Plan. The matrix for the 2024 Bonus Plan is set forth below.

Calendar Year 2024 Bonus Funding Table
Balanced Scorecard Performance		Operating Margin Dollar ($M) Performance

		< $1,179	$1,179	$3,144	$3,537	$3,734	$3,930	$4,127	$4,323	$4,404	$4,716	$5,109	$5,502

Exceptional	5	0%	35%	99%	112%	133%	140%	147%	161%	168%	196%

	4+	0%	30%	85%	96%	114%	120%	126%	138%	144%	168%	198%

	4	0%	28%	78%	88%	105%	110%	116%	127%	132%	154%	182%

	3+	0%	25%	71%	80%	95%	100%	105%	115%	120%	140%	165%	200%

Primarily meets expectations	3	0%	23%	64%	72%	86%	90%	95%	104%	108%	126%	149%	180%

	2+	0%	20%	57%	64%	76%	80%	84%	92%	96%	112%	132%	160%

	2	0%	18%	50%	56%	67%	70%	74%	81%	84%	98%	116%	140%

	1+	0%	15%	43%	48%	57%	60%	63%	69%	72%	84%	99%	120%

Opportunity for improvement	1	0%	13%	36%	40%	48%	50%	53%	58%	60%	70%	83%	100%

% of Plan		<30%	30%	80%	90%	95%	100%	105%	106%	112%	120%	130%	140%

In addition, based on the Compensation and Talent Committee’s (or, with respect to Mr. Wallace, the Outside Directors’) assessment of each NEO’s individual performance for calendar year 2024, NEOs were awarded bonus achievement percentages ranging from 80% to 120%. For an NEO other than the CEO, the NEO’s bonus achievement percentage is determined by the CEO and validated by the Compensation and Talent Committee based on how effectively the NEO led his or her organization as demonstrated against the key Balanced Scorecard measures and objectives for the organization for which the NEO is responsible. The CEO’s bonus achievement percentage is determined by the Outside Directors based on leadership and the Company’s performance under its Balanced Scorecard objectives.

 | 2025 Proxy Statement

Payouts

The following table presents each NEO’s target bonus (as a percentage of base salary and in dollars, based on actual salary paid during the calendar year 2024 (rather than fiscal year 2025)), as well as the bonus payout percentage generated by the 2024 Bonus Plan’s payout grid, based on our performance, the bonus achievement percentage multiplier assigned to the NEO and the actual bonus amount paid to the NEO.

Name	NEO’s 2024 Target Bonus Award Under Bonus Plan (as a Percentage of Base Salary)(1)	NEO’s Target Bonus Award Under Bonus Plan ($)	Payout Multiple Based on Company Performance (Operating Margin Dollars and Balanced Scorecard)	Bonus Achievement Percentage Assigned by Compensation and Talent Committee or the Outside Directors	Actual Bonus Payout Under 2024 Bonus Plan ($)(2)	Actual Bonus Payout Under 2024 Bonus Plan as a Percentage of Target Bonus

Richard Wallace	175/200%	2,143,702	144%	120%	3,704,317	173%

Bren Higgins	100/125%	829,327	144%	120%	1,433,077	173%

Ahmad Khan	100/125%	829,327	144%	120%	1,433,077	173%

Oreste Donzella	90%	405,139	144%	80%	466,720	115%

Brian Lorig	90/100%	489,808	144%	110%	775,855	158%

Mary Beth Wilkinson	80%	430,446	144%	100%	619,842	144%

(1) The amounts in this column represent the applicable NEO’s target bonus (stated as a percentage of the executive officer’s base salary). Under the 2024 Bonus Plan, the actual salary paid during the calendar year multiplied by (a) the payout percentage determined by the 2024 Bonus Plan’s bonus payout grid based on the Company’s performance, and (b) the NEO’s bonus achievement percentage multiplier assigned by the Compensation and Talent Committee or, in the case of Mr. Wallace, the Outside Directors, generated the executive officer’s actual bonus payment amount. If two percentages are included in the column, the first percentage applied to salary earned from January 1 through July 31, 2024 and the second percentage applied to salary earned from August 1 to December 31, 2024.

(2) Actual bonus payouts are based on the actual salary paid to the NEO during calendar year 2024 rather than fiscal year 2025.

Our NEO’s target bonus opportunities are determined by our Compensation and Talent Committee (or, in the case of Mr. Wallace, by our Outside Directors) by considering each NEO’s performance, role and responsibilities at our Company. The target bonus as a percentage of base salary for the NEOs was unchanged for calendar year 2024 compared to calendar year 2023. The target bonus as a percentage of base salary for Messrs. Wallace, Higgins, Khan and Lorig increased from 175%, 100%,100% and 90%, respectively, for calendar year 2024 to 200%, 125%, 125% and 100%, respectively, for calendar year 2025. The increases in target bonus percentages were based in part on market dynamics and to position the NEO more competitively. The target bonus as a percentage of base salary for Mr. Donzella was reduced to 80% for calendar year 2025 due to a change in his responsibilities. Ms. Wilkinson’s target bonus as a percentage of base salary was unchanged for calendar year 2025 from calendar year 2024.

Long-Term Incentives

Our annual long-term incentives for our NEOs are awarded in the form of RSUs and PRSUs, typically once per year in late July or early August, coinciding with the beginning of our fiscal year.

Annual PRSU Awards

During fiscal year 2025, we granted each of our NEOs an annual award of PRSUs, which vests based on the attainment of specified Company performance goals and service-vesting requirements. The NEOs’ fiscal year 2025 PRSUs are earned based on the Company’s Relative Free Cash Flow Margin (as defined below). “Relative Free Cash Flow Margin” means our cumulative free cash flow (cash flow provided by operations, less capital expenditures), divided by cumulative revenues, relative to the cumulative free cash flow margin for our industry peer group companies for the three years ending June 30, 2027. A determination will be made after June 30, 2027, based on the Company’s percentile performance relative to its industry peer group, regarding the percentage of the fiscal year 2025 PRSUs that have been earned.

We believe that the Relative Free Cash Flow Margin metric is a key measure of our long-term performance and stockholder value creation. Our ability to generate cash from operations is essential to fund the expansive research and development efforts that are instrumental to our long-term success, as well as our efforts to return cash to stockholders. The relative nature of the metric ensures that our performance must compare favorably to our industry peer group companies for PRSUs to be earned.

 | 2025 Proxy Statement

50  | Executive Compensation and Other Matters

Any fiscal year 2025 PRSUs earned by an NEO will vest 100% on the later of three years from the date of grant and the date that the Compensation and Talent Committee, or in the case of Mr. Wallace, the Outside Directors, determine that the performance conditions have been attained, subject to continued service through the applicable vesting date. Fiscal year 2025 PRSUs are granted with dividend equivalent rights which entitle the recipient to receive credits, payable in cash or additional shares of our Common Stock, equal to the cash dividends that would have been received on the shares of our Common Stock had the shares been issued and outstanding on the dividend record date. Dividend equivalents are only paid to the recipient upon vesting or settlement of the underlying award.

We conducted a thorough market review to ensure ongoing competitiveness of our programs, and in light of this review, we made the following changes to the terms of the Annual PRSUs granted in August 2024: (1) we increased the maximum amount of shares issuable upon the vesting of the 2025 Annual PRSUs from 150% to 200% of target; (2) we increased the threshold necessary to achieve the maximum number of shares upon vesting from 75% of the Relative Free Cash Flow Margin to 80%; and (3) we updated the service vesting component such that 100% of any earned PRSUs will vest in full on the later of the third anniversary of the date of grant and the date that the performance conditions were determined to have been attained, in each case, subject to continued service through the applicable vesting date.

The following table highlights the possible payouts under the participating NEO’s fiscal year 2025 PRSUs at different levels of Company performance:

Level of Relative Free Cash Flow Margin Performance	PRSU Payout Details

Less than 30th percentile	No shares underlying the 2025 PRSU awards will become eligible to vest if our Relative Free Cash Flow Margin is below the 30th percentile

30th percentile (Threshold)	25% of the target number of shares underlying the 2025 PRSU awards will become eligible to vest if our Relative Free Cash Flow Margin is equal to the 30th percentile

55th percentile (Target)

   Target performance level will require strong performance relative to our industry peer group and is therefore considered challenging

   100% of the target number of shares underlying the 2025 PRSU awards will become eligible to vest if our Relative Free Cash Flow Margin is equal to the 55th percentile

80th percentile or above (Maximum)

   Maximum performance level will require significant performance relative to the Company’s industry peer group and is therefore considered very challenging

   200% of the target number of shares underlying the 2025 PRSU awards will become eligible to vest if our Relative Free Cash Flow Margin is equal to or greater than the 80th percentile

Payout will be linearly interpolated if actual results fall between the threshold and target, or the target and maximum measurement points above.

The following table sets forth the threshold, target and maximum shares achievable by our NEOs with respect to their annual PRSU awards for fiscal year 2025 (rounded down to the nearest whole share):

Name	Type of Grant	Target Value ($)(1)	Threshold Shares (#)	Target Shares (#)	Maximum Shares (#)

Richard Wallace	Annual PRSU	13,200,000	3,996	15,987	31,974

Bren Higgins	Annual PRSU	3,000,000	908	3,633	7,266

Ahmad Khan	Annual PRSU	3,000,000	908	3,633	7,266

Oreste Donzella	Annual PRSU	500,000	152	606	1,212

Brian Lorig	Annual PRSU	2,000,000	606	2,422	4,844

Mary Beth Wilkinson	Annual PRSU	1,050,000	318	1,272	2,544

(1) The number of shares underlying our fiscal year 2025 PRSUs was determined by dividing a dollar target by the 30-day average of our closing stock price ending on the Friday prior to approval of the awards. In fiscal year 2025, the 30-day average price was 8% higher than the price on the date of grant, which is the price used to determine the value of the award in the “Summary Compensation Table.”

 | 2025 Proxy Statement

Fiscal Year 2022 Annual PRSUs – Performance Criteria Satisfaction Determination

The fiscal year 2022 PRSUs were earned based on our Relative Free Cash Flow Margin attained over the three-year period ended June 30, 2024. In August 2024, the Compensation and Talent Committee and, in the case of Mr. Wallace, the Outside Directors, determined the extent to which the fiscal year 2022 annual PRSUs had been earned: a 150% payout at the 82nd percentile of our industry peer group. The terms of the fiscal year 2022 annual PRSUs, including the target performance and payout level, actual results and vesting schedule, are summarized in the following table:

Terms of Fiscal Year 2022 Annual PRSUs	Threshold	Target Level	Maximum Level	Actual Results

Relative Free Cash Flow Margin performance	30th percentile	55th percentile	75th percentile	82nd percentile

Payout level as a percentage of target shares

Vesting schedule	With respect to the earned fiscal year 2022 annual PRSUs, 50% vested in August 2024 and the remaining 50% vested in August 2025

The following table sets forth the threshold, target and maximum shares achievable by the NEOs, as well as the actual number of shares earned by them, with respect to the fiscal year 2022 PRSUs (rounded down to the nearest whole share):

Name	Type of Grant	Threshold Shares (#)	Target Shares (#)	Maximum Shares (#)	Actual Shares Earned (#)

Richard Wallace	Annual PRSU	6,486	25,947	38,920	38,920

Bren Higgins	Annual PRSU	1,521	6,086	9,129	9,129

Ahmad Khan	Annual PRSU	1,681	6,727	10,090	10,090

Oreste Donzella	Annual PRSU	600	2,403	3,604	3,604

Brian Lorig	Annual PRSU	640	2,563	3,844	3,844

Mary Beth Wilkinson	Annual PRSU	641	2,563	3,845	3,845

Annual RSU Awards

The Compensation and Talent Committee (or in the case of Mr. Wallace, the Outside Directors) also approved annual 2025 RSU grants to our NEOs. Each RSU award vests over four years, with 25% of the RSUs underlying the award vesting on each of the first four anniversaries of the applicable vesting commencement date, subject to continued service through the applicable vesting date. The size of the RSU and annual PRSU awards to NEOs are typically weighted equally, except in the case of Mr. Wallace, whose grants are weighted 60% annual PRSUs (at target levels) and 40% RSUs. Fiscal year RSUs are granted with dividend equivalent rights which entitle the recipient to receive credits, payable in cash or additional shares of our Common Stock, equal to the cash dividends that would have been received on the shares of our Common Stock had the shares been issued and outstanding on the dividend record date. Dividend equivalents are only paid to the recipient upon vesting or settlement of the underlying award.

The following table sets forth the RSU grants for each NEO in fiscal year 2025 (rounded down to the nearest whole share):

Name	Target Value ($)(1)	Shares (#)

Richard Wallace	8,800,000	10,658

Bren Higgins	3,000,000	3,633

Ahmad Khan	3,000,000	3,633

Oreste Donzella	500,000	605

Brian Lorig	2,000,000	2,422

Mary Beth Wilkinson	1,050,000	1,271

(1) The number of shares underlying our fiscal year 2025 RSUs was determined by dividing a dollar target by the 30-day average of our closing stock price ending on the Friday prior to approval of the awards. In fiscal year 2025, the 30-day average price was 8% higher than the price on the date of grant, which is the price used to determine the value of the award in the “Summary Compensation Table.”

 | 2025 Proxy Statement

52  | Executive Compensation and Other Matters

Fiscal Year 2023 Complementary EPS-Based PRSU Awards – Performance Criteria Satisfaction Determination

The Complementary EPS-based PRSU awards were special grants made only in fiscal year 2023. In fiscal year 2025, the first tranche of the EPS Awards (as defined and described below) was earned based on our non-GAAP diluted earnings per share (“EPS”) for the two-year performance period ended June 30, 2024. In August 2024, the Compensation and Talent Committee and, in the case of Mr. Wallace, the Outside Directors, determined that Tranche 1 of the EPS Awards had been earned at 131% of the target number of PRSUs subject to such tranche based on cumulative EPS achieved of $49.11. The terms of Tranche 1 of the EPS Awards, including the target performance and payout level, actual results and vesting schedule are summarized in the following table:

Terms of Tranche 1 of Fiscal Year 2023 EPS Awards	Threshold	Target Level	Maximum Level	Actual Results

Cumulative EPS for the two years ended June 30, 2024	$40.10	$47.18	$56.62	$49.11

Payout level as a percentage of target shares	50%	100%	250%	131%

Vesting schedule	100% of the earned Tranche 1 EPS Awards vested on June 30, 2025

Payouts will be linearly interpolated if actual results fall between the threshold and target, or the target and maximum levels above. For additional information on the EPS Awards, see the section below titled “Potential Payments upon Termination or Change of Control – EPS Awards.”

The following table sets forth the threshold, target and maximum shares achievable by the NEOs, as well as the actual number of shares earned by them, with respect to Tranche 1 of the fiscal year 2023 EPS Awards (rounded down to the nearest whole share):

Name	Type of Grant	Threshold Shares (#)	Target Shares (#)	Maximum Shares (#)	Actual Shares Earned (#)

Richard Wallace	EPS Award	3,145	6,291	15,727	8,241

Bren Higgins	EPS Award	2,097	4,194	10,485	4,564

Ahmad Khan	EPS Award	2,097	4,194	10,485	4,564

Oreste Donzella	EPS Award	839	1,678	4,195	2,198

Brian Lorig	EPS Award	839	1,678	4,195	2,198

Mary Beth Wilkinson	EPS Award	839	1,678	4,195	2,198

EPS is a non-GAAP financial measure and is disclosed in our earnings releases each quarter. EPS excludes the following measures included in GAAP earnings per diluted share attributable to KLA: (i) acquisition-related charges; (ii) restructuring, severance and other charges; (iii) charges associated with redemption of debt; (iv) goodwill and intangible impairment; (v) income tax effects of non-GAAP adjustments; and (vi) discrete tax items (in each case, with such adjustments to occur in a manner materially consistent with our past practice or as a result of new laws and regulations). For purposes of calculating non-GAAP EPS, if the effective tax rate is more than (x) 1% greater than the assumed tax rate of 14% (the “Assumed Tax Rate”), then the effective tax rate used for purposes of such calculations shall equal 1% more than the Assumed Tax Rate, or (y) 1% less than the Assumed Tax Rate, then the effective tax rate used for purposes of such calculations shall equal 1% less than the Assumed Tax Rate.

Dividend Equivalents. Each EPS Award entitles the NEO to receive dividend equivalents with respect to the payment of cash dividends on shares of our Common Stock having a record date on or after the grant date of the EPS Award, but before the date on which the PRSUs are settled or forfeited. The dividend equivalents will be credited in the form of cash credits, equal to the amount of cash dividends payable on the applicable date with respect to the number of shares then represented by the PRSUs, and the additional cash credits shall be subject to the same terms and conditions as the underlying EPS Award, including all applicable vesting conditions, such that no dividend equivalents shall be paid to an NEO unless and until the NEO has fully satisfied all applicable vesting conditions of the underlying EPS Award.

 | 2025 Proxy Statement

Employee Benefits and Perquisites

Perquisites and Other Compensation

We make only nominal use of perquisites in compensating our domestic executive officers, including our NEOs, except in the case of Mr. Donzella, who received expatriate benefits upon agreeing to relocate from the United States to the United Kingdom. All of our executive officers, including our NEOs, are entitled to receive Company-provided professional financial services. These services include tax planning, preparation and filing, as well as financial and estate planning services, up to a maximum cost of $20,000 per calendar year, and are provided in order to allow our executive officers to devote their fullest attention to our business and to help ensure that their tax returns comply with IRS requirements.

In addition, our executive officers, including our NEOs, are eligible to participate in our 401(k) plan (including a Company matching contribution on employee 401(k) plan contributions), employee stock purchase plan, executive deferred savings plan and the other employee benefit plans (including the Executive Retiree Medical Benefits (as defined and described below)) sponsored by us on the same terms and conditions that are generally available to other eligible employees.

Other than the benefits described above, we did not provide any other perquisites to our NEOs in fiscal year 2025.

Severance Benefits and Change of Control Agreements

We currently maintain two executive severance plans that provide certain compensation and benefits to our employees, including certain of our NEOs, if a participant’s employment with the Company terminates under certain specified circumstances: (i) our Amended and Restated Executive Severance Plan, adopted in 2006 (the “Original Severance Plan”), and (ii) our Amended and Restated 2010 Executive Severance Plan (the “2010 Severance Plan” and, together with the Original Severance Plan, the “Severance Plans”).

At the end of fiscal year 2025, Mr. Wallace was a participant under the Original Severance Plan, and Messrs. Higgins, Khan and Lorig and Ms. Wilkinson were participants under the 2010 Severance Plan.

In addition, in connection with his transition to part-time senior advisor status, we entered into a Senior Advisor Agreement with Mr. Donzella (the “Advisor Agreement”), which provides certain compensation and benefits to Mr. Donzella on a qualifying termination of employment during his advisory period.

These severance benefits and arrangements are described below in more detail under the title “Potential Payments upon Termination or Change in Control.”

We believe the Original Severance Plan and the 2010 Severance Plan are important for the long-term retention of our senior executives and enhance their commitment to the attainment of our strategic objectives. These severance benefits allow the participating executives to continue to focus their attention on our business operations and strategic plans without undue concern over their own financial situation during periods when substantial disruptions and distractions might otherwise prevail. We believe that these severance benefits are fair and reasonable in light of the level of dedication and commitment the participating executive officers have rendered the Company, the contribution they have made to our growth and financial success, and the value we expect to receive from retaining their services, including during challenging transition periods in connection with a change of control.

Deferred Compensation

We maintain an Executive Deferred Savings Plan, a nonqualified deferred compensation plan, which enables eligible employees, including our NEOs, and directors to defer all or a portion of certain components of their compensation, with no Company match. In fiscal year 2025, Messrs. Wallace, Higgins, Khan, Donzella and Lorig had balances under our Executive Deferred Savings Plan. For further information, please see the section of this Proxy Statement entitled “Nonqualified Deferred Compensation.” We do not provide any pension benefits or any other retirement benefits to our NEOs, other than the 401(k) plan generally available to employees and the Executive Retiree Medical Benefits, described below.

Executive Retiree Medical Program

We have established a retiree medical program to offer access to continued health benefits to certain current domestic senior executive officers (including certain of our NEOs). To be eligible, an executive must be at least 55 years old with 10 years of service with the Company and must be in good standing with us at the time of retirement. Eligible executives are entitled to participate until age 65 and must pay the full cost of the premium. Participation in this program is limited to the

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54  | Executive Compensation and Other Matters

Company’s executive officers who were subject to Section 16(a) reporting as of February 2011. The benefits described above shall be referred to herein as the “Executive Retiree Medical Benefits.” As of June 30, 2025, the only NEO eligible to participate in this program was Mr. Wallace.

Stock Ownership Guidelines; Policy Regarding Hedging

There are stock ownership guidelines applicable to our executive officers (including our NEOs) and Outside Directors. Under those guidelines, our executives are expected to own KLA Common Stock having a minimum value, denominated as a multiple of their annual base salaries, as follows:

Title	Shares

Chief Executive Officer	Value of at least four times annual base salary

Executive Vice President/Senior Vice President	Value of at least two times annual base salary

Unearned PRSUs do not count for purposes of measuring compliance with the ownership guidelines. The value of outstanding RSUs and PRSUs for which the performance-based vesting criteria (if any) have been achieved but for which the service-based vesting criteria have not yet been satisfied is included in measuring compliance. Each executive officer, once he or she has served in a position listed above for at least four years, is expected to comply with these guidelines. With respect to our NEOs, the Compensation and Talent Committee conducts an annual review to assess compliance with the guidelines.

The table below sets forth as of June 30, 2025 our NEOs’ compliance with our stock ownership guidelines. Value is based on the per share closing price of our Common Stock on June 30, 2025 ($895.74) and the ratio is based on the annual salary rate approved during fiscal year 2025.

Name	Total Shares (#)(1)	Value ($)	Ratio

Richard Wallace	73,888.343	66,184,744	55.2x

Bren Higgins	25,093.814	22,477,533	30.0x

Ahmad Khan	29,490.973	26,416,244	35.2x

Oreste Donzella	10,411.144	9,325,678	23.3x

Brian Lorig	13,650.773	12,227,543	22.2x

Mary Beth Wilkinson	7,099.667	6,359,456	11.4x

(1) Consists of: (i) RSUs; and (ii) PRSUs for which the performance conditions have been satisfied.

Under our Policy on Insider Trading and Unauthorized Disclosures, our directors and employees (including our NEOs) are not permitted to engage in short sales of our securities or any pledging, hedging or derivative securities transactions that are designed to hedge or offset any decrease in the market value of our securities.

Tax Considerations

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) disallows an income tax deduction to publicly traded companies for compensation paid to “covered employees,” which generally includes NEOs, for compensation that exceeds $1.0 million per officer in any taxable year.

The Compensation and Talent Committee believes that the potential deductibility of the compensation payable under our executive compensation program should be only one of the relevant factors taken into consideration when establishing the program, and not the sole or primary factor. We expect that the vast majority of the compensation we provide to NEOs will not be deductible under Section 162(m).

Clawback Policy

As required by SEC rules and NASDAQ Listing Standards implemented pursuant to the Dodd-Frank Act, we have a compensation recovery policy effective as of October 2, 2023. The policy requires the recovery of certain erroneously paid incentive compensation (i.e., compensation that is granted, earned or vested based in whole or in part on the attainment of one or more financial reporting measures) received by our current or former Section 16 officers on or after October 2, 2023, unless the Compensation and Talent Committee determines that recovery from the relevant officer would be impractical. Our policy for recovery of erroneously awarded compensation is filed with our Annual Report on Form 10-K for the fiscal year ended June 30, 2025.

 | 2025 Proxy Statement

Compensation and Talent Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that KLA specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The Compensation and Talent Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on that review and its discussions, the Compensation and Talent Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2025 and this Proxy Statement.

MEMBERS OF THE COMPENSATION AND TALENT COMMITTEE

Gary Moore, Chair

Jeneanne Hanley

Michael McMullen

Victor Peng

 | 2025 Proxy Statement

56  | Executive Compensation Tables

Executive Compensation

 Tables

SUMMARY COMPENSATION TABLE

The following table sets forth certain summary information concerning the compensation earned for services rendered in all capacities to the Company and its subsidiaries by our NEOs for the following fiscal years.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards(2)		Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
(a)	(b)	(c)	(d)		(e)	(f)	(g)

Richard Wallace President & Chief Executive Officer	2025	1,190,481	20,147,371	(5)	3,704,317	50,085	25,092,254
	2024	1,129,905	19,695,857		1,978,769	28,434	22,832,965
	2023	1,000,000	23,492,301		2,124,000	28,058	26,644,359

Bren Higgins Executive Vice President & Chief Financial Officer	2025	750,000	5,494,737	(5)	1,433,077	34,988	7,712,802
	2024	758,174	5,855,158		810,569	28,649	7,452,550
	2023	643,462	9,737,890		875,741	27,660	11,284,753

Ahmad Khan President, Semiconductor Products and Customers	2025	750,000	5,494,737	(5)	1,433,077	32,630	7,710,444
	2024	758,174	5,855,158		810,569	27,509	7,451,410
	2023	650,000	9,975,137		920,400	26,853	11,572,390

Oreste Donzella Former Executive Vice President and Chief Strategy Officer	2025	362,558	915,789	(5)	466,720	4,790,950	6,536,017
	2024	501,251	1,809,895		407,809	4,955,816	7,674,771
	2023	477,385	4,013,343		441,795	965,126	5,897,649

Brian Lorig Executive Vice President, KLA Global Services	2025	543,654	3,663,158	(5)	775,855	13,486	4,996,153
	2024	521,251	2,661,344		584,100	10,802	3,777,497
	2023	496,731	4,368,618		506,012	10,578	5,381,939
Mary Beth Wilkinson Executive Vice President, Chief Legal Officer & Corporate Secretary	2025	555,558	1,923,158	(5)	619,842	30,471	3,129,029
	2024	525,000	2,395,612		495,600	30,132	3,446,344
	2023	525,000	3,894,917		545,160	28,528	4,993,605

(1) The amounts shown in column (c) for fiscal year 2025 include amounts deferred by each of our NEOs, including under our 401(k) plan, a tax-qualified deferred compensation plan under Section 401(k) of the Internal Revenue Code, and under our EDSP, a nonqualified deferred compensation program available to our executive officers and certain other employees.

(2) The amounts shown in column (d) for fiscal year 2025 represent the aggregate grant date fair value of all RSUs and PRSUs awarded to the particular NEO. For further discussion regarding the assumptions used in calculating the grant date fair value for equity awards, please refer to Note 1 to the Company’s consolidated financial statements in Item 8 of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2025, filed with the SEC on August 8, 2025.

With respect to RSUs (i.e., awards issued with only service-based vesting criteria and no performance-based vesting criteria), the grant date fair value of each such RSU has been computed in accordance with the provisions of FASB Accounting Standards Codification Topic 718, referred to in this Proxy Statement as ASC 718. The ASC 718 grant date fair value of each RSU award was calculated based on the closing fair market value of our Common Stock on the applicable grant date.

With respect to PRSUs (i.e., awards issued with both service-based and performance-based vesting criteria), the grant date fair value of each such award has been computed in accordance with ASC 718 based on the probable outcome (determined as of the grant date) of the performance-based conditions applicable to the awards, which is target level performance, and the closing fair market value of our Common Stock on the grant date.

(3) The amounts shown in column (e) for fiscal year 2025 reflect the payments earned by each NEO under our 2024 Bonus Plan, which amounts were paid in calendar year 2025. The 2024 Bonus Plan covered, and the payments set forth in this column were earned during, calendar year 2024. The NEOs currently participate in our 2025 Bonus Plan, under which they are eligible to earn cash incentive compensation with respect to calendar year 2024. Amounts payable under our 2025 Bonus Plan will not be determinable until the conclusion of calendar year 2025 and, accordingly, will be disclosed in our Proxy Statement for fiscal year 2026.

 | 2025 Proxy Statement

(4) The amounts presented in column (f) consist of the following for fiscal year ended June 30, 2025:

Name	Company Matching Contribution to 401(k) Plan ($)	Company-Paid Financial Plan- ning and Tax Preparation Costs ($)	Long-Term Disability and Term Life Insurance Premium ($)	Expatriate Payments ($)	Other ($)	Total ($)

Richard Wallace	10,132	16,910	23,043	—	—	50,085

Bren Higgins	10,250	16,910	6,204	—	1,624	34,988

Ahmad Khan	9,957	16,910	4,464	—	1,299	32,630

Oreste Donzella	8,582	16,910	246	4,763,973	1,240	4,790,950

Brian Lorig	10,169	—	3,318	—	—	13,486

Mary Beth Wilkinson	10,176	16,910	3,385	—	—	30,471

(5) A portion of this amount reflects the estimated fair value of annual PRSUs granted to our NEOs based on the probable outcome (determined as of the grant date) of the performance-based conditions applicable to the awards, which is target level performance and the closing fair market value of our Common Stock on the grant date. The number of shares issuable under the fiscal year 2025 annual PRSUs will be determined by the Company’s Relative Free Cash Flow Margin over the three-year period ending June 30, 2027 relative to our industry peer group. The fiscal year 2025 annual PRSUs are structured so that 100% of the target number of shares underlying the award will be earned upon achievement by KLA of a target Relative Free Cash Flow Margin performance among this peer group (the 55th percentile), and up to 200% of that target number of shares could be earned for performance at or above the 80th percentile. Because the Company’s relative performance over the three-year performance period was undeterminable as of the grant date of the annual PRSUs, the probable outcome of the performance-based conditions applicable to the awards as of the grant date, for purposes of the calculations set forth in this table, has been determined to be equal to 100% of the target number of shares underlying the applicable award. Accordingly, the amounts included in the table above attributable to annual PRSUs granted during fiscal year 2025 are as follows: (a) for Mr. Wallace, $12,088,422; (b) for Mr. Higgins, $2,747,369; (c) for Mr. Khan, $2,747,369; (d) for Mr. Donzella, $457,895; (e) for Mr. Lorig, $1,831,579; and (f) for Ms. Wilkinson, $961,579. The grant date fair value of the fiscal year 2025 annual PRSUs, if earned at their maximum, would be as follows: (a) for Mr. Wallace, $24,176,845; (b) for Mr. Higgins, $5,494,738; (c) for Mr. Khan, $5,494,738; (d) for Mr. Donzella, $915,790; (e) for Mr. Lorig, $3,663,158; and (f) for Ms. Wilkinson, $1,923,159. The Company’s achievement of the performance-based conditions applicable to the fiscal year 2025 annual PRSUs (and therefore the number of shares issuable under the fiscal year 2024 annual PRSUs) will be determined by the Compensation and Talent Committee (and with respect to Mr. Wallace, the Outside Directors), following the completion of fiscal year 2027.

 | 2025 Proxy Statement

58  | Executive Compensation Tables

GRANTS OF PLAN-BASED AWARDS

The following table provides certain summary information concerning each grant of plan-based awards made to a NEO during the fiscal year ended June 30, 2025. No stock options or stock appreciation rights were granted to any of the NEOs during the fiscal year ended June 30, 2025. We do not currently grant new awards of stock options, stock appreciation rights or similar option-like equity awards, and there were no option exercises during the fiscal year ended June 30, 2025.

			Potential Payouts Under Non-Equity Plan Awards(1)			Potential Future Payouts Under Equity Incentive Plan Awards
Name and Principal Position	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)(2)	Target (#)(3)	Maximum (#)(4)	All Other Stock Awards: Number of Shares of Stock (#)	Grant Date Fair Value of Equity Awards ($)(5)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Richard Wallace President & Chief Executive Officer			655,312	2,184,375	4,368,750
	8/1/2024	(6)							10,658.011	8,058,948
	8/1/2024	(7)				3,996.754	15,987.016	31,974.032		12,088,422

Bren Higgins Executive Vice President & Chief Financial Officer			253,125	843,750	1,687,500
	8/1/2024	(6)							3,633.412	2,747,368
	8/1/2024	(7)				908.353	3,633.413	7,266.826	—	2,747,369

Ahmad Khan President, Semiconductor Products and Customers			253,125	843,750	1,687,500
	8/1/2024	(6)							3,633.412	2,747,368
	8/1/2024	(7)				908.353	3,633.413	7,266.826	—	2,747,369

Oreste Donzella Former Executive Vice President & Chief Strategy Officer			109,800	366,000	732,000
	8/1/2024	(6)							605.568	457,894
	8/1/2024	(7)				151.392	605.569	1,211.138	—	457,895

Brian Lorig Executive Vice President, KLA Global Services			150,000	500,000	1,000,000
	8/1/2024	(6)							2,422.275	1,831,579
	8/1/2024	(7)				605.569	2,422.275	4,844.550	—	1,831,579

Mary Beth Wilkinson Executive Vice President, Chief Legal Officer and Corporate Secretary			130,200	434,000	868,000
	8/1/2024	(6)							1,271.694	961,579
	8/1/2024	(7)				317.924	1,271.695	2,543.390		961,579

(1) The amounts set forth in the table as “Potential Payouts Under Non-Equity Incentive Plan Awards” reflect the potential cash payouts (threshold, target and maximum) that could be earned under our calendar year 2024 and 2025 Bonus Plans. Because the NEOs participated in the calendar year 2024 Bonus Plan during the first half of fiscal year 2025 and the 2025 Bonus Plan during the second half of fiscal year 2025, the amounts under “Potential Payouts under Non-Equity Plan Awards” is apportioned 50% to the potential payouts under the calendar year 2024 Bonus Plan and 50% to the potential payouts under the calendar year 2025 Bonus Plan based on the salary rates and target bonus percentages approved for the NEO during fiscal year 2024 for the 2024 Bonus Plan and fiscal year 2025 for the 2025 Bonus Plan.

(2) The number of shares reported in column (f) reflects the threshold number of shares that can potentially be earned under the fiscal year 2025 annual PRSUs (i.e., 25% of the target number of shares subject to those awards).

(3) The number of shares reported in column (g) reflects the target number of shares that can potentially be earned under the fiscal year 2025 annual PRSUs (i.e., 100% of the target number of shares subject to those awards).

(4) The number of shares reported in column (h) reflects the maximum number of shares that can potentially be earned under the fiscal year 2025 annual PRSUs (i.e., 200% of the target number of shares subject to those awards).

(5) The dollar value reported in column (j) represents the grant date fair value of the applicable RSU or PRSU. With respect to RSUs, the grant date fair value of each such RSU has been computed in accordance with ASC 718. The ASC 718 grant date fair value of each RSU award was calculated based on the closing sale price of our Common Stock on the grant date. With respect to PRSUs, the grant date fair value of the award has been computed in accordance with ASC 718 based on the probable outcome (determined as of the grant date) of the performance-based conditions applicable to the award and the closing sale price of our Common Stock on the grant date. Because the annual PRSUs granted during fiscal year 2025 were structured so that they would be fully earned upon achievement by KLA of its target level of three-year Relative Free Cash Flow Margin performance over the three-year period ending June 30, 2027 (a target that was considered difficult to achieve at the time of grant), the probable outcome of the performance-based conditions applicable to the awards as of the grant date, for purposes of the calculations set forth in this table, has been determined to be equal to the target number of shares potentially issuable under the applicable award.

 | 2025 Proxy Statement

(6) Reflects an award of RSUs that only has a service-vesting component tied to continued service beyond fiscal year 2025. Twenty-five percent (25%) of the shares subject to the award will vest on each of the first, second, third and fourth anniversaries of the grant date, provided the NEO continues in our service through the applicable vesting date. The underlying shares may also vest on an accelerated basis in the event the NEO’s employment terminates under certain circumstances, as described in the section of this Proxy Statement entitled “Potential Payments Upon Termination or Change of Control.”

(7) Reflects an award of annual PRSUs that have both a performance-vesting component tied to the Company’s three-year Relative Free Cash Flow Margin over the three-year period ending June 30, 2027, and a service-vesting component tied to continued service. The achievement of the performance-vesting component of the annual PRSUs (i.e., the number of shares that will be issuable to the NEO under his or her PRSU if he or she satisfies the applicable service-vesting requirements) will be determined following June 30, 2027. All of the earned shares will vest on the three-year anniversary of the grant date (or on the date that such shares are determined to have been earned, if that date is later than the three-year anniversary of the grant date), provided the NEO continues in our service through the applicable vesting date. The underlying shares may also vest on an accelerated basis in the event the NEO’s employment terminates under certain circumstances, as described in the section of this Proxy Statement entitled “Potential Payments Upon Termination or Change of Control.”

 | 2025 Proxy Statement

60  | Executive Compensation Tables

NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS TABLE

On April 14, 2025, Mr. Donzella transitioned to the role of part-time senior advisor. In connection with his transition, on November 15, 2024, the Company and Mr. Donzella entered into the Advisor Agreement which provides for his continued employment during the period commencing on April 14, 2025 and ending on August 16, 2026 (the “Advisor Period”). Pursuant to the Advisor Agreement, during the Advisor Period, Mr. Donzella is expected to provide at least 10 hours of services per week to the Company, and is eligible for the following compensation and benefits: (i) an annualized base salary of $125,000; (ii) continued vesting of Company equity or equity-based awards held by Mr. Donzella as of April 14, 2025 based on his continued employment with us; and (iii) continued eligibility to participate in our employee retirement and welfare plans, subject to the terms of such plans. Mr. Donzella is not eligible to participate in our bonus programs or to be granted new long-term equity awards during the Advisor Period.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table provides certain summary information concerning outstanding equity awards held by the NEOs as of June 30, 2025. Equity awards reflected in the table below that were granted prior to 2023 were granted under our 2004 Equity Incentive Plan (“2004 Plan”) and awards granted in 2023 and after were granted under our 2023 Plan.

		Stock Awards
Name and Principal Position	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of unearned shares, units or other rights that have not vested (#)		Equity Incentive Plan Awards: Market or payout value of unearned shares, units or other rights that have not vested ($)(1)

Richard Wallace President and Chief Executive Officer	8/5/2021	4,324	(2)	3,873,180
	8/5/2021	19,459.5	(3)	17,430,653
	8/4/2022	8,048	(2)	7,208,916
	8/4/2022				31,452	(4)	28,172,814
	8/4/2022				36,219	(5)	32,442,807
	8/3/2023	11,763	(2)	10,536,590
	8/3/2023				35,287	(6)	31,607,977
	8/1/2024	10,658	(2)	9,546,797
	8/1/2024				31,974.032	(7)	28,640,419

Bren Higgins Executive Vice President & Chief Financial Officer	8/5/2021	1,521	(2)	1,362,421
	8/5/2021	4,564.5	(3)	4,088,605
	8/4/2022	2,980	(2)	2,669,305
	8/4/2022				20,968	(4)	18,781,428
	8/4/2022				8,943	(5)	8,010,603
	8/3/2023	4,371	(2)	3,915,280
	8/3/2023				8,742	(6)	7,830,559
	8/1/2024	3,633.412	(2)	3,254,592
	8/1/2024				7,266.826	(7)	6,509,187

Ahmad Khan President, Semiconductor Products & Customers	8/5/2021	1,681	(2)	1,505,739
	8/5/2021	5,044.5	(3)	4,518,560
	8/4/2022	3,130	(2)	2,803,666
	8/4/2022				20,968	(4)	18,781,428
	8/4/2022				9,390	(5)	4,518,560
	8/3/2023	4,371	(2)	3,915,280
	8/3/2023				8,742	(6)	7,830,559
	8/1/2024	3,633.412	(2)	3,254,592
	8/1/2024				7,266.826	(7)	6,509,187

 | 2025 Proxy Statement

		Stock Awards
Name and Principal Position	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of unearned shares, units or other rights that have not vested (#)		Equity Incentive Plan Awards: Market or payout value of unearned shares, units or other rights that have not vested ($)(1)

Oreste Donzella Former Executive Vice President & Chief Strategy Officer	8/5/2021	600	(2)	537,444
	8/5/2021	1,801.5	(3)	1,613,676
	8/4/2022	1,266	(2)	1,134,007
	8/4/2022				8,385	(4)	7,510,780
	8/4/2022				3,801	(5)	3,404,708
	8/3/2023	1,350	(2)	1,209,249
	8/3/2023				2,703	(6)	2,421,185
	8/1/2024	605.568	(2)	542,431
	8/1/2024				1,211.138	(7)	1,084,865

Brian Lorig Executive Vice President, KLA Global Services	8/5/2021	640	(2)	573,274
	8/5/2021	1,921.5	(3)	1,721,164
	8/4/2022	1,490	(2)	1,334,653
	8/4/2022				8,385	(4)	7,510,780
	8/4/2022				4,471	(5)	4,004,854
	8/3/2023	1,986	(2)	1,778,940
	8/3/2023				3,973	(6)	3,558,775
	8/1/2024	2,422.275	(2)	2,169,729

	8/1/2024				4,844.550	(7)	4,339,457

Mary Beth Wilkinson Executive Vice President, Chief Legal Officer & Corporate Secretary	8/5/2021	1,440	(2)	1,289,866
	8/5/2021	1,921.5	(3)	1,721,164
	8/4/2022	1,192	(2)	1,067,722
	8/4/2022				8,385	(4)	7,510,780
	8/4/2022				3,577	(5)	3,204,062
	8/3/2023	1,271	(2)	1,138,486
	8/3/2023				2,544	(6)	2,278,763
	8/1/2024	1,271.694	(2)	1,139,107
	8/1/2024				2,543.390	(7)	2,278,216

(1) Calculated based on the $895.74 closing price per share of our Common Stock on June 30, 2025.

(2) Reflects RSU awards that vest as to 25% of the underlying shares annually on each of the first four anniversaries of the date of grant, provided the NEO continues in our employ through the applicable vesting date. The underlying shares may vest on an accelerated basis in the event the NEO’s employment terminates under certain circumstances as described in the section of the Proxy Statement entitled “Potential Payments Upon Termination of Change of Control.”

(3) Represents awards for PRSUs granted in August 2021, for which the performance determination was made in August 2024. 50% of the PRSUs vested in August 2024 and 50% vested in August 2025.

(4) Represents the maximum number of shares of our Common Stock that could be earned under PRSUs that were granted to the applicable NEO in August 2022. The achievement of the performance-vesting component of these PRSUs will be determined following the completion of fiscal year 2025 based on the Company’s three-year Relative Free Cash Flow Margin over fiscal years 2023, 2024 and 2025 relative to our industry peer group. Fifty percent (50%) of the earned shares will vest on the three-year anniversary of the grant date, and the remaining fifty percent (50%) will vest on the four-year anniversary of the grant date, provided the NEO continues in our employ through the applicable vesting date. The underlying shares may also vest on an accelerated basis in the event the NEO’s employment terminates under certain circumstances, as described in the section of this Proxy Statement entitled “Potential Payments Upon Termination or Change of Control.”

(5) Represents the maximum number of shares of our Common Stock that could be earned under EPS Awards that were granted to the applicable NEO in August 2022. The achievement of the performance-vesting component of these EPS Awards will be determined following the completion of fiscal years 2025 and 2026 based on the Company’s non-GAAP EPS achieved during the applicable performance period. The underlying shares may vest on an accelerated basis in the event the NEO’s employment terminates under certain circumstances as described in the section of the Proxy Statement entitled “Potential Payments Upon Termination of Change of Control.”

 | 2025 Proxy Statement

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(6) Represents the maximum number of shares of our Common Stock that could be earned under annual PRSUs that were granted to the applicable NEO in August 2023. The achievement of the performance-vesting component of these PRSUs will be determined following the completion of fiscal year 2026 based on the Company’s three-year Relative Free Cash Flow Margin over fiscal years 2024, 2025 and 2026 relative to our industry peer group. Fifty percent (50%) of the earned shares will vest on the three-year anniversary of the grant date, and the remaining fifty percent (50%) will vest on the four-year anniversary of the grant date, provided the NEO continues in our employ through the applicable vesting date. The underlying shares may also vest on an accelerated basis in the event the NEO’s employment terminates under certain circumstances, as described in the section of this Proxy Statement entitled “Potential Payments Upon Termination or Change of Control.”

(7) Represents the maximum number of shares of our Common Stock that could be earned under annual PRSUs that were granted to the applicable NEO in August 2024. The achievement of the performance-vesting components of these PRSUs will be determined following completion of fiscal year 2027 based on the Company’s three-year Relative Free Cash Flow Margin over fiscal years 2025, 2026 and 2027 relative to our industry peer group. One hundred percent (100%) of the earned shares will vest on the three year anniversary of the grant date (or if later, the date that the Compensation and Talent Committee, or in the case of Mr. Wallace, the Outside Directors, determine that the performance conditions have been attained), provided the NEO continues in our employ through the applicable vesting date. The underlying shares may also vest on an accelerated basis in the event the NEO’s employment terminates under certain circumstances, as described in the section of this Proxy Statement entitled “Potential Payments Upon Termination or Change of Control.”

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information with respect to shares of our Common Stock subject to RSUs or PRSUs held by the NEOs that vested during the fiscal year ended June 30, 2025. No stock appreciation rights or stock options were exercised by the NEOs during the fiscal year ended June 30, 2025.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)

Richard Wallace	65,199	47,714,122

Bren Higgins	22,620	17,050,330

Ahmad Khan	24,688	18,522,142

Oreste Donzella	9,463	7,119,988

Brian Lorig	10,214	7,649,334

Mary Beth Wilkinson	6,582	5,045,598

(1) Our 2004 Plan and 2025 Plan allow us to withhold shares issuable upon a vesting event to pay for the applicable withholding tax with respect to such vesting event. The gross number of shares acquired on vesting, which is set forth in the table above, was reduced by the withheld shares, and the net remaining shares were issued to each NEO. The following reflects the net number of shares that were issued to each NEO, after giving effect to such withholding, during the fiscal year ended June 30, 2025: Mr. Wallace, 32,873 shares; Mr. Higgins, 11,405 shares; Mr. Khan, 12,448 shares; Mr. Donzella, 4,637 shares; Mr. Lorig, 5,188 shares; and Ms. Wilkinson, 4,650 shares.

(2) Based on the closing market price of the vested shares on the vesting date (or, if the vesting date occurred on a day on which the NASDAQ Stock Market was closed for trading, the closing market price of our Common Stock on the last trading day immediately prior to the vesting date). Does not include dividend equivalent rights on the vested shares.

NONQUALIFIED DEFERRED COMPENSATION

We have established the EDSP in order to provide our executive officers and other key employees with the opportunity to defer all or a portion of their cash compensation each year. Pursuant to the EDSP, each participant can elect to defer between 5% to 100% of his or her salary, commissions and bonuses for the fiscal year. The deferred amount is credited to an account maintained in his or her name on our books. The portion of the account attributable to the participant’s deferral is fully vested at all times but is not matched with any Company funds. The account is periodically adjusted to reflect earnings (or losses) based on the participant’s investment elections among a select group of investment funds utilized to track the notional investment return on the account balance. As of June 30, 2025, there were a total of 31 investment funds available for selection under the EDSP, and the participant may periodically change his or her investment elections. The participant may elect to receive his or her vested account balance upon termination of employment or at an earlier designated date. The distribution may, at the participant’s election, be made in a lump sum or in quarterly installments over a period ranging from five years to 15 years, depending on the circumstances triggering the distribution event. A participant can receive an early distribution of a portion of his or her vested account balance in the event of a financial hardship or in the event he or she agrees to forfeit a designated percentage of his or her remaining account balance. We maintain life insurance policies on EDSP participants as a funding vehicle for a portion of our obligations under the EDSP upon an early distribution of a portion of his or her vested account balance in the event of a financial hardship or in the event he or she agrees to forfeit a designated percentage of his or her remaining account balance.

 | 2025 Proxy Statement

The following table shows the deferred compensation activity for each participating NEO during the fiscal year ended June 30, 2025. Ms. Wilkinson does not participate in the EDSP.

Name	Executive Contributions in Fiscal Year 2025 ($)	Company Contributions in Fiscal Year 2025 ($)	Aggregate Earnings in Fiscal Year 2025 ($)(1)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance as of June 30, 2025 ($)
(a)	(b)	(c)	(d)	(e)	(f)

Richard Wallace	—	—	599,236	—	3,960,434

Bren Higgins	423,750	—	232,135	—	2,006,720

Ahmad Khan	1,376,581	—	241,269	—	2,616,192

Oreste Donzella	433,473	—	487,077	—	4,194,215

Brian Lorig	—	—	255,716	—	2,470,321

(1) The reported amount corresponds to a composite of the actual market earnings on a group of investment funds selected by the applicable executive officer for purposes of tracking the notional investment return on the officer’s account balance for fiscal year 2025. No portion of the reported amount was “above market” or “preferential.” Accordingly, amounts reported in this column (d) for each NEO are not reported in the Summary Compensation Table.

(2) The 30 investment funds named below were available for selection under the EDSP for first six months of fiscal year 2025. The rate of return for each such fund for the first six months of fiscal year 2025 was as follows:

Name of Fund	% Rate of Return for the first six months of Fiscal Year 2025

Allspring Gov Money Market Institutional	2.41

American Funds IS Growth 2	13.47

DFA VA US Targeted Value	7.53

DWS Small Cap Index VIP A	8.26

MFS VIT Global Equity Initial	2.84

MFS VIT III Mid Cap Value Initial	9.00

PIMCO VIT Total Return Institutional	2.26

T. Rowe Price Mid Cap Growth	5.66

Vanguard VIF Balanced	6.14

Vanguard VIF Equity Income	7.62

Vanguard VIF Equity Index	7.94

Vanguard VIF High Yield Bond	4.22

Vanguard VIF International	1.51

Vanguard VIF REIT Index	8.11

Vanguard VIF Small Company Growth	8.33

Vanguard VIF Total Bond Market Index	1.97

Vanguard VIF Total Stock Market Index	-0.25

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Fund Name	% Rate of Return for the first six months of Fiscal Year 2025

Fidelity VIP Freedom® Income Initial	2.72%

Fidelity VIP Freedom 2010 PortfolioSM – Initial Class	1.99%

Fidelity VIP Freedom® 2015 Initial	-1.48%

Fidelity VIP Freedom® 2020 Initial	-1.72%

Fidelity VIP Freedom® 2025 Initial	-3.96%

Fidelity VIP Freedom® 2030 Initial	0.54%

Fidelity VIP Freedom® 2035 Initial	0.95%

Fidelity VIP Freedom® 2040 Initial	0.63%

Fidelity VIP Freedom® 2045 Initial	-0.60%

Fidelity VIP Freedom 2050 PortfolioSM – Initial Class	2.67%

Fidelity VIP Freedom 2055 PortfolioSM – Initial Class	2.61%

Fidelity VIP Freedom 2060 PortfolioSM – Initial Class	2.69%

Fidelity VIP Freedom 2065 PortfolioSM – Initial Class	2.68%

(3) The 31 investment funds named below were available for selection under the EDSP for the second six months of fiscal year 2025. The rate of return for each such fund for the second six months of fiscal year 2025 was as follows:

Name of Fund	% Rate of Return for the second six months of Fiscal Year 2025

Allspring Government Money Market Fund – Class Institutional	2.10

American Funds the Growth Fund of America® Class R6	10.56

DFA U.S. Targeted Value Portfolio Institutional Class	-2.04

Fidelity Freedom® 2010 Fund Class K6	6.42

Fidelity Freedom® 2015 Fund Class K6	7.23

Fidelity Freedom® 2020 Fund Class K6	8.00

Fidelity Freedom® 2025 Fund Class K6	8.68

Fidelity Freedom® 2030 Fund Class K6	9.16

Fidelity Freedom® 2035 Fund Class K6	9.84

Fidelity Freedom® 2040 Fund Class K6	11.01

Fidelity Freedom® 2045 Fund Class K6	11.61

Fidelity Freedom® 2050 Fund Class K6	11.60

Fidelity Freedom® 2055 Fund Class K6	11.61

Fidelity Freedom® 2060 Fund Class K6	11.66

Fidelity Freedom® 2065 Fund Class K6	11.60

Fidelity Freedom® 2070 Fund Class K6	11.34

Fidelity Freedom® Income Fund Class K6	5.90

Fidelity® Small Cap Index Fund	-1.73

MFS Global Equity Fund Class R6	8.44

MFS Mid Cap Value Fund Class R6	0.66

PIMCO Total Return Fund Institutional Class	4.70

T. Rowe Price Mid-Cap Growth Fund I Class	1.14

Vanguard 500 Index Fund Admiral Shares	6.18

Vanguard Equity-Income Fund Admiral Shares	7.10

Vanguard Explorer Fund Admiral Shares	-1.25

Vanguard High-Yield Corporate Fund Admiral Shares	5.12

Vanguard International Growth Fund Admiral Shares	16.10

Vanguard Real Estate Index Fund Admiral Shares	1.94

Vanguard Total Bond Market Index Fund Admiral Shares	4.10

Vanguard Total International Stock Index Fund Admiral Shares	18.26

Vanguard WellingtonTM Fund AdmiralTM Shares	6.79

 | 2025 Proxy Statement

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

In January 2006, our Board adopted the Original Severance Plan, which was amended and restated on October 20, 2016. In November 2010, our Compensation and Talent Committee adopted the 2010 Severance Plan. The 2010 Severance Plan exists in parallel with the Original Severance Plan, which remains in full force and effect for existing participants under that plan until terminated or modified in accordance with its terms. No participant under the 2010 Severance Plan is eligible to simultaneously participate under the Original Severance Plan, and no participant under the Original Severance Plan is eligible to simultaneously participate under the 2010 Severance Plan.

The Original Severance Plan and the 2010 Severance Plan each provide certain compensation and benefits if a participant’s employment with us terminates under certain defined circumstances. In exchange for receiving benefits under either plan, the participant must agree to a release of claims in favor of the Company and certain non-solicitation restrictions for the period of time co-terminous with the period for which he or she will receive continued compensation and benefits under the applicable Severance Plan. All of our NEOs participated in either the Original Severance Plan or the 2010 Severance Plan during fiscal year 2025, as described in more detail below.

Original Severance Plan

Mr. Wallace participated during fiscal year 2025 and currently participates in the Original Severance Plan.

Under the terms of the Original Severance Plan, if Mr. Wallace is terminated other than for cause, or voluntarily resigns for good reason, prior to or more than two years after a change of control of our Company, then he will receive (i) an amount equal to two years of his base salary, payable in a lump sum, (ii) a pro-rated annual incentive payment for the fiscal year of his termination or resignation (calculated based on his annual incentive bonus for the then-most recently completed calendar year and the proportion of the then-current fiscal year served through the date of termination or resignation), (iii) pro-rated vesting of all of his outstanding equity awards through the date of his termination or resignation (rounded up to the next whole month and disregarding any “cliff-vesting” provisions applicable to the award), and (iv) the extension of the post-termination exercise period of each stock option or stock appreciation right granted after January 1, 2006, so that the option or right will remain exercisable for 12 months following the date of termination or resignation, but in no event beyond the original term of the award. The calculation in clause (iii) of this paragraph with respect to any performance-based equity awards for which the achievement of the applicable performance criteria has not yet been determined as of the participant’s termination date will be delayed until the extent of the achievement of those criteria (and thus the maximum number of shares issuable under the applicable award) has been finally determined in accordance with the terms of the applicable award.

If Mr. Wallace is terminated other than for cause, or voluntarily resigns for good reason, within two years following a change of control of our Company, then he will receive (i) an amount equal to three years of his base salary payable in a lump sum, (ii) an amount equal to three times his average annual bonus for the preceding three completed years, payable in a lump sum, (iii) a pro-rated annual incentive payment for the fiscal year of his termination or resignation (calculated as described in clause (ii) of the preceding paragraph), (iv) 100% vesting acceleration of all of his outstanding equity awards, (v) an additional $2,000 per month for the three-year severance period payable in a lump sum, and (vi) the extension of the post-termination exercise period of each stock option or stock appreciation right granted after January 1, 2006, so that the option or right will remain exercisable for 12 months following the date of termination or resignation, but in no event beyond the original term of the award. As of June 30, 2025, the calculation in clause (iv) of this paragraph with respect to any performance-based equity awards for which the achievement of the applicable performance criteria had not yet been determined as of the participant’s termination date would have been calculated, pursuant to the terms of the applicable awards, based on a shortened performance period, which would have been deemed to have ended as of the most recent fiscal quarter end preceding the closing date of the change of control.

Mr. Wallace is also eligible for the Executive Retiree Medical Benefits in accordance with the terms described above.

All awards granted to Mr. Wallace were issued with dividend equivalent rights. These dividend equivalent rights entitle Mr. Wallace to receive credits, payable in cash or additional shares of our Common Stock, equal to the cash dividends that would have been received on the shares of our Common Stock had the shares been issued and outstanding on the dividend record date. The dividend equivalents will only be paid to Mr. Wallace upon vesting or settlement of the underlying award (including satisfaction of any performance-vesting criteria associated with any performance-based awards). Accordingly, in connection with an acceleration of vesting of certain outstanding equity awards held by Mr. Wallace, he would be entitled to receive accrued dividend equivalents attributable to his accelerated equity awards.

 | 2025 Proxy Statement

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The Original Severance Plan provides that, if a payment under the Original Severance Plan would (together with any other payments) constitute a “parachute payment” and would therefore be subject to Code Section 4999 excise tax, then such payments will be reduced to either (a) the largest portion of the payment that would result in no portion of the payment being subject to the excise tax, or (b) the largest portion, up to and including the total, of the payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes and the excise tax (all computed at the highest applicable marginal rate), results in the participant’s receipt, on an after-tax basis, of the greater amount of the payment, notwithstanding that all or some portion of the payment may be subject to the excise tax.

2010 Severance Plan

Messrs. Higgins, Khan, Donzella (until his transition to Senior Advisor in April 2025) and Lorig and Ms. Wilkinson participated during fiscal year 2025 and, other than Mr. Donzella, currently participate in the 2010 Severance Plan, pursuant to which they each have the right to receive benefits under that plan solely in connection with a termination of their employment under certain circumstances within one year following a change of control of the Company.

Under the 2010 Severance Plan, if Messrs. Higgins, Khan or Lorig or Ms. Wilkinson is terminated other than for cause, or voluntarily resigns for good reason, within one year following a change of control, then such officer will receive (i) an amount equal to 18 months of base salary payable in a lump sum, (ii) a pro-rated annual incentive payment for the fiscal year of his or her termination or resignation (calculated based on such officer’s annual incentive bonus for the then-most recently completed year and the proportion of the then-current fiscal year served through the date of termination or resignation), (iii) 100% vesting acceleration of all of his or her outstanding equity awards, and (iv) the extension of the post-termination exercise period of each stock option or stock appreciation right granted after January 1, 2006, so that the option or right will remain exercisable for 12 months following the date of termination or resignation, but in no event beyond the original term of the award. As of June 30, 2025, the calculation in clause (iii) of this paragraph with respect to any performance-based equity awards for which the achievement of the applicable performance criteria had not yet been determined as of the participant’s termination date would have been calculated, pursuant to the terms of the applicable awards, based on a shortened performance period, which would have been deemed to have ended as of the most recent fiscal quarter end preceding the closing date of the change of control.

The RSUs and PRSUs granted to Messrs. Higgins, Khan and Lorig and Ms. Wilkinson were issued with dividend equivalent rights. These dividend equivalent rights entitle the recipient to receive credits, payable in cash or additional shares of our Common Stock, equal to the cash dividends that would have been received on the shares of our Common Stock had the shares been issued and outstanding on the dividend record date. The dividend equivalents will only be paid to the recipient upon vesting or settlement of the underlying award (including satisfaction of any performance-vesting criteria associated with any performance-based awards). Accordingly, in connection with an acceleration of vesting of certain outstanding equity awards held by Messrs. Higgins, Khan or Lorig, or Ms. Wilkinson, such officer would be entitled to receive accrued dividend equivalents attributable to his or her accelerated equity awards.

The 2010 Severance Plan provides that, if a payment under the 2010 Severance Plan (together with any other payments) would constitute such a “parachute payment” and would therefore be subject to Code Section 4999 excise tax, then the payment will be reduced to either (a) the largest portion of the payment that would result in no portion of the payment being subject to the excise tax, or (b) the largest portion, up to and including the total, of the payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes and the excise tax (all computed at the highest applicable marginal rate), results in the participant’s receipt, on an after-tax basis, of the greater amount of the payment, notwithstanding that all or some portion of the payment may be subject to the excise tax.

EPS Awards

Each of our NEOs holds an award of PRSUs that vests based on performance criteria tied to our achievement of non-GAAP diluted earnings per share (“EPS”) objectives during the period from July 1, 2022 through June 30, 2026 (the “EPS Awards”). Each EPS Award is comprised of three tranches (each, a “Tranche”), with each Tranche covering approximately one-third of the total target number of PRSUs underlying the EPS Award. A number of PRSUs subject to the Tranche ranging from 0% to 250% of the target number of PRSUs subject to such Tranche are eligible to performance-vest based on our EPS for each fiscal year over the applicable two-year, three-year or four-year (as applicable) performance period applicable to such Tranche, subject to the applicable NEO’s continued service. Under the terms of the EPS Awards, if a “change of control” (as

 | 2025 Proxy Statement

defined in our 2004 Plan) occurs prior to June 30, 2026, and the applicable NEO remains in continued service until at least immediately prior to the change of control, then:

with respect to each Tranche subject to an ongoing performance period, a number of PRSUs subject to such Tranche will become earned with respect to the performance period (such earned PRSUS, the “Performance-Vested PRSUs”) based on our EPS through (and including) the last day of our fiscal quarter ending prior to the fiscal quarter in which the change of control is consummated (with each EPS goal for the applicable performance period pro-rated to reflect the portion of the performance period elapsed through the change of control), and any PRSUs that do not become Performance-Vested PRSUs will be forfeited; and

with respect to any Performance-Vested PRSUs (including any PRSUs that become Performance-Vested PRSUs in connection with the “change of control” as described above), (a) if the EPS Award (or unvested portion thereof) is assumed, converted or replaced by the surviving entity (or its parent) in the change of control, such Performance-Vested PRSUs (as so assumed, converted or replaced, the “Assumed PRSUs”) will remain outstanding following the change of control and be eligible to vest on the applicable vesting date(s), subject to the applicable NEO’s continued service through such date(s), or (b) if the EPS Award (or unvested portion thereof) is not so assumed, converted or replaced, such Performance-Vested PRSUs will vest in full immediately prior to the change of control.

If an NEO’s service terminates following a change of control and the EPS Award (or any portion thereof) was assumed, converted or replaced by the surviving entity (or its parent) in the change of control, any then-unvested Assumed PRSUs will be subject to the terms and conditions (including any applicable accelerated vesting provisions) contained in any applicable severance plan or policy in which the NEO participates as of the date of such termination.

Advisor Agreement

Under his Advisor Agreement, upon a termination of Mr. Donzella’s employment prior to August 6, 2026 by the Company for any reason other than for “cause” (as defined in the Advisor Agreement) and other than due to death or disability, then, subject to his execution and non-revocation of a general release of claims, Mr. Donzella will be eligible to receive a lump-sum cash payment, payable within 30 days after the date on which the release is executed. Such cash payment would have equaled $7,000,000 if the termination occurred prior to August 5, 2025, and will equal $3,500,000 if the termination occurs on or after August 5, 2025 but prior to August 6, 2026. Mr. Donzella is no longer an executive officer and his Advisor Agreement terminates in August 2026.

 | 2025 Proxy Statement

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Table Reflecting Potential Termination and Change of Control Payments

The following table shows the estimated amounts that would have been payable to each of the NEOs upon the occurrence of each of the indicated events, had the applicable event occurred on June 30, 2025. For such officers, the amount attributable to the accelerated vesting of PRSUs and RSUs is based upon the closing fair market value of our Common Stock on the last trading day of fiscal year 2025 ($895.74 per share). The actual compensation and benefits the officer would receive at any subsequent date would likely vary from the amounts set forth below as a result of certain factors, such as a change in the price of our Common Stock and any additional benefits the officer may have accrued as of that time under applicable benefit or compensation plans. Because Mr. Donzella was no longer participating in the 2010 Severance Plan as of June 30, 2025, he is excluded from the tables below. The amounts that would have been payable to each of our NEOs upon the occurrence of the indicated event had the applicable event occurred on June 30, 2025, are as follows:

Original Severance Plan

Name	Event	Salary/Bonus Continuation and Severance Payments ($)	Pro-rated Bonus ($)	Accelerated Vesting of Stock Awards ($)(1)		Payment of Dividend Equivalents ($)(2)	Total ($)

Richard Wallace	Termination without Cause or Resignation for Good Reason (3)	2,400,000	3,704,317	81,444,785	(4)	1,482,627	89,031,729

	Termination without Cause or Resignation for Good Reason following a Change of Control (3) (5)	11,407,086	3,704,317	157,853,675	(6)	2,494,268	175,459,346

2010 Severance Plan

Name	Event	Salary / Bonus Continuation ($)	Pro-rated Bonus ($)	Accelerated Vesting of Stock Awards ($)(1)		Payment of Dividend Equivalents ($)(2)	Total ($)

Bren Higgins	Termination without Cause or Resignation for Good Reason following a Change of Control (3) (5)	1,125,000	1,433,077	48,684,031	(6)	795,675	52,037,783

Ahmad Khan	Termination without Cause or Resignation for Good Reason following a Change of Control (3) (5)	1,125,000	1,433,077	49,792,062	(6)	820,134	53,170,273

Brian Lorig	Termination without Cause or Resignation for Good Reason following a Change of Control (3) (5)	825,000	775,855	23,898,079	(6)	370,487	25,869,421

Mary Beth Wilkinson	Termination without Cause of Resignation for Good Reason Following a Change of Control (3) (5)	840,000	619,842	18,534,172	(6)	317,056	20,311,070

(1) As noted above, pursuant to the terms of the Original Severance Plan and the 2010 Severance Plan, the vesting acceleration of outstanding equity awards, when applied to any PRSUs for which the achievement of the applicable performance criteria has not yet been determined as of the NEO’s termination date, is to be delayed until the extent of the achievement of those criteria (and thus the maximum number of shares issuable under the applicable award) has been finally determined in accordance with the terms of the applicable award, except that, under the Original Severance Plan and the 2010 Severance Plan, in a qualifying termination following a change of control, the vesting acceleration of performance-based equity awards for which the achievement of the applicable performance criteria has not yet been determined as of the participant’s termination date is based on a shortened performance period, which would have been deemed to have ended as of the most recent fiscal quarter end preceding the closing date of the change of control.

The number of shares earnable under the fiscal year 2025 annual PRSUs is based on the Company’s achieved level of Relative Free Cash Flow Margin over the three-year period ending June 30, 2027. Under the terms of the fiscal year 2025 annual PRSUs, however, in the event of a change of control of the Company during the three-year performance period, the performance period will be shortened so that it ends as of the most recent fiscal quarter end preceding the closing date of the change in control. Using that methodology, the fiscal year 2025 annual PRSUs have been included for purpose of this table at 200% of the target number of shares underlying the awards.

The number of shares that may be earned under the EPS Awards is based on the Company’s achieved level of non-GAAP EPS during the applicable performance periods. For purposes of this table, the EPS Awards have been included at 147% of the target number of shares underlying the awards.

The number of shares that may be earned under the fiscal year 2024 annual PRSUs is based on the Company’s achieved level of Relative Free Cash Flow Margin over the three-year period ending June 30, 2026. Under the terms of the fiscal year 2024 annual PRSUs, however, in the event of a change of control of the Company during the three-year performance period, the performance period will be shortened, so that it ends as of the most recent fiscal quarter end preceding the closing date of the change of control. Using that methodology, the fiscal year 2024 annual PRSUs have been included for purposes of this table at 150% of the target number of shares underlying the awards.

 | 2025 Proxy Statement

The number of shares earnable under the fiscal year 2023 annual PRSUs is based on the Company’s achieved level of Relative Free Cash Flow Margin over the three-year period ending June 30, 2025. Under the terms of the fiscal year 2023 annual PRSUs, however, in the event of a change of control of the Company during the three-year performance period, the performance period will be shortened, so that it ends as of the most recent fiscal quarter end preceding the closing date of the change of control. Using that methodology, the fiscal year 2023 annual PRSUs have been included for purposes of this table at 150% of the target number of shares underlying the awards.

(2) The RSUs, PRSUs, and EPS Awards granted to the NEOs were issued with dividend equivalent rights. These dividend equivalent rights entitle the recipient to receive credits, payable in cash or additional shares of our Common Stock, equal to the cash dividends that would have been received on the shares of our Common Stock had the shares been issued and outstanding on the dividend record date. The dividend equivalents would only be paid to the recipient upon vesting or settlement of the underlying award (including satisfaction of any performance-vesting criteria associated with any performance-based awards). Accordingly, this table includes the aggregate dividend equivalents payable in connection with the accelerated vesting of RSUs, PRSUs, and EPS Awards that would apply in connection with the applicable NEO’s qualifying termination of employment.

(3) For purposes of the Original Severance Plan and the 2010 Severance Plan, “Cause” means (A) outside of the applicable period following a change of control (two years for the Original Severance Plan; one year for the 2010 Severance Plan), the occurrence of any of the following events: (i) the participant’s conviction of, or plea of nolo contendre to, a felony; (ii) the participant’s gross misconduct; (iii) any material act of personal dishonesty taken by the participant in connection with his or her responsibilities as an employee of the Company; or (iv) the participant’s willful and continued failure to perform the duties and responsibilities of his or her position after there has been delivered to the participant a written demand for performance from the Board which describes the basis for the Board’s belief that the participant has not substantially performed his or her duties and provides the participant with thirty (30) days to take corrective action, and (B) within the applicable period following a change of control, the occurrence of any of the following events: (i) the participant’s conviction of, or plea of nolo contendre to, a felony that the Board reasonably believes has had or will have a material detrimental effect on our reputation or business; (ii) the participant’s willful gross misconduct with regard to the Company that is materially injurious to us; (iii) any act of personal dishonesty taken by the participant in connection with his or her responsibilities as an employee of the Company with the intention or reasonable expectation that such action may result in substantial personal enrichment of the participant; or (iv) the participant’s willful and continued failure to perform the duties and responsibilities of his or her position after there has been delivered to the participant a written demand for performance from the Board which describes the basis for the Board’s belief that the participant has not substantially performed his or her duties and provides the participant with thirty (30) days to take corrective action.

For purposes of the Advisor Agreement, “Cause” means (i) the executive’s refusal to (A) substantially perform his duties with the Company (other than any such failure resulting from his disability) or (B) comply with, in any material respect, any of the Company’s policies; (ii) the Company’s determination that the executive refused in any material respect to carry out or comply with any lawful and reasonable directive of the Company; (iii) the executive’s breach of a material provision of the Advisor Agreement; (iv) the executive’s conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or crime involving moral turpitude; (v) the executive’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s (or any of its affiliate’s) premises or while performing his duties and responsibilities under the Advisor Agreement; or (vi) the executive’s commission of an act of fraud, embezzlement, misappropriation, willful misconduct, or breach of fiduciary duty against the Company or any of its affiliates.

For purposes of the Original Severance Plan and the 2010 Severance Plan, “Good Reason” means the occurrence of any of the following events without the participant’s written consent: (i) a material change in the participant’s reporting requirements such that the participant is required to report to a person whose duties, responsibilities and authority are materially less than those of the person to whom the participant was reporting immediately prior to such change; (ii) a material reduction of the participant’s duties, authority or responsibilities; (iii) a material reduction in the participant’s base salary, other than a reduction that applies to other executives generally; (iv) a material reduction in the aggregate level of the participant’s overall compensation, other than a reduction that applies to other executives generally; or (v) a material relocation of the participant’s office, with a relocation of more than fifty (50) miles from its then present location to be deemed material, unless such relocated office is closer to the participant’s then principal residence; provided however, that in no event shall Good Reason exist unless (a) the participant provides us, within ninety (90) days after the occurrence of the event or transaction, written notice specifying in detail the grounds for a purported Good Reason resignation; (b) we fail to cure the purported grounds for the Good Reason within thirty (30) days following the receipt of such notice; and (c) the participant resigns within sixty (60) days after we fail to take such timely curative action, but in no event more than one hundred eighty (180) days after the occurrence of the event or transaction identified in the notice to us as the grounds for the Good Reason resignation.

(4) The vesting schedules for the RSUs and PRSUs outstanding as of June 30, 2025, are listed in the footnotes to the table entitled “Outstanding Equity Awards at Fiscal Year End.” The amounts marked by this footnote (4) reflect the pro-rated vesting of the applicable NEO’s outstanding equity awards through the date of his or her termination or resignation, without giving effect to the “cliff-vesting” provisions applicable to the awards and considering the maximum potential payout for the performance-based awards.

(5) For purposes of the Original Severance Plan and the 2010 Severance Plan, a “Change of Control” means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becoming the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities representing 50% or more of the total voting power represented by our then outstanding voting securities; (ii) the sale or disposition by us of all or substantially all of our assets; (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in our voting securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (iv) a change in the composition of our Board, as a result of which fewer than a majority of the directors are Incumbent Directors (where “Incumbent Directors” means directors who either (A) were directors of the Company as of a specified date (February 16, 2006 for the Original Severance Plan; November 3, 2010 for the 2010 Severance Plan), or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transactions described in subsections (i), (ii) or (iii), or in connection with an actual or threatened proxy contest relating to the election of directors of the Company).

(6) The amounts marked by this footnote (6) reflect both (a) the pro-rated vesting of the applicable officer’s outstanding equity awards through the date of his or her termination or resignation, without giving effect to the “cliff-vesting” provisions applicable to the awards, and (b) the accelerated vesting of the applicable officer’s outstanding equity awards for service periods after the date of his or her termination or resignation. The following table provides the breakdown for each such reported amount:

Name	Value of Pro-Rated Vesting Through Date of Termination/ Resignation ($)	Value of Accelerated Vesting for Service Period After Date of Termination/ Resignation ($)	Total Value Reported ($)

Richard Wallace	81,444,785	76,408,890	157,853,675

Bren Higgins	24,159,467	24,524,564	48,684,031

Ahmad Khan	25,056,616	24,735,446	49,792,062

Brian Lorig	11,343,447	12,554,632	23,898,079

Mary Beth Wilkinson	9,776,524	8,757,648	18,534,172

 | 2025 Proxy Statement

|

Executive Compensation Tables

Pay Ratio Disclosure
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation
S-K,
we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Wallace, our President and Chief Executive Officer. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation
S-K.
As disclosed in the Summary Compensation Table, the fiscal year 2025 annual total compensation as determined under Item 402 of Regulation
S-K
for Mr. Wallace was $25,092,254. The fiscal year 2025 annual total compensation as determined under Item 402 of Regulation
S-K
for the median employee was $97,645. Based on the foregoing, our estimate of the ratio of Mr. Wallace’s annual total compensation to the median employee’s annual total compensation for fiscal year 2025 is 257 to 1. Given the different methodologies that various public companies will use to determine an estimate of their pay ratios, the estimated ratio reported above should not be used as a basis for comparison between companies.
To identify the median of the annual total compensation of all employees, as well as to determine the annual total compensation of the “median employee,” the methodology and the material assumptions, adjustments, and estimates that were used were as follows:
We selected June 30, 2025 as the date upon which we would identify the “median employee.” On that date, we and our subsidiaries employed approximately 15,000 employees. We identified the “median employee” based on total target compensation of each employee within our global workforce as set forth in our human resources databases, which included target salary, cash bonus, equity compensation and other long-term incentive compensation for fiscal year 2025. For employees outside the United States, we converted their compensation to U.S. dollars using prevailing exchange rates on June 30, 2025.
With respect to the annual total compensation of Mr. Wallace, we used the amount reported in the “Total” column for fiscal year 2025 in our Summary Compensation Table included in this Proxy Statement. We calculated our median employee’s total annual compensation for fiscal year 2025 in the same manner as Mr. Wallace’s total annual compensation was calculated for purposes of the Summary Compensation Table.
PAY VERSUS PERFORMANCE TABLE
The following table sets forth information concerning the compensation of our NEOs for each of the fiscal years ended June 30, 2021, 2022, 2023, 2024 and 2025 and our financial performance for such fiscal year.

Year	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid to PEO (1)(3)	Average Summary Compensation Table for Non- PEO Named Executive Officers (2)	Average Compensation Actually Paid to Non-PEO Named Executive Officers (2)(3)	Value of Initial Fixed $100 Investment Based On:		Net Income ($ in thousands)	Free Cash Flow Margin (6)
					Total Shareholder Return (4)	Peer Group Total Shareholder Return (5)

2025	$25,092,254	$34,769,252	$6,016,889	$(383,111)	$489.42	$277.82	$4,061,643	30.8%

2024	$22,832,965	$90,772,465	$6,589,057	$13,543,792	$447.99	$274.10	$2,761,896	30.9%

2023	$26,644,359	$66,578,359	$8,534,115	$22,630,489	$264.61	$183.98	$3,387,351	31.7%

2022	$20,568,625	$30,398,207	$5,380,793	$7,397,584	$173.68	$128.04	$3,322,060	32.6%

2021	$13,710,388	$60,709,229	$4,396,808	$15,328,288	$174.17	$167.56	$2,077,353	28.2%
(1) Amounts reported are for Richard Wallace, who served as our Chief Executive Officer during each of the applicable fiscal years.
(2) Our
non-PEO
named executive officers (our
“Non-PEO
Named Executive Officers”) were (a) Bren Higgins, Ahmad Khan, Oreste Donzella, Brian Lorig and Mary Beth Wilkinson, for fiscal year 2025, (b) Bren Higgins, Ahmad Khan, Oreste Donzella and Brian Lorig, for fiscal year 2024, (c) Bren Higgins, Ahmad Khan, Oreste Donzella and Brian Lorig, for fiscal year 2023, (d) Bren Higgins, Ahmad Khan, Oreste Donzella and Mary Beth Wilkinson, for fiscal year 2022, and (e) Bren Higgins, Ahmad Khan, Brian Lorig and Mary Beth Wilkinson, for fiscal year 2021.

 | 2025 Proxy Statement

(3) Amounts in these columns show the “Compensation Actually Paid,” as calculated in accordance with the specific methodology prescribed by the SEC. The table below provides the adjustments to the Summary Compensation Table total compensation to arrive at the Compensation Actually Paid to our CEO and the average Compensation Actually Paid to our
Non-PEO
Named Executive Officers for each of the required fiscal years.

	2025		2024		2023		2022		2021
Adjustments to Reported Summary Compensation Table Total for CEO and Non-PEO Named Executive Officers	PEO	Non-PEO Named Executive Officers (Average)	PEO	Non-PEO Named Executive Officers (Average)	PEO	Non-PEO Named Executive Officers (Average)	PEO	Non-PEO Named Executive Officers (Average)	PEO	Non-PEO Named Executive Officers (Average)

Summary Compensation Table total amount for applicable fiscal year	$25,092,254	$6,016,889	$22,832,965	$6,589,057	$26,644,359	$ 8,534,115	$20,568,625	$5,380,793	$13,710,388	$ 4,396,808

Subtract the amounts reported under the Stock Awards column in the Summary Compensation Table for the applicable fiscal year	$20,147,371	$3,498,316	$19,695,857	$ 4,045,389	$23,492,301	$ 7,023,747	$15,296,189	$3,427,362	$ 9,338,877	$ 2,947,277

Add year-end fair value of equity awards granted during the applicable fiscal year that remain unvested as of applicable fiscal year end determined as of applicable fiscal year end	$38,187,226	$6,216,273	$41,638,580	$ 8,233,631	$34,527,604	$ 9,647,715	$17,938,199	$3,545,418	$17,727,271	$ 5,409,000

Add (subtract) year over year change in fair value of equity awards granted in prior years that remain outstanding and unvested as of applicable fiscal year end	$2,660,611	$(3,554,393)	$33,678,469	$ (1,717,033)	$24,635,303	$ 8,777,513	($18,828,402)	($4,115,578)	$41,160,831	$ 7,885,372

Add (subtract) year over year change in fair value of equity awards granted in prior years that vested in the applicable fiscal year	$(11,023,468)	$(5,563,563)	$12,318,309	$ 4,483,525	$ 4,263,394	$ 2,694,893	$26,015,974	$6,014,313	($ 2,550,384)	$ 584,385

Total Adjustments	$9,676,998	$(6,400,000)	67,939,500	$ 6,954,735	$39,934,000	$14,096,374	$ 9,829,582	$2,016,791	$46,998,841	$10,931,480

Compensation Actually Paid	$34,769,252	$(383,111)	$90,772,465	$13,543,792	$66,578,359	$22,630,489	$30,398,207	$7,397,584	$60,709,229	$15,328,288
For purposes of the foregoing adjustments, the fair value or change in fair value (as applicable) of equity awards was determined as follows: (i) for RSUs, the closing price of our Common Stock on the applicable fiscal year-end
date, or, in the case of vesting dates, the closing price of our Common Stock on the applicable vesting date, in each case multiplied by the number of shares of our Common Stock underlying the award; and (ii) for unvested PRSUs (including EPS Awards), the same valuation methodology as the RSUs above, except that the year-end values are multiplied by the probability of achievement of the applicable performance objectives as of the applicable date.
(4) In accordance with Item 201(e) of Regulation S-K, our total shareholder return is calculated, for each fiscal year shown in the table above, as the cumulative total shareholder return on our Common Stock from June 30, 2020 (i.e., the last trading day of our 2020 fiscal year), through and including the last day of the applicable fiscal year, assuming a fixed investment of $100.
(5) Our peer group is comprised of the component companies of the Philadelphia Semiconductor Index (the “Peer Index”). Amounts reported in this column represent the cumulative total shareholder return of the Peer Index.
(6) Free cash flow margin equals our free cash flow divided by total revenues. Free cash flow equals net cash provided by operating activities less capital expenditures. Free cash flow margin over the applicable three-year period relative to our industry peer group for that same three-year period is used in determining the level at which the performance criteria under our annual PRSUs are satisfied, between 0%-200% of the target shares granted for the periods presented.

Free Cash Flow Measures
(Dollars in millions)	For the twelve months ended
	June 30, 2021	June 30, 2022	June 30, 2023	June 30, 2024	June 30, 2025

Net cash provided by operating activities	$2,185.0	$3,312.7	$3,669.8	$3,308.6	$4,081.9

Less Capital expenditures	$ (231.6)	$ (307.3)	$ (341.6)	$ (277.4)	$ (335.3)

Free cash flow	$1,953.4	$3,005.4	$3,328.2	$3,031.2	$3,746.6

Free cash flow	$1,953.4	$3,005.4	$3,328.2	$3,031.2	$3,746.6

Total revenues	$6,918.7	$9,211.9	$10,496.1	$9,812.2	$12,156.2

Free cash flow margin	28.2%	32.6%	31.7%	30.9%	30.8%

 | 2025 Proxy Statement

|

Executive Compensation Tables

Narrative Disclosure to Pay Versus Performance Table
Relationship Between Compensation Actually Paid and Total Shareholder Return, Net Income and Free Cash Flow Margin
The following charts graphically depict the relationship between compensation actually paid to our PEO and the average of the compensation actually paid to our non-PEO NEOs and each of our cumulative total shareholder return, Peer Index total shareholder return, our net income and free cash flow margin.

Compensation Actually Paid vs. Total Shareholder Return
Compensation Actually Paid
$100,000,000
$80,000,000
$60,000,000
$40,000,000
$20,000,000
$-
$(20,000,000)
Total Shareholder Return
$600.00
$500.00
$400.00
$300.00
$200.00
$100.00
$-
2021
2022
2023
2024
2025
Fiscal Years
Compensation Actually Paid to CEO
Average Compensation Actually Paid to Non-CEO Named Executive Officers
Total Shareholder Return
Peer Group Total Shareholder Return

Compensation Actually Paid vs. Net Income
Compensation Actually Paid
$100,000,000
$80,000,000
$60,000,000
$40,000,000
$20,000,000
$-
$(20,000,000)
$4,500,000
$4,000,000
$3,500,000
$3,000,000
$2,500,000
$2,000,000
$1,500,000
$1,000,000
$500,000
$-
Net Income (in thousands)
2021
2022
2023
2024
2025
Fiscal Years
Compensation Actually Paid to CEO
Average Compensation Actually Paid to Non-CEO Named Executive Officers
Net Income

Compensation Actually Paid vs. Free Cash Flow Margin
Compensation Actually Paid
$100,000,000
$80,000,000
$60,000,000
$40,000,000
$20,000,000
$-
$(20,000,000)
Free Cash Flow Margin
33.0%
32.0%
31.0%
30.0%
29.0%
28.0%
27.0%
26.0%
2021
2022
2023
2024
2025
Fiscal Years
Compensation Actually Paid to CEO
Average Compensation Actually Paid to Non-CEO Named Executive Officers
Free Cash Flow Margin

Tabular List – Relevant Financial Performance Measures
For fiscal year 2025, the following financial performance measures represented the three most important financial performance measures used by us to link Company performance to the compensation actually paid to our NEOs:

Financial Performance Measures

Free cash flow margin

Non-GAAP operating margin dollars

Non-GAAP earnings per diluted share

 | 2025 Proxy Statement

Certain Relationships and

 Related Transactions

REVIEW, APPROVAL OR RATIFICATION OF RELATED PARTY TRANSACTIONS

Our Standards of Business Conduct require that all employees and directors avoid conflicts of interests, including situations in which their personal interests interfere in any way, or appear to interfere, with the interests of KLA.

In addition, our Board has adopted a written policy and procedures for the review, approval or ratification of related party transactions. Under this policy, the Audit Committee reviews transactions, arrangements or relationships in which the Company (including any of its subsidiaries) is a participant, the amount involved exceeds $100,000 in any fiscal year, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members) has a direct or indirect material interest (other than solely as a result of being a director or beneficial owner of less than a specified percentage of shares of the other entity (5% for publicly traded entities and 10% for other entities)). As part of that review, the Audit Committee may consider such factors as it determines to be appropriate under the circumstances, which factors may include the position of the related party with the Company, the related party’s interest in the transaction, the materiality of the transaction, the business purpose for and reasonableness of the transaction, and comparable market terms for similar transactions that do not involve related parties.

Following that review, if the Audit Committee concludes that the terms of the related party transaction are acceptable and appropriate, the Audit Committee either approves or ratifies (as applicable) the transaction. No member of the Audit Committee participates in the review of a transaction for which he or she is the related party. The related party transaction policy created standing pre-approval for certain recurring related party transactions, including, among others, (i) executive officer or director compensation that has been approved by the Compensation and Talent Committee or the Board, and (ii) any contract, transaction or arrangement with any party who was not a related party at the time such contract, transaction or arrangement was entered into with the Company, and renewals or extensions thereof pursuant to contractual arrangements in effect and binding on the Company prior to the date that the party became a related party.

TRANSACTIONS WITH RELATED PERSONS

During fiscal year 2025, we purchased products and/or services in the ordinary course in arms-length commercial transactions from the companies and/or one or more of its affiliated entities listed below. In addition, during fiscal year 2025, we sold products and or services in the ordinary course in arms-length commercial transactions to the companies and/or one or more of its affiliated entities listed below. Mr. Calderoni previously served on the Board of Directors of Ansys; Ms. Hanley serves on the Board of Directors of Tenneco; Ms. Higashi serves on the Board of Directors of Rapidus Corporation; Mr. Moore serves as Executive in Residence for the Fisher College of Business at the Ohio State University; Mr. Rango serves on the Board of Directors of Keysight and previously served on the Board of Directors of Microchip Technology; Mr. Peng serves on the Board of Directors of Microchip Technology and previously served as an executive officer at Advanced Micro Devices; and Mr. Wallace serves on the Board of Directors of Marvell Technology. None of the related persons has a material interest in any of the transactions referred to above.

Purchases from	Sales to

Ansys, Inc. ($1,461,000)	Advanced Micro Devices, Inc. ($19,000)

Fisher College of Business, Ohio State University ($11,000)	Keysight Technologies, Inc. ($826,000)

Keysight Technologies, Inc. ($984,000)	Marvell Technology, Inc. ($481,000)

Microchip Technology Incorporated ($4,650,000)

Rapidus Corporation ($159,325,000)

Tenneco Inc. ($213,000)

 | 2025 Proxy Statement

74  | Equity Compensation Plan Information

Equity Compensation Plan

 Information

The following table provides information as of June 30, 2025, with respect to shares of our Common Stock that may be issued under our existing equity compensation plans:

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in Column A)
	A	B	C

Equity Compensation Plans Approved by Stockholders(2)	1,292,588	$—	11,941,005(3)(4)(5)

Equity Compensation Plans Not Approved by Stockholders	—	$—	—

Total	1,292,588	$—	11,941,005(3)(4)(5)

(1) Includes 1,292,588 shares of our Common Stock subject to RSUs that will entitle each holder to the issuance of one share of our Common Stock for each unit that vests over the holder’s period of continued service with the Company. Excludes purchase rights accruing under our 1997 Amended and Restated Employee Stock Purchase Plan (the “Purchase Plan”). Under the Purchase Plan, each eligible employee may purchase shares of Common Stock at each semi-annual purchase date (the last day of June and December each year), up to a maximum of $25,000 worth of stock (determined on the basis of the fair market value per share on the date the purchase right is granted) for each calendar year the purchase right remains outstanding. As of June 30, 2025, the date of the information set forth in the table above (and a date on which a purchase occurred under the Purchase Plan), the purchase price payable per share under the terms of the Purchase Plan was equal to eighty-five percent (85%) of the lower of (i) the closing sales price per share of our Common Stock on the first day of the six-month offering period and (ii) the closing sales price per share of our Common Stock on the purchase date (or, if the purchase date is not a trading day, on the immediately preceding trading day).

(2) Consists of our (a) 2023 Plan, (b) 2004 Plan and (c) Purchase Plan.

(3) Includes shares of our Common Stock available for future grants of awards under the 2023 Award Plan (9,574,227 shares) and the Purchase Plan (2,366,778 shares). Upon the effectiveness of the 2023 Plan, no further shares of our common stock have been or will be issued under the 2004 Plan other than upon the vesting of outstanding awards under our 2004 Plan that were granted prior to the adoption of our 2023 Plan.

(4) As of June 30, 2025, 9,574,227 shares of our Common Stock were available for future award under the 2023 Plan. Shares reserved for award under the 2023 Plan may be issued pursuant to full value awards such as restricted stock awards or RSUs that vest upon the completion of designated service periods or performance units or PRSUs that vest upon the attainment of prescribed performance milestones (and the completion of designated service periods) and upon the exercise of stock options or stock appreciation rights. Shares issued pursuant to full value awards made under the 2023 Award Plan reduce the share reserve available under the 2023 Plan by 2.0 shares for every one full value share issued.

(5) As of June 30, 2025, 2,366,778 shares of our Common Stock were reserved for issuance under the Purchase Plan. The Purchase Plan contains an annual automatic share renewal provision pursuant to which the number of shares of our Common Stock reserved for issuance under the Purchase Plan will automatically increase on the first day of each fiscal year by an amount equal to the lesser of 2,000,000 shares or the number of shares which we estimate will be required to be issued under the Purchase Plan during the forthcoming fiscal year.

 | 2025 Proxy Statement

Report of the Audit Committee

KLA’s Audit Committee is comprised of Outside Directors, each of whom meets current standards of independence and the financial experience requirements of the NASDAQ Stock Market. Mr. Kennedy has served on the Audit Committee since fiscal year 2020. Ms. Higashi rejoined the Audit Committee in August 2023. Mr. Calderoni rejoined the Audit Committee in October 2024. Mr. Samath joined the Audit Committee in April 2025. Ms. Taylor joined the Audit Committee in May 2025.

The Board has determined that each of Messrs. Calderoni, Kennedy and Samath and Ms. Taylor is an “audit committee financial expert” within the meaning of the rules and regulations promulgated by the SEC. The Board has adopted a written charter for the Audit Committee that details the responsibilities of the Audit Committee. This report relates to the activities undertaken by the Audit Committee in fulfilling such responsibilities. The charter is reviewed at least annually for changes, as appropriate, and is posted on KLA’s website at http://ir.KLA.com in the Corporate Governance section.

KLA’s management is responsible for establishing and maintaining a system of internal controls and the financial reporting process. The Audit Committee is responsible for overseeing the Company’s auditing, accounting and financial reporting processes, system of internal controls, and legal and ethical compliance. This report relates to the activities undertaken by the Audit Committee in fulfilling such responsibilities. During fiscal year 2025 and subsequent to the completion of the fiscal year, the Audit Committee reviewed, discussed and provided input to management on the Company’s audited consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2025. The Audit Committee also met routinely with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, with and without members of the Company’s management team present, to evaluate and approve the Company’s internal controls and the overall quality of the Company’s financial reporting. The Audit Committee also met with the Company’s Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer to discuss and act, as necessary, on accounting issues and risks facing the Company.

The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC.

The Audit Committee received from the independent registered public accounting firm the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. In addition, on a quarterly basis, the members of the Audit Committee discussed with the independent registered public accounting firm their independence, and the independent registered public accounting firm reaffirmed its own independence. After reviewing such information, the Audit Committee determined that the independent registered public accounting firm is independent from management and KLA. The Audit Committee also concluded that the provision of services covered by fees paid to the independent registered public accounting firm was compatible with maintaining their independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2025, filed with the SEC on August 8, 2025.

MEMBERS OF THE AUDIT COMMITTEE

Kevin Kennedy, Chair

Robert Calderoni

Emiko Higashi

Jamie Samath

Susan Taylor

 | 2025 Proxy Statement

76  | Questions and Answers

 Questions and Answers

PROXY MATERIALS

1. Why Am I Receiving Copies of These Materials?

The Board of KLA is providing these proxy materials to you in connection with KLA’s Annual Meeting of Stockholders to be held on Wednesday, November 5, 2025, at 12:00 p.m. PST (the “Annual Meeting”). As a stockholder, you are invited to attend the Annual Meeting, which will be held in the Plus Building of our Milpitas headquarters, located at One Technology Drive, Milpitas, California 95035. The purposes of the Annual Meeting are set forth in the accompanying Notice of Annual Meeting of Stockholders and this Proxy Statement.

These proxy solicitation materials, together with our Annual Report for fiscal year 2025, were first made available electronically to all stockholders entitled to vote at the Annual Meeting and mailed to those stockholders requesting hard copies on or about September 23, 2025. Our principal executive offices are located at One Technology Drive, Milpitas, California 95035, and our telephone number is (408) 875-3000.

2. How May I Obtain KLA’s Annual Report on Form 10-K?

A copy of our Annual Report on Form 10-K for fiscal year 2025 is available free of charge on the Internet from the website of the SEC at http://www.sec.gov, as well as on our website at http://ir.KLA.com.

3. Why Did I Receive a Notice in the Mail Regarding the Internet Availability of the Proxy Materials Instead of a Paper Copy of the Proxy Materials?

We are again mailing to our stockholders a notice regarding the Internet availability of the proxy materials instead of a paper copy of the proxy materials. All stockholders will have the ability to access the proxy materials over the Internet and request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the notice. In addition, the notice contains instructions on how you may request access to proxy materials in printed form by mail or electronically on an ongoing basis.

4. How Can I Access the Proxy Materials Over the Internet?

Your notice regarding the Internet availability of the proxy materials, proxy card or voting instruction card will contain instructions on how to:

   Access and view our proxy materials for the Annual Meeting on the Internet; and

   Instruct us to send our future proxy materials to you electronically by e-mail.

Our proxy materials are also available on our website at the following address: http://ir.kla.com/financial-information/annual-reports.

Your notice regarding the Internet availability of the proxy materials, proxy card or voting instruction card will contain instructions on how you may request access to proxy materials electronically on an ongoing basis. Choosing to access your future proxy materials electronically will help us conserve natural resources and reduce the costs of printing and distributing our proxy materials. If you choose to access future proxy materials electronically, you will receive an e-mail with instructions containing a link to the website where those materials are available and a link to the proxy voting website. Your election to access proxy materials by e-mail will remain in effect until you terminate it.

5. How May I Obtain a Paper Copy of the Proxy Materials?

Stockholders receiving a notice regarding the Internet availability of the proxy materials will find instructions in that notice about how to obtain a paper copy of the proxy materials free of charge. Stockholders who have previously submitted a standing request to receive paper copies of our proxy materials will receive a paper copy of the proxy materials by mail.

 | 2025 Proxy Statement

6. I Received One Copy of These Materials. May I Get Additional Copies?

Certain stockholders who share an address are being delivered only one copy of our annual report, proxy statement, or notice of Internet availability, as applicable. You may receive additional copies of our annual report, proxy statement, or notice of Internet availability without charge by sending a written request to KLA Corporation, Attention: Investor Relations, One Technology Drive, Milpitas, California 95035. Requests may also be made by calling our Investor Relations department at (408) 875-3000. We will deliver a separate copy promptly upon such written or oral request.

7. How Can Stockholders Sharing an Address Request That Only a Single Copy of the Proxy Materials Be Delivered?

Stockholders sharing an address may request delivery of a single copy of our future proxy statements, annual reports or notices regarding the Internet availability of the proxy materials, as applicable, by writing to the address provided in the answer to Question 6 above or by calling our Investor Relations department at the telephone number above.

THE ANNUAL MEETING

8. Who May Vote at the Annual Meeting?

You may vote at the Annual Meeting if our records showed that you owned shares of KLA Common Stock as of the close of business on the Record Date. At the close of business on the Record Date, we had a total of 131,684,530 shares of Common Stock issued and outstanding, which were held of record by approximately 405 stockholders. As of the Record Date, we had no shares of Preferred Stock outstanding. You are entitled to one vote for each share that you own.

The Annual Meeting will be held if a majority in voting power of the outstanding shares of Common Stock entitled to vote is represented at the Annual Meeting. If you have returned valid proxy instructions or attend the Annual Meeting in person, your shares of Common Stock will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters at the Annual Meeting.

9. What Proposals are Being Voted on at the Annual Meeting?

In addition to such other business as may properly come before the Annual Meeting or any adjournment thereof, the following three proposals are expected to be presented at the Annual Meeting:

Election of 10 candidates nominated by our Board to serve as directors for one-year terms;

Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2026; and

Non-binding, advisory approval of our named executive officer compensation.

PROXY SOLICITATION AND VOTING

10. How Can I Vote if I Own Shares Registered Directly in My Name?

Most stockholders do not own shares registered directly in their name, but rather are “beneficial holders” of shares held in a stock brokerage account or by a broker, bank or other nominee (that is, shares held “in street name”). Those stockholders should refer to Question 11 below for instructions regarding how to vote their shares.

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78  | Questions and Answers

If, however, your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, the stockholder of record. You may vote in the following ways:

By Telephone: Votes may be cast by telephone prior to 11:59 p.m. Eastern Standard Time on November 4, 2025. To vote by telephone, you will need the control number that appears on your notice regarding the Internet availability of the proxy materials or your proxy card;

By Internet: Votes may be cast through the Internet voting site prior to 11:59 p.m. Eastern Standard Time on November 4, 2025. To vote through the Internet, please follow the instructions for Internet voting contained in your notice regarding the Internet availability of the proxy materials or your proxy card;

By Mail: Stockholders who have received a paper copy of a proxy card by mail may also vote by mail, as long as the proxy card is timely delivered. To vote by mail, you must complete, sign and date your proxy card and mail it in the accompanying pre-addressed envelope, and it must be delivered prior to 11:59 p.m. Eastern Standard Time on November 4, 2025; or

In Person: Attend the Annual Meeting and vote your shares in person.

The shares represented by properly returned proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. However, if no specific instructions are given, the shares will be voted in accordance with the recommendations of our Board and as the proxy holders may determine in their discretion with respect to any other matters that properly come before the Annual Meeting.

11. How May I Vote if My Shares are Held in a Stock Brokerage Account, or by a Bank or Other Nominee?

If your shares are held in a stock brokerage account or by a broker, bank or other nominee, you are considered the beneficial owner of shares held “in street name,” and your broker, bank or other nominee is considered the stockholder of record with respect to those shares. Your broker, bank or other nominee should be forwarding these proxy materials to you. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote, and you are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a legal proxy from your broker, bank or other nominee. If a broker, bank or other nominee holds your shares, you will receive instructions from them that you must follow to have your shares voted.

12. Can I Revoke or Change My Vote?

You may revoke or change your vote at any time prior to the vote at the Annual Meeting. To revoke or change your proxy instructions if you are a stockholder of record, you must:

Advise our Corporate Secretary in writing at our principal executive offices, before the proxy holders vote your shares, that you wish to revoke your proxy instructions; or

Deliver proxy instructions dated after your earlier proxy instructions, in any of the voting methods described in the response to Question 10 above.

If you are the beneficial owner of shares held in street name, you should contact the broker, bank or other nominee that holds your shares for instructions regarding how to revoke or change your vote.

13. Who Will Bear the Cost of This Proxy Solicitation?

KLA is making this proxy solicitation, and we will pay the entire cost of this solicitation, including preparing, assembling, printing, mailing and distributing the notices and these proxy materials and soliciting votes. We have retained the services of D.F. King & Co., Inc. to aid in the solicitation of proxies from brokers, banks or other nominees and other institutional owners. We estimate that we will pay D.F. King fees of approximately $8,000 (plus reimbursement of out-of-pocket expenses) for the solicitation activities, forwarding solicitation material to beneficial and registered stockholders and processing the results. Certain of our directors, officers and regular employees, without additional compensation, may solicit proxies personally or by telephone.

 | 2025 Proxy Statement

14. Can My Broker Vote My Shares if I Do Not Instruct Him or Her How I Would Like My Shares Voted?

Yes, but only on limited types of proposals. If your shares are held in a stock brokerage account or by a broker, bank or other nominee, you are considered the “beneficial” owner of shares held “in street name,” and these proxy materials are being forwarded to you by your broker, bank or other nominee along with a voting instruction card. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares, and your broker, bank or other nominee is required to vote your shares in accordance with your instructions.

A broker, bank or other nominee is entitled to vote shares held for a beneficial owner on routine matters, such as the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, without instructions from the beneficial owner of those shares. However, brokers, banks or other nominees do not have discretion to vote your shares on Proposal One or Proposal Three, in each case in the absence of specific instructions from you (the beneficial owner). Therefore, if you do not give instructions to your broker, bank or other nominee, the broker, bank or other nominee will only be entitled to vote your shares in its discretion on Proposal Two. Broker non-votes occur when shares held in “street name” for a beneficial owner are voted on at least one proposal at a meeting but are not voted with respect to other proposals because the broker, bank or other nominee (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those shares.

15. Are Abstentions and Broker Non-Votes Counted?

Shares that are voted “FOR,” “AGAINST,” or “ABSTAIN” are treated as being present for purposes of determining the presence of a quorum, and broker non-votes also count for purposes of determining whether a quorum is present.

Proposals One through Three each require a majority of the votes cast to be approved.

For each proposal, you may vote your shares “FOR,” “AGAINST,” or “ABSTAIN.” Shares that are voted by shareholders of record without giving specific voting instructions will be voted as described in the answer to Question 10. Abstentions and broker non-votes are not considered votes cast and will have no effect on the outcome of Proposals One through Three. We do not expect any broker non-votes for Proposal Two.

Proposals Two and Three are non-binding advisory votes, for which our Board and its committees will give careful consideration to the voting results.

16. How Does the Board Recommend That I Vote?

The Board recommends that stockholders vote as follows:

“FOR” the election of each of the 10 candidates nominated by the Board to serve as directors: Robert Calderoni, Jason Conley, Tracy Embree, Jeneanne Hanley, Kevin Kennedy, Michael McMullen, Victor Peng, Jamie Samath, Susan Taylor and Richard Wallace;

“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2026; and

“FOR” the approval of our named executive officer compensation.

17. Will Any Other Business Be Transacted at the Annual Meeting?

We are not aware of any matters to be presented other than those described in this Proxy Statement. In the unlikely event that any matters not described in this Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote.

18. What Happens if the Annual Meeting is Adjourned or Postponed?

If the Annual Meeting is adjourned or postponed, the proxy holders can vote your shares on the new meeting date as well, unless you have properly revoked your proxy instructions.

19. Where Can I Find the Voting Results of the Annual Meeting?

We intend to announce preliminary voting results at the Annual Meeting and publish final results in a Current Report on Form 8-K to be filed with the SEC within four business days following the Annual Meeting.

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80  | Questions and Answers

STOCKHOLDER PROPOSALS, DIRECTOR NOMINATIONS BY STOCKHOLDERS AND RELATED BYLAW PROVISIONS

20. Can I Present Other Business to Be Transacted from the Floor at the Annual Meeting?

A stockholder may only present a matter from the floor of a meeting of stockholders for consideration at that meeting if certain procedures set forth in our bylaws are followed, including delivery of advance notice by such stockholder to us. We have not received any timely notice with respect to the Annual Meeting regarding the presentation by a stockholder of business from the floor of the meeting. Accordingly, we do not expect to acknowledge any other business presented from the floor at the Annual Meeting.

21. What is the Deadline to Propose Actions for Consideration at Next Year’s Annual Meeting of Stockholders?

You may submit proposals for consideration at future stockholder meetings. For a stockholder proposal to be considered for inclusion in our proxy statement for next year’s annual meeting of stockholders, our Corporate Secretary must receive the written proposal at our principal executive offices no later than May 26, 2026. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Corporate Secretary

KLA Corporation

One Technology Drive

Milpitas, California 95035

Fax: (408) 875-4266

For a stockholder proposal that is not intended to be included in our proxy statement under Rule 14a-8, the stockholder must provide the information required by our bylaws and give timely notice to our Corporate Secretary in accordance with our bylaws, which, in general, require that the notice be received by our Corporate Secretary:

   No earlier than the close of business on July 8, 2026; and

   No later than the close of business on August 7, 2026.

If the date of the stockholders’ meeting is moved more than 30 days before or 60 days after November 5, 2026, then notice of a stockholder proposal that is not intended to be included in our proxy statement under Rule 14a-8 must be received no earlier than the close of business 120 days prior to the meeting and no later than the close of business on the later of the following two dates:

   90 days prior to the meeting; and

   10 days after the first public announcement of the meeting date.

In addition to satisfying the requirements under our bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice to the Company that sets forth the information required by Rule 14a-19 under the Exchange Act.

22. How May I Recommend or Nominate Individuals to Serve as Directors?

You may propose director candidates for consideration by the Board’s Nominating and Governance Committee. Any such recommendations should include the nominee’s name and qualifications for Board membership and should be directed to our Corporate Secretary at the address of our principal executive offices set forth in Question 21 above.

In addition, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must deliver the information required by our bylaws and a statement by the nominee acknowledging that he or she will owe a fiduciary obligation to KLA and its stockholders.

23. What is the Deadline to Propose or Nominate Individuals to Serve as Directors?

A stockholder may send a proposed director candidate’s name and information to the Board at any time. Generally, such proposed candidates are considered at the first or second Nominating and Governance Committee meeting prior to the annual meeting of stockholders.

 | 2025 Proxy Statement

To nominate an individual for election at an annual meeting of stockholders, the stockholder must give timely notice to our Corporate Secretary in accordance with our bylaws, which, for next year’s annual meeting of stockholders, will generally require that the notice be received by our Corporate Secretary between the close of business on July 8, 2026, and the close of business on August 7, 2026, unless the annual meeting is moved by more than 30 days before or 60 days after November 5, 2026, in which case the deadline will be as described in the last paragraph of Question 21 above.

If you wish to use proxy access to submit a director nomination for inclusion in our next proxy statement:

You, or a group of up to 20 stockholders, must have continuously owned for three years at least 3% of our outstanding Common Stock;

We must receive the nomination no earlier than the close of business on April 26, 2026, and no later than the close of business on May 26, 2026. The notice must contain the information required by our bylaws;

Proxy access nominees appearing in the proxy statement generally may number up to the greater of two directors or 25% of the number of directors in office as of May 26, 2026 (rounded down to the nearest whole number). If there are a greater number submitted, our bylaws specify how the Company will select which proxy access nominees to include in the Proxy Statement; and

Stockholder(s) and nominee(s) must satisfy the additional requirements specified in our bylaws.

24. How May I Obtain a Copy of KLA’s Bylaws?

For a free copy of our bylaws, please contact our Investor Relations department at (408) 875-3000. A copy of our bylaws is also available free of charge on the Internet on our website at http://ir.KLA.com and on the SEC’s website at http://www.sec.gov.

 | 2025 Proxy Statement

82  | Information for KLA Annual Meeting of Stockholders on November 5, 2025, 12:00 p.m. PST

Information for KLA Annual

 Meeting of Stockholders on

 November 5, 2025,

 12:00 p.m. PST

KLA Milpitas Headquarters

Plus Building

One Technology Drive

Milpitas, California 95035

Directions to KLA’s Milpitas Headquarters

From Highway 237 Heading East:

Exit at McCarthy Boulevard. At the stop light, turn right onto McCarthy Boulevard. At the next intersection, turn right onto Technology Drive. KLA is on the right side.

From Highway 237 Heading West:

Exit at McCarthy Boulevard. At the stop light, turn left onto McCarthy Boulevard (this will take you back over the freeway). At the next intersection, turn right onto Technology Drive. KLA is on the right side.

 | 2025 Proxy Statement

MIX
Paper | Supporting responsible forestry
FSC® C132107
www.fsc.org

KLA Corporation
One Technology Drive
Milpitas, CA 95035
408.875.3000
kla.com

Your vote matters – here’s how to vote!
You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 11:59 p.m. Eastern Time, on Tuesday, November 4, 2025.

Online
Go to https://www.envisionreports.com/KLAC
or scan the QR code – login details are located
in the shaded bar below.

Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada.

Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/KLAC

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

⯆ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ⯆

A	Proposals	–	The Board of Directors recommends a vote FOR each of the Director Nominees (Proposal 1) and a vote FOR Proposals 2 and 3.

1.	To elect the ten candidates nominated by our Board of Directors to serve as directors for one-year terms, each until his or her successor is duly elected and qualified:

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Robert Calderoni	☐	☐	☐	02 - Jason Conley	☐	☐	☐	03 - Tracy Embree	☐	☐	☐

04 - Jeneanne Hanley	☐	☐	☐	05 - Kevin Kennedy	☐	☐	☐	06 - Michael McMullen	☐	☐	☐

07 - Victor Peng	☐	☐	☐	08 - Jamie Samath	☐	☐	☐	09 - Susan Taylor	☐	☐	☐

10 - Richard Wallace	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2026.	☐	☐	☐	3. To approve on a non-binding, advisory basis our named executive officer compensation.	☐	☐	☐

4. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.				In their discretion, the proxy holders are authorized to vote on all such matters as may properly come before the meeting or at any adjournment thereof.

B	Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

1 U P X
046IUF

2025 Annual Meeting Admission Ticket

2025 Annual Meeting of Stockholders of KLA Corporation

Wednesday, November 5, 2025 at 12:00 p.m. Pacific Standard Time

KLA Corporation

KLA Milpitas Headquarters, Plus Building, One Technology Drive, Milpitas, CA 95035

Upon arrival, please present this admission ticket and photo identification at the registration desk.

Small steps make an impact.
Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/KLAC

⯆ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ⯆

Proxy – KLA CORPORATION	+

Notice of Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting – November 5, 2025

To the Stockholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of KLA Corporation (the “Company”), a Delaware corporation, will be held on Wednesday, November 5, 2025 at 12:00 p.m. Pacific Standard Time.

The undersigned hereby appoints Mary Beth Wilkinson and Bren Higgins, or either of them, as proxies, each with the power to appoint her or his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of Common Stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Stockholders or at any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSALS 2 AND 3.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE

C	Non-Voting Items

Change of Address – Please print new address below.

∎	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+